                                                 FILE PURSUANT TO RULE 424(b)(3)
                                                 REGISTRATION NO. 333-48625
PROSPECTUS

                           FIRSTBANCORPORATION, INC.

           (Holding Company for FirstBank, N.A. and Proposed Holding
                 Company for FirstBank of the Midlands, N.A.)

              BETWEEN 180,000 AND 220,000 SHARES OF COMMON STOCK

  FirstBancorporation, Inc. ("Company") is the holding company for FirstBank, N.A. ("Bank"), a national bank headquartered in Beaufort, South Carolina. The Company is offering for sale between 180,000 and 220,000 additional shares of its common stock, par value $0.01 per share ("Common Stock"), first to holders of Common Stock as of the close of business on May 15, 1998 residing in South Carolina, North Carolina or Georgia ("Eligible Company Stockholders" and "Record Date," respectively), and then to members of the general public who are permanent residents of South Carolina, North Carolina or Georgia with preference given to persons who are permanent residents of Beaufort, Lexington or Richland Counties of South Carolina ("Offering"). The net offering proceeds will contribute to the initial capitalization of "FirstBank of the Midlands, N.A.," a national bank in formation ("New Bank"). Subject to the receipt of final regulatory approval, the New Bank will be headquartered in Columbia, South Carolina, and will operate as a wholly-owned subsidiary of the Company. Consummation of the Offering is subject to the sale of at least 180,000 shares of Common Stock in the Offering and the receipt of final regulatory approval for the New Bank to commence business. If either or both of these events fail to occur, the Offering will be terminated and all accepted subscription funds will be returned promptly to subscribers without interest. See "THE OFFERING-- Conditions to the Offering and Release of Funds."

-------------------------------------------------------------------------------

                               OFFERING SUMMARY

  The purchase price per share was determined arbitrarily by the Company's Board of Directors. See "RISK FACTORS--Arbitrary Purchase Price."

                       PURCHASE PRICE PER SHARE: $18.00

                                     MINIMUM    MIDPOINT   MAXIMUM
                                    ---------- ---------- ----------
  Number of shares:                    180,000    200,000    220,000
  Gross offering proceeds:          $3,240,000 $3,600,000 $3,960,000
  Estimated offering expenses:      $  100,000 $  100,000 $  100,000
  Estimated net proceeds:           $3,140,000 $3,500,000 $3,860,000
  Estimated net proceeds per share: $    17.44 $    17.50 $    17.55

  The Offering will terminate at 12 Noon, Eastern time, on June 22, 1998, unless extended by the Company for additional periods not beyond August 7, 1998.

  Eligible Company Stockholders have the non-transferable right to subscribe for up to a maximum of one additional share of Common Stock for every seven shares owned as of the close of business on the Record Date. Fractional shares will not be issued. All other persons may subscribe for up to $100,000 of Common Stock (5,555 shares), but no fewer than 50 shares of Common Stock. SUBSCRIPTIONS FOR COMMON STOCK ACCEPTED BY THE COMPANY MAY NOT BE REVOKED WITHOUT THE CONSENT OF THE COMPANY. All funds received from subscribers will be held in a separately insured, noninterest-bearing deposit account at the Bank until the completion or termination of the Offering. See "RISK FACTORS-- Lack of Independent Escrow Agent." THE COMPANY HAS THE ABSOLUTE RIGHT TO REJECT ANY SUBSCRIPTION ORDER IN WHOLE OR IN PART AT ANYTIME BEFORE THE COMPLETION OF THE OFFERING, AND IF IT DOES SO IN PART THE SUBSCRIBER DOES NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF HIS OR HER SUBSCRIPTION. If there is an oversubscription for shares in the Offering, the Company, in its sole discretion, will allocate shares among subscribers and may give preference to officers, directors and employees of the Company and its affiliates. See "THE OFFERING--General."

-------------------------------------------------------------------------------

  FOR A DISCUSSION OF CERTAIN RISKS THAT EACH PROSPECTIVE INVESTOR SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENT AGENCY, AND THEY ARE NOT GUARANTEED BY THE BANK AND WILL NOT BE GUARANTEED BY THE NEW BANK.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE FEDERAL RESERVE BOARD ("FEDERAL RESERVE"), THE OFFICE OF THE COMPTROLLER OF THE CURRENCY ("OCC"), THE FDIC, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

  For additional information about the Offering, please refer to the more detailed information in this Prospectus. For assistance, please contact the Company at (843) 521-5600.

                 The date of this Prospectus is May 14, 1998.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information in this Prospectus. This summary is not complete and should be read in connection with and is qualified in its entirety by the more detailed information and the consolidated financial statements (including notes thereto) presented elsewhere in this Prospectus.
The purchase of Common Stock is subject to certain risks.  See "RISK FACTORS."

FIRSTBANCORPORATION, INC.

     The Company was incorporated on February 28, 1995 under South Carolina law and became the holding company for the Bank on November 1, 1995. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and regulated by the Federal Reserve. To date, the Company's primary asset has been its investment in all of the outstanding capital stock of the Bank and its primary business has been directing the affairs of the Bank. The Company has applied to the Federal Reserve to acquire all of the outstanding capital stock of the New Bank upon its formation. Upon the formation of the New Bank, the Company will also direct the affairs of the New Bank as a result of its ownership of all the New Bank's outstanding capital stock. At December 31, 1997, the Company's total assets were $91.7 million, total liabilities were $83.7 million and stockholders' equity was $8.0 million. The Company's main office is located at 1121 Boundary Street, Beaufort, South Carolina and its telephone number is (843) 521-5600. See "BUSINESS OF THE COMPANY."

FIRSTBANK, N.A.

     The Bank is a national bank headquartered in Beaufort, South Carolina. The Bank is the successor to The Savings Bank of Beaufort County, FSB, a federally-chartered stock savings bank that was formed in 1986 as a de novo institution
                                                          -------
and that converted to a national bank effective June 5, 1995. The Bank's main office is located at 1121 Boundary Street, Beaufort, South Carolina and its telephone number is (843) 521-5600.

     The Bank is regulated by the OCC and the FDIC. The Bank's deposits are insured by the FDIC under the Savings Association Insurance Fund ("SAIF"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System and the Federal Reserve System ("FRS").

     The Bank is a community bank whose principal business is attracting deposits from the general public and using those funds to originate loans secured by real estate, including construction loans, located in its primary market area of Beaufort County (excluding Hilton Head Island), South Carolina. To a lesser extent, the Bank also originates residential lot loans, commercial real estate loans and consumer loans. The Bank also invests in U.S. Government and agency securities. See "BUSINESS OF THE BANK." The Bank operates from its main office in Beaufort, South Carolina, a full-service branch office on Lady's Island in Beaufort, South Carolina, and a full-service branch office in Bluffton, South Carolina. The Bank faces strong competition for the origination of loans and the attraction of deposits. See "RISK FACTORS -- Competition."

FIRSTBANK OF THE MIDLANDS, N.A. (IN FORMATION)

     On February 19, 1998, the OCC granted preliminary approval for the New Bank to operate as a national bank under the name "FirstBank of the Midlands, N.A" subject to the Federal Reserve's approval of the New Bank to operate as a wholly-owned subsidiary of the Company, and the completion of the Offering. The New Bank has received approval from the FDIC to obtain deposit insurance for its deposit accounts under the Bank Insurance Fund ("BIF"). As a national bank, the New Bank will be required to be a member of the FRS.

     Generally, the New Bank intends to offer the same loan and deposit products and services as the Bank. The New Bank intends to engage in a general commercial and retail banking business directed primarily towards the needs of small to medium-sized businesses, professionals and individuals residing in Richland and Lexington Counties of South Carolina. Initially, the New Bank will operate from its main office located in downtown Columbia, South Carolina. See "PROPOSED BUSINESS OF NEW BANK."

                                      (i)

THE OFFERING

     The Company is offering for sale between 180,000 and 220,000 shares of Common Stock ("Offering Range") at a purchase price of $18.00 per share ("Purchase Price"). The Purchase Price was determined arbitrarily by the Company's Board of Directors. See "RISK FACTORS -- Arbitrary Purchase Price."

     The Company has registered or otherwise qualified the shares of Common Stock to be issued in the Offering under the securities laws of the South Carolina, North Carolina and Georgia only. Accordingly, only Eligible Company Stockholders and members of the general public residing in South Carolina, North Carolina or Georgia will be eligible to subscribe for shares of Common Stock. See "THE OFFERING -- Persons in Non-Qualified States."

     If you are an Eligible Company Stockholder, you will have the non-transferrable right to subscribe for a maximum of one share of Common Stock for every seven shares held as of the close of business on the Record Date. Fractional shares will not be issued. The remaining shares will be offered for sale to members of the general public who are permanent residents of South Carolina, North Carolina or Georgia with preference given to permanent residents of Beaufort, Lexington or Richland Counties of South Carolina ("Local Community"). If you are not an Eligible Company Stockholder, you may subscribe for up to $100,000 of Common Stock (5,555 shares), but no fewer than 50 shares of Common Stock. THE COMPANY HAS THE ABSOLUTE RIGHT TO REJECT ANY SUBSCRIPTION ORDER IN WHOLE OR IN PART AT ANYTIME BEFORE THE COMPLETION OF THE OFFERING, AND IF IT DOES SO IN PART THE SUBSCRIBER DOES NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF HIS OR HER SUBSCRIPTION.

     As of the close of business on the Record Date, there were 692,748 shares of Common Stock issued and outstanding. Assuming the successful completion of the Offering, the number of issued and outstanding shares of Common Stock would range from 872,748 to 912,748 shares depending on the final number of shares sold. Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value per share of the Common Stock. See "RISK FACTORS -- Dilution."

     Consummation of the Offering is subject to the sale of at least 180,000 shares of Common Stock in the Offering and the receipt of final regulatory approval for the New Bank to commence business. If the Company fails to sell a minimum of 180,000 shares of Common Stock in the Offering or the New Bank does not receive such final regulatory approval, the Offering will be terminated, accepted subscriptions for shares of Common Stock will be of no further force or effect and all subscription funds will be returned promptly to subscribers without interest. See "THE OFFERING -- Conditions to the Offering and Release of Funds."

PROCEDURE FOR SUBSCRIBING FOR COMMON STOCK

     The Offering will terminate at 12 Noon, Eastern time, on June 22, 1998, unless all of the shares are earlier sold or the Offering is earlier terminated or extended by the Company. The Company reserves the right to terminate the Offering at any time or to extend the termination date for additional periods not beyond August 7, 1998. All subscription forms, together with full payment for all shares subscribed for, must be physically received by the Bank by that time or else they will be null and void. Subscription forms may be hand delivered to the Bank or sent by U.S. mail or by private delivery service. If sent by U.S. mail or private delivery service, the subscriber assumes the risk of untimely delivery. SUBSCRIPTIONS FOR COMMON STOCK ACCEPTED BY THE COMPANY MAY NOT BE REVOKED WITHOUT THE CONSENT OF THE COMPANY. Payment for Common Stock may be made in cash (only if delivered in person to the Bank) or by check made payable to "FirstBancorporation, Inc." All funds received from subscribers will be held in a separately insured, non-interest bearing deposit account at the Bank until the completion or termination of the Offering. See "THE OFFERING -- How to Subscribe."

     In the event the Company rejects all, or accepts less than all, of any subscription, the Company will refund promptly without interest the amount remitted that corresponds to $18.00 multiplied by the number of shares as to which the subscription is not accepted. If the Company accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly without interest the amount remitted which corresponds to $18.00 multiplied by the number of shares as to which the subscription is canceled.

                                     (ii)

USE OF PROCEEDS

     The actual net proceeds of the Offering cannot be determined until after the completion of the Offering when the actual number of shares sold and the final offering expenses are known. However, the net proceeds are estimated to range from $3.1 million to $3.9 million based on the Offering Range and the Purchase Price ($18.00 per share). Subject to the receipt of final regulatory approval for the New Bank to commence business, the Company will contribute the net proceeds to the New Bank as part of its initial capitalization. In the event such final regulatory approval is not received, the Offering will be terminated and all subscription funds will be returned promptly to subscribers without interest as set forth under "THE OFFERING -- Conditions to the Offering and Release of Funds." The New Bank's charter application to the OCC discloses the New Bank's initial capitalization at $5.0 million. The New Bank's initial capitalization will be funded from the net proceeds of the Offering (up to $3.5 million) and a third party bank loan to be obtained by the Company (up to $2.5 million). The Company intends to retain $500,000 from a combination of the net proceeds of the Offering and the bank loan proceeds for general corporate purposes. See "USE OF PROCEEDS."

DIVIDENDS

     Neither the Company nor the Bank (including the Bank's predecessor, The Savings Bank of Beaufort County, FSB) has ever paid cash dividends, although stock dividends have been paid periodically. In order to support the operations of the Bank and the New Bank, the Company does not expect to pay cash dividends in the foreseeable future, but may continue to pay stock dividends subject to the determination of the Company's Board of Directors. See "DIVIDENDS."

MARKET FOR COMMON STOCK

     The market for the Common Stock is highly illiquid and the Offering is not expected to materially increase liquidity. The Common Stock is not traded on an established market but in privately negotiated transactions, and there are no regularly quoted bid or asked prices for the Common Stock. See "RISK FACTORS -- Absence of Market for Common Stock."

RISK FACTORS

     See "RISK FACTORS" beginning on page 1 for a discussion of certain risks related to the Offering that should be considered by all prospective investors.

                                     (iii)

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth certain information concerning the consolidated financial condition and results of operations of the Company and its subsidiary at the dates and for the periods indicated. This information is qualified in its entirety by reference to the detailed information contained in the Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus. All per share data has been adjusted for all stock dividends paid.

                                                                At December 31,
                                                 --------------------------------------------
                                                 1997      1996      1995      1994      1993
                                                 ----      ----      ----      ----      ----
                                                                (In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets.................................   $91,699   $91,733   $83,047   $77,311   $73,154
Loans receivable, net........................    80,064    78,150    72,026    68,900    65,141
Loans held-for-sale..........................       676       663       251        --        --
Investment securities held-to-maturity.......        --        --        --     2,755     2,999
Investment securities available-for-sale.....     2,182     2,485     2,630        --        --
Cash and amounts due from banks..............     4,127     4,721     4,197     3,359     2,164
Deposits.....................................    77,462    78,300    74,905    69,273    67,249
FHLB borrowings..............................     5,050     5,600     1,000     1,000        --
Amounts due to depository institutions.......       305       200       238       870       185
Stockholders' equity.........................     7,981     7,045     6,517     5,895     5,374
                                                             Year Ended December 31,
                                                   --------------------------------------------
                                                   1997      1996      1995      1994      1993
                                                   ----      ----      ----      ----      ----
                                                     (In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income..............................   $ 7,542   $ 6,920   $ 6,296   $ 5,184   $ 5,109
Interest expense.............................     3,423     3,281     3,106     2,220     2,352
                                                -------   -------   -------   -------   -------

Net interest income..........................     4,119     3,639     3,190     2,964     2,757
Provision for loan losses....................       165       162       192       179       149
                                                -------   -------   -------   -------   -------

Net interest income after
 provision for loan losses...................     3,954     3,477     2,998     2,785     2,608

Noninterest income...........................       952       737       587       512       512
Noninterest expense..........................     3,378     3,391     2,707     2,474     2,301
                                                -------   -------   -------   -------   -------

Income before provision for
 income taxes................................     1,528       823       878       823       819
Provision for income taxes...................       581       322       351       302       309
                                                -------   -------   -------   -------   -------

Net income...................................   $   947   $   501   $   527   $   521   $   510
                                                =======   =======   =======   =======   =======

Basic earnings per share.....................     $1.37     $0.73     $0.78     $0.78     $0.76
Diluted earnings per share...................      1.29      0.69      0.71      0.71      0.70

                                     (iv)

SELECTED OTHER DATA:

                                                                      At December 31,
                                                        --------------------------------------------
                                                        1997      1996      1995      1994      1993
                                                        ----      ----      ----      ----      ----

Number of:
 Real estate loans outstanding.....................    2,085     1,875     1,544     1,328     1,299
 Deposit accounts..................................    7,651     7,442     7,428     7,542     6,314
 Full service offices..............................        3         3         3         3         3

SELECTED OPERATING RATIOS:
                                                           At or For the Year Ended December 31,
                                                        --------------------------------------------
                                                        1997      1996      1995      1994      1993
                                                        ----      ----      ----      ----      ----

Performance Ratios:

Return on average assets (net income
 divided by average assets)........................     1.04%     0.57%     0.65%     0.70%     0.71%

Return on average equity (net income
 divided by average equity)........................    12.73      7.41      8.51      9.29     10.01

Interest rate spread (difference between average
 yield on interest-earning assets and average
 cost of interest-bearing liabilities).............     4.27      3.95      3.81      3.95      3.70

Net interest margin (net interest income as a
 percentage of average interest-earning assets)....     4.82      4.43      4.20      4.19      3.97

Non-interest expense to year-end assets............     3.68      3.70      3.26      3.20      3.15

Non-interest expense to average assets.............     3.70      3.86      3.34      3.31      3.16

Average interest-earning assets to
 interest-bearing liabilities......................   113.67    111.93    110.00    108.90    109.30

Asset Quality Ratios:

Allowance for loan losses to total
 loans at end of period............................     0.90      0.80      0.65      0.49      0.36

Net charge-offs to average outstanding
 loans during the period...........................     0.08        --      0.09      0.12      0.20

Ratio of nonaccrual loans to
 total assets......................................     0.47      0.44      0.16      0.35      0.17

Capital Ratios:

Average equity to average assets...................     8.16      7.71      7.64      7.49      7.08

                                      (v)

                                  RISK FACTORS

     BEFORE INVESTING IN SHARES OF THE COMMON STOCK OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS PRESENTED BELOW, IN ADDITION TO MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS. CERTAIN RISK FACTORS DISCUSSED BELOW RELATE TO THE OPERATIONS OF THE BANK. THE NEW BANK'S OPERATIONS WILL BE SUBJECT TO THE SAME RISKS.

CERTAIN LENDING RISKS

     CONSTRUCTION LENDING RISKS. The Bank is an active originator of construction loans. At December 31, 1997, the Bank had $5.9 million of construction loans, representing 7.4% of total loans, of which $2.2 million were speculative construction loans, meaning that at the time the loan was originated there was no commitment for permanent financing for the finished property.

     Construction lending involves greater credit risk than one- to- four family mortgage lending. Construction loans generally have higher loan balances than one- to- four family mortgage loans. In addition, the potential for cost overruns because of the inherent difficulties in estimating construction costs and, therefore, collateral values and the difficulties and costs associated with monitoring construction progress, among other things, are major contributing factors to this greater credit risk. Speculative construction loans have the added risk that there is not an identified buyer for the completed home when the loan is originated, with the risk that the builder will have to service the construction loan debt and finance other carrying costs of the completed property for an extended time period until a buyer is identified. Furthermore, the demand for construction loans and the ability of construction loan borrowers to service their debt depends highly on the state of the general economy, including market interest rate levels, and the state of the economy of the Bank's primary market area. A material downturn in economic conditions would be expected to have a material adverse effect on the credit quality of the construction loan portfolio, and may require management to reassess the adequacy of the Bank's allowance for loan losses and to establish additional provisions for loan losses, which would have a material adverse effect on net income. See "BUSINESS OF THE BANK --Lending Activities -- Construction Lending" and "-- Allowance for Loan Losses."

     SECOND HOME LENDING RISKS. Vacationers and tourism are major contributors to the economy of the Bank's primary market area. Accordingly, the Bank originates one- to- four family mortgage loans secured by second residences. At December 31, 1997, $3.6 million, or 7.6%, of the Bank's one- to- four family mortgage loan portfolio was secured by second residences, generally vacation homes. Lending on second residences is generally considered riskier than lending on primary residences because borrowers are more likely to default on their second residence obligations than their primary residence obligations in the event of financial hardship. See "BUSINESS OF THE BANK -- Lending Activities -- One- to- Four Family Real Estate Lending."

     RESIDENTIAL LOT LENDING RISKS. At December 31, 1997, the Bank had $2.7 million of residential lot loans, representing 3.4% of total loans. Residential lot loans are generally made to individuals to purchase a residential building lot on which to build a home.

     Residential lot lending entails significant additional risks compared to residential property lending. The repayment of such loans can be significantly affected by adverse conditions in the real estate market. Furthermore, in the event of default and the repossession of the land by the Bank, vacant land is generally less marketable than improved land with a finished home. To minimize these risks, the Bank generally limits this type of lending to its market area and to individuals with above average credit histories. See "BUSINESS OF THE BANK -- Lending Activities -- Residential Lot Lending."

     COMMERCIAL REAL ESTATE LENDING. At December 31, 1997, the Bank's commercial real estate loan portfolio amounted to $10.6 million, or 13.3% of total loans. Commercial real estate lending generally involves greater credit risk than one- to- four family mortgage lending. Because payments on loans secured by commercial properties often depend upon the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy, among other things. See "BUSINESS OF THE BANK -- Lending Activities -- Commercial Real Estate Lending."

     COMMERCIAL BUSINESS LENDING. At December 31, 1997, the Bank's commercial business loan portfolio amounted to $4.8 million, or 6.0% of total loans. Furthermore, subject to market conditions and other factors, the New Bank intends to emphasize commercial business lending activities to small and medium-sized businesses and professionals within its primary market area. Commercial business lending generally involves greater credit risk than one- to- four family mortgage lending. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation value of these assets in the event of a borrower default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use. Furthermore, commercial business loans may be unsecured in certain cases. See "BUSINESS OF THE BANK -- Lending Activities -- Commercial Business Lending."

     CONSUMER LENDING RISKS. At December 31, 1997, the Bank's consumer loan portfolio amounted to $9.5 million, or 11.9% of total loans. Consumer lending is also generally viewed to involve greater credit risk than one-to four-family mortgage lending. Collateral such as automobiles, boats and other personal property depreciate rapidly and are often an inadequate repayment source if a borrower defaults. In addition, consumer loan repayments depend on the borrower's continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness, personal bankruptcy and other financial hardship. See "BUSINESS OF THE BANK -- Lending Activities -- Consumer Lending."

     GEOGRAPHIC CONCENTRATION OF CREDIT RISK. A substantial portion of the Bank's loan portfolio is secured by real estate, either as primary or secondary collateral, located in its primary market area. Recent economic conditions have been generally favorable in the Bank's market area. However, no assurances can be given that such favorable economic conditions will continue. Accordingly, this geographic concentration of credit risk could have a material adverse effect on the Bank's financial condition and results of operations to the extent there is a material deterioration in that area's economy and real estate values. See "BUSINESS OF THE BANK -- Market Area" and "-- Lending Activities."

INTEREST RATE RISK

     Changes in interest rates can have significant effects on the Bank's profitability. The Bank's ability to make a profit, like that of most financial institutions, depends largely on its net interest income, which is the difference between the interest income received from its interest-earning assets (such as loans and investment securities) and the interest expense incurred in connection with its interest-bearing liabilities (such as deposits and borrowings). The Bank's net interest income and the market value of its assets and liabilities could be significantly affected by changes in interest rates.
In a rising interest rate environment, the Bank anticipates that its net interest income could be adversely affected as liabilities could reprice to higher market rates more quickly than assets. In addition, rising interest rates may adversely affect the Bank's earnings because they may cause a decrease in customer demand for loans. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

     Changes in interest rates also can affect the average life of loans and mortgage-backed securities. During periods of declining interest rates, loans and mortgage-backed securities prepay faster as loans are prepaid and refinanced at lower interest rates. During such periods, the Bank generally will not be able to reinvest the proceeds of any such prepayments at comparable yields. Conversely, during periods of rising interest rates, the rate of prepayments generally slows. Moreover, volatility in interest rates also can result in disintermediation, or the flow of funds away from savings institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than savings institutions.

NO PRIOR OPERATING HISTORY FOR THE NEW BANK

     The opening of the New Bank is subject to the receipt of final regulatory approvals from the OCC, the FDIC and the Federal Reserve, none of which have been received as of the date of this Prospectus. The New Bank has no prior operating history because it is a new business venture. It is highly likely that the New Bank will incur operating losses during its early years of operation, and no assurances can be given as to the ultimate success of its operations. Any losses incurred by the New Bank will have an adverse effect on the Company's consolidated results of operations.

ARBITRARY PURCHASE PRICE

     The Purchase Price ($18.00 per share) was determined arbitrarily by the Company's Board of Directors with the guidance of an independent consulting firm that assessed current market conditions, the current market value of peer group institutions and projections for future growth and earnings of the Company assuming the operations of the New Bank. Because the Purchase Price was determined arbitrarily, there can be no assurance that the Common Stock may be resold at or above that price. See "MARKET FOR COMMON STOCK" and "THE OFFERING."

LACK OF INDEPENDENT ESCROW AGENT

     All subscription funds received from subscribers in the Offering will be held in a separately insured, noninterest-bearing demand account at the Bank until the completion or termination of the Offering, rather than on account at an escrow agent independent of the Company and its affiliates. Accordingly, no assurances can be given that such funds would be available to return to subscribers in the event the Offering is terminated. See "THE OFFERING -- Conditions to the Offering and Release of Funds."

RISKS RELATED TO CHANGES IN ECONOMIC CONDITIONS

     The success of the Company and the Bank will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, reductions in the money supply and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. A decline in the South Carolina economy or in the economy of the Bank's primary market area could have an adverse effect on the Bank's business, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of the Bank's collateral. The Bank could be adversely affected by a decline in economic conditions or real estate values in its primary service area even if conditions or values elsewhere in the United States or in South Carolina remain stable or improve. See "BUSINESS OF THE BANK -- Market Area" and "-- Competition."

DILUTION

     Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value per share of the Common Stock equal to $5.41, $5.29 and $5.17 per share based on the issuance of 180,000, 200,000 and 220,000 shares of Common Stock in the Offering, respectively. See "DILUTION."

ABSENCE OF MARKET FOR COMMON STOCK

     The market for the Common Stock is highly illiquid and the Offering is not expected to materially increase liquidity. The Common Stock is not traded on an established market but in privately negotiated transactions, and there are no regularly quoted bid or asked prices for the Common Stock. AN INVESTOR SHOULD CONSIDER THE POTENTIALLY ILLIQUID AND LONG-TERM NATURE OF AN INVESTMENT IN THE COMMON STOCK BEFORE MAKING AN INVESTMENT DECISION. See "MARKET FOR COMMON STOCK."

COMPETITION

     The Bank faces intense competition both in making loans and attracting deposits. Competition for loans principally comes from commercial banks, savings associations, credit unions, mortgage banking companies and insurance companies. Historically, commercial banks, savings associations and credit unions have been the Bank's most direct competition for deposits. The Bank also competes with short-term money market funds and with other financial institutions, such as brokerage firms and insurance companies, for deposits. In competing for loans, the Bank may be forced to offer lower loan interest rates periodically. Conversely, in competing for deposits, the Bank may be forced to offer higher deposit interest rates periodically. Either case or both cases could adversely affect net interest income. See "BUSINESS OF THE BANK -- Competition."

VOTING CONTROL BY MANAGEMENT AND EMPLOYEES

     As of the close of business on the Record Date, the Bank's directors and executive officers and their associates beneficially owned 289,011 shares of Common Stock, or 37.20% of the total outstanding shares. These persons are expected to subscribe for approximately 38,512 additional shares in the Offering. Based on their expected ownership after the Offering and the exercise of stock options that these individuals have or may receive, these persons could ultimately control approximately 35.90% of the outstanding shares of the Common Stock (assuming the sale of 220,000 shares in the Offering and that the shares issued under the stock option plan are authorized but unissued shares) and could permit management to benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Articles of Incorporation and Bylaws, that may tend to promote the continuity of existing management. If these individuals were to act as a group or in concert with each other, they could have significant influence over the outcome of any stockholder vote requiring a majority vote and in the election of directors and could effectively exercise veto power in matters requiring the approval of stockholders, such as certain business combinations. Management, therefore, might have the power to authorize actions that may be viewed as contrary to the best interests of non-affiliated holders of the Common Stock and might have veto power over actions that such holders may deem to be in their best interests. See "ESTIMATED MANAGEMENT PURCHASES IN THE OFFERING," "MANAGEMENT OF THE COMPANY AND THE BANK -
- Executive Compensation" and "RESTRICTIONS ON ACQUISITION OF THE COMPANY."

ANTI-TAKEOVER PROVISIONS AND STATUTORY PROVISIONS THAT COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL

     Provisions in the Company's Articles of Incorporation and Bylaws, the corporation law of South Carolina, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that management opposes. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also make the removal of the current board of directors or management of the Company, or the appointment of new directors, more difficult. These provisions include: limitations on the acquisition of more than 10% of the Common Stock; supermajority voting requirements for certain business combinations; the election of directors to staggered terms of three years; the elimination of cumulative voting for directors; and the removal of directors without cause only upon the vote of holders of 80% of the outstanding voting shares. The Articles of Incorporation also contains provisions regarding the timing and content of stockholder proposals and nominations and limiting the calling of special meetings. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY."

PROVISIONS OF EMPLOYMENT AND SEVERANCE AGREEMENTS

     The employment and severance agreements of senior officers of the Company and the Bank provide for cash severance payments and/or the continuation of health, life and disability benefits in the event of their termination of employment following a change in control of the Company or the Bank. If a change in control had occurred at December 31, 1997, the aggregate value of the severance benefits available to these executive officers under the agreements would have been approximately $632,000. These agreements may have the effect of increasing the costs of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. For information, see "MANAGEMENT OF THE COMPANY AND THE BANK -- Executive Compensation."

RISKS OF REGULATION

    The Company and the Bank operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the OCC, the FDIC, the Federal Reserve and the SEC. Laws and regulations currently applicable to the Company and the Bank may change, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. See "REGULATION."

                                USE OF PROCEEDS

     The actual net proceeds of the Offering cannot be determined until after the completion of the Offering when the actual number of shares sold and the final offering expenses are known. However, the net proceeds are estimated to range from $3.1 million to $3.9 million based on the Offering Range and the Purchase Price. Subject to the receipt of final regulatory approval for the New Bank to commence business, the Company intends to contribute the net proceeds to the New Bank to fund its business activities. In the event such final regulatory approval is not received, the Offering will be terminated and all subscription funds will be returned promptly to subscribers as set forth under "THE OFFERING -- Conditions to the Offering and Release of Funds." The New Bank's charter application to the OCC discloses the New Bank's initial capitalization at $5.0 million. The New Bank's initial capitalization will be funded from the net proceeds of the Offering (up to $3.5 million) and a third party bank loan to be obtained by the Company (up to $2.5 million). The Company intends to retain $500,000 from a combination of the net proceeds of the Offering and the bank loan proceeds for general corporate purposes. Initially, the New Bank expects to invest such funds in short-term U.S. Government and agency securities until such funds may, subject to market conditions, be invested in loans. See "PROPOSED BUSINESS OF NEW BANK."

                            MARKET FOR COMMON STOCK

     The market for the Common Stock is highly illiquid and the Offering is not expected to materially increase liquidity. The Common Stock is not traded on an established market but in privately negotiated transactions, and there are no regularly quoted bid or asked prices for the Common Stock. As of the close of business on the Record Date, the Company had 692,748 shares of Common Stock issued and outstanding, 656 shareholders of record, and an estimated 118 shareholders holding shares in nominee or "street" name.

     The following table sets forth the high and low sales prices of the Common Stock (adjusted for all stock dividends paid) in trades known to management during fiscal years 1997 and 1996 and the quarter ended March 31, 1998. Other trades may have occurred during these periods at prices unknown to management.

                             Price Per Share
                         ----------------------
Quarter Ended            High               Low
-------------            ----               ---

March 31, 1996          $11.26            $11.26
June 30, 1996            11.82             11.82
September 30, 1996       11.82             11.82
December 31, 1996        11.82             11.82
March 31, 1997           11.82             11.82
June 30, 1997            14.00             13.00
September 30, 1997          --                --
December 31, 1997        14.00             14.00
March 31, 1998           15.00             14.00

  Management of the Company is unaware of any trades subsequent to March 31, 1998.

                                   DIVIDENDS

     Neither the Company nor the Bank (including the Bank's predecessor, The Savings Bank of Beaufort County, FSB) has ever paid cash dividends, although stock dividends of 10% were paid in each of fiscal years 1993, 1994 and 1997 and stock dividends of 5% were paid in each of fiscal years 1988, 1989, 1990, 1991, 1992, 1995 and 1996. In order to support the operations of the Bank and the New Bank, the Company does not expect to pay cash dividends in the foreseeable future, but may continue to pay stock dividends subject to the determination of the Company's Board of Directors and applicable regulatory restrictions. For information regarding the regulatory restrictions applicable to the payment of dividends, see "REGULATION -- Regulation of the Bank -- Dividends."

                                 CAPITALIZATION

     The following table presents, as of December 31, 1997, the historical capitalization of the Company, and the pro forma capitalization of the Company based on the sale of the number of shares of Common Stock at the minimum, midpoint and maximum of the Offering Range and after deducting estimated Offering expenses of $100,000. A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE OFFERING WOULD MATERIALLY AFFECT PRO FORMA CONSOLIDATED CAPITALIZATION.

                                                                                   Holding Company
                                                                      Pro Forma Consolidated Capitalization
                                                                               Based Upon the Sale of
                                                                      ----------------------------------------
                                                                            180,000       200,000     220,000
                                                     Capitalization        Shares at     Shares at   Shares at
                                                     as of                  $18.00         $18.00     $18.00
                                                     December 31, 1997     Per Share     Per Share   Per Share
                                                     -----------------     ---------     ---------   ---------
                                                                               (In thousands)
Deposits(1)..................................             $77,462           $ 77,462     $ 77,462     $ 77,462
Debt associated with New Bank(2).............                  --              2,360        2,000        1,640
FHLB advances................................               5,050              5,050        5,050        5,050
                                                          -------           --------     --------     --------
Total deposits and borrowed funds............             $82,512           $ 84,872     $ 84,512     $ 84,152
                                                          =======           ========     ========     ========

Stockholders' equity:

   Preferred Stock:
     1,000,000 shares, $0.01 par value
     per share, authorized; none issued
     or outstanding..........................             $    --           $     --     $     --     $     --

   Common Stock:
     2,000,000 shares, $0.01 par value per
     share, authorized; specified number
     of shares assumed to be issued and
     outstanding.............................                   7                  9            9            9

   Additional paid-in capital................               6,249              9,387        9,747       10,107

   Retained earnings(3)......................               1,740              1,740        1,740        1,740
   Less:
     Net unrealized losses on available
      for sale securities....................                 (15)               (15)         (15)         (15)
                                                          -------           --------     --------     --------
Total stockholders' equity...................             $ 7,981           $ 11,121     $ 11,481     $ 11,841
                                                          =======           ========     ========     ========

                         (footnotes on following page)

_______________
(1) Funds withdrawn from deposit accounts at the Bank to purchase Common Stock are not reflected and will reduce pro forma deposits by the amount of the withdrawals.
(2) The Company has received a commitment from a third party bank to borrow up to $2.5 million. The loan amount will be reduced by the amount by which the net proceeds of the Offering exceed $3.0 million. The loan proceeds will be contributed to the New Bank as part of its initial capitalization. See "PROPOSED BUSINESS OF THE NEW BANK -- Initial Capitalization."
(3) Retained earnings are substantially restricted by applicable regulatory capital requirements. See "REGULATION -- Regulation of the Bank -- Dividends."

                                    DILUTION

     The net tangible book value of the Company as of December 31, 1997 was $7.8 million or $11.32 per share of Common Stock. "Net tangible book value" per share represents the Company's total tangible assets reduced by its total liabilities and divided by the number of shares of Common Stock outstanding.
The following tables set forth the immediate dilution that new investors purchasing Common Stock in the Offering would experience after giving effect to the sale of 180,000, 200,000 and 220,000 shares of Common Stock in the Offering at the Purchase Price ($18.00 per share) for estimated net proceeds as set forth in the table on the cover page of this Prospectus.

Based on the Sale of 180,000 Shares of Common Stock
---------------------------------------------------

Price per share..........................................................         $18.00
 Net tangible book value per share as of December 31, 1997...............   $11.32
 Increase attributable to new investors..................................     1.27
                                                                            ------
Pro forma net tangible book value per share as of December 31, 1997(1)...          12.59
                                                                                  ------
Dilution to new investors................................................         $ 5.41
                                                                                  ======

Based on the Sale of 200,000 Shares of Common Stock
---------------------------------------------------

Price per share..........................................................         $18.00
 Net tangible book value per share as of December 31, 1997...............   $11.32
 Increase attributable to new investors..................................     1.39
                                                                            ------
Pro forma net tangible book value per share as of December 31, 1997(2)...          12.71
                                                                                  ------
Dilution to new investors................................................         $ 5.29
                                                                                  ======

Based on the Sale of 220,000 Shares of Common Stock
---------------------------------------------------

Price per share..........................................................         $18.00
 Net tangible book value per share as of December 31, 1997...............   $11.32
 Increase attributable to new investors..................................     1.51
                                                                            ------
Pro forma net tangible book value per share as of December 31, 1997(3)...          12.83
                                                                                  ------
Dilution to new investors................................................         $ 5.17
                                                                                  ======
-------------------

(1) Based on pro forma net tangible book value of $11.0 million at December 31, 1997.
(2) Based on pro forma net tangible book value of $11.3 million at December 31, 1997.
(3) Based on pro forma net tangible book value of $11.7 million at December 31, 1997.

                               CAPITAL COMPLIANCE

     The following table presents certain capital ratios for the Company at December 31, 1997, and as adjusted as of such date to give effect to the issuance and sale of the shares of Common Stock (after giving effect to the payment of estimated offering expenses) at the Purchase Price. This information should be read in conjunction with the Consolidated Financial Statements and the related notes thereto set forth elsewhere herein.

                                                              Capital Ratios
                                               --------------------------------------------
                                                    At                          Minimum
                                               December 31,        As          Regulatory
                                                   1997        Adjusted(1)   Requirement(2)
                                               -------------   -----------   --------------

Capital Ratios:
 Tier 1 capital to risk-weighted assets.....       12.1%           17.1%             4.0%
 Total capital to risk-weighted assets(3)...       13.3            18.1              8.0
 Leverage ratio(4)..........................        8.6            12.1              5.0
---------------

(1) Based on the issuance of 220,000 shares at the maximum of the Offering Range at the Purchase Price.
(2) Based on the risk-based capital guidelines of the Federal Reserve, the Company is required to maintain a Tier 1 capital risk-weighted assets ratio of 4.00% and a total capital to risk-weighted assets ratio of 8.00%. The Bank is subject to similar capital requirements also adopted by the OCC. At December 31, 1997, the Company and the Bank each exceeded their respective regulatory requirements. See "REGULATION."
(3) Assumes application of a risk-weighting factor of 71% (the average risk-weighting factor for the Company's total assets at December 31, 1997) to the net proceeds of the Offering.
(4) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets.

     The Bank's regulatory capital will be unaffected by the Offering because the net proceeds of the Offering will be contributed to the New Bank. See "REGULATION -- Regulation of the Bank -- Capital Requirements" for a discussion of the Bank's compliance with its regulatory capital requirements at December 31, 1997. The New Bank will be initially capitalized at $5.0 million and, as such, will be considered "well capitalized" under the OCC capital regulations.

                           FIRSTBANCORPORATION, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income for the years ended December 31, 1997 and 1996 have been audited by J.W. Hunt and Company, LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. These statements should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.

                                                                   Year Ended December 31,
                                                                  -------------------------
                                                                     1997          1996
                                                                  -----------   -----------

INTEREST AND DIVIDEND INCOME:
Interest on loans..............................................   $7,281,594    $6,634,443
 Interest on securities available-for-sale.....................      104,175       119,322
 Other interest income.........................................      108,765       120,362
 Dividends-Federal Reserve Bank and Federal Home Loan Bank.....       47,555        45,931
                                                                  ----------    ----------
    Total interest and dividend income.........................    7,542,089     6,920,058
                                                                  ----------    ----------
INTEREST EXPENSE:
 Deposits......................................................    3,215,938     3,125,187
 Federal Home Loan Bank advances...............................      206,747       155,460
                                                                  ----------    ----------
    Total interest expense.....................................    3,422,685     3,280,647
                                                                  ----------    ----------
NET INTEREST INCOME............................................    4,119,404     3,639,411
PROVISION FOR LOAN LOSSES......................................      165,000       162,000
                                                                  ----------    ----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES...............................................    3,954,404     3,477,411
                                                                  ----------    ----------
NONINTEREST INCOME:
 Loan related fees.............................................      210,522       116,180
 Other service charges and fees................................      700,468       577,077
 Rental income.................................................       40,915        43,603
                                                                  ----------    ----------
    Total noninterest income...................................      951,905       736,860
                                                                  ----------    ----------
NONINTEREST EXPENSES:
 Compensation and benefits.....................................    1,735,195     1,553,094
 Occupancy.....................................................      291,413       275,314
 Insurance.....................................................       93,910       617,948
 Furniture and equipment.......................................      259,928       234,915
 Data processing...............................................      152,042       156,330
 Account analysis charges......................................      187,135       119,380
 Professional fees.............................................      107,791       115,973
 Supplies and printing.........................................      103,144        70,275
 Marketing.....................................................       87,393        61,942
 Telephone and postage.........................................      119,477       101,552
 Automobile....................................................        7,598         8,787
 Regulatory fees...............................................       36,158        34,532
 Automated teller system.......................................       43,232        13,667
 Other expenses................................................      208,878       188,084
 Loan origination costs deferred...............................      (54,982)     (160,831)
                                                                  ----------    ----------
     Total noninterest expenses................................    3,378,312     3,390,962
                                                                  ----------    ----------
INCOME BEFORE INCOME TAXES.....................................    1,527,997       823,309
PROVISION FOR INCOME TAXES:
 Federal.......................................................      515,705       276,647
 State.........................................................       64,934        45,851
                                                                  ----------    ----------
    Total......................................................      580,639       322,498
                                                                  ----------    ----------
NET INCOME.....................................................   $  947,358    $  500,811
                                                                  ==========    ==========
Basic earnings per common share:
 Weighted average shares outstanding...........................      690,285       686,042
                                                                  ==========    ==========
Net income per weighted average number of shares outstanding...   $     1.37    $     0.73
                                                                  ==========    ==========
Diluted earnings per common share:
 Weighted average shares outstanding...........................      735,507       725,813
                                                                  ==========    ==========
Net income per weighted average number of shares outstanding...   $     1.29    $     0.69
                                                                  ==========    ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the consolidated financial condition and consolidated results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto and the other sections contained in this Prospectus.

OPERATING STRATEGY

     The Company is the holding company for the Bank. Generally, the Bank is the Company's only wholly-owned subsidiary and the Company's current business has consisted primarily of directing the affairs of the Bank. The Bank is a community bank whose principal business is attracting deposits from the general public and using those funds to originate loans secured by real estate, including construction loans, located in its primary market area of Beaufort County (excluding Hilton Head Island), South Carolina. To a lesser extent, the Bank also originates residential lot loans, commercial real estate loans and consumer loans. The Bank also invests in U.S. Government and agency securities. The Bank intends to continue to fund its assets primarily with retail deposits, although FHLB-Atlanta advances may be used as a supplemental source of funds. See "BUSINESS OF THE BANK."

     The Bank's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The Bank's profitability is also affected by the level of other operating income and expenses. Other operating income includes service charges and fees, gain on sale of mortgage loans and gain on sale of investments. Other operating expenses primarily include compensation and benefits, occupancy and equipment expenses, deposit insurance premiums and data processing expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and regulation and monetary and fiscal policies.

     The Bank's business strategy is to operate as a well-capitalized, profitable and independent financial institution dedicated to financing community credit needs and providing quality customer service. The Bank emphasizes the origination for retention in its portfolio of adjustable-rate loans in order to reduce its interest rate risk. Fixed-rate loans with maturities of 15 years or more are generally originated for sale in the secondary market.

ASSET AND LIABILITY MANAGEMENT

     The Bank's asset and liability management program is designed to decrease the Bank's vulnerability to material changes in interest rates or "interest rate risk." The principal determinant of the exposure of the Bank's earnings to interest rate risk is the timing difference between the repricing or maturity of the Bank's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities or repricings of the Bank's assets and liabilities were perfectly matched, and if the interest rate borne by its assets and liabilities were equally flexible and moved concurrently (neither of which is the case) the impact on net interest income of any material changes in interest rates would be minimal. When a larger balance of interest-bearing liabilities than interest-earning assets reprice in any given period (i.e., a
                                                                      ----
negative gap position), net interest income would likely decrease given an increase in market interest rates. Conversely, should market interest rates decrease, a negative gap position would likely result in an increase in net interest income. The larger the negative gap position, the larger magnitude of the likely change in net interest income. Limiting factors with respect to this general analysis include the fact that loans may be prepaid and deposits such as NOW accounts and regular savings accounts are typically less sensitive to changes in market interest rates.

     The Bank's asset and liability policies are directed toward the objectives of maintaining the interest rate sensitivity of the Bank's assets and matching the maturities of the Bank's interest-earning assets and interest-bearing liabilities to the extent practical. The Bank's asset and liability policy establishes target limits for interest sensitivity mismatches between interest-earning assets and interest-bearing liabilities. These targets are established on mismatches after contractual maturities (as presented in the following table) have been adjusted for less interest rate sensitive deposit accounts. The Bank's current policy limits this adjusted cumulative one-year mismatch to 5% of total interest-earning assets. Based solely on contractual maturities and repricings of interest-earning assets and interest-bearing liabilities, at December 31, 1997, the Bank's total interest-bearing liabilities due within one year exceeded interest-earning assets due within one year by approximately $17.1 million, resulting in a cumulative one-year negative gap to total earning assets ratio of 18.65%. In order to determine compliance with the target range, management typically adjusts this one-year gap figure by 75% of NOW and regular savings accounts. At December 31, 1997, this adjustment reduced the cumulative one-year negative gap position to $700,000 or 0.8% of total interest-earning assets. This analysis indicates that, within one year, net interest income may decline slightly as a result of increases of market interest rates and, conversely, increase slightly should market interest rates decline. At December 31, 1997, the Bank's gap position was within the targeted range. Should the Bank's interest sensitivity gap position exceed the established target range, management is required to adjust the mix of interest-earning assets, interest-bearing liabilities, or both, to bring the Bank's interest sensitivity gap position to within the established target range. Management updates the Bank's interest sensitivity gap position and reports its findings to the Bank's Board of Directors at least quarterly. The Bank is constantly monitoring and attempting to control or improve its short-term gap position through periodic review of asset and liability repricing and through its internal analysis of the effects of changing rate environments on its net interest income.

     A significant part of the Bank's program of asset and liability management has been to emphasize the origination of adjustable rate and/or short-term loans, which includes adjustable rate residential mortgage ("ARM") loans and short-term construction loans. At December 31, 1997, residential real estate mortgage loans that provided for repayment or interest-rate adjustment within three years totaled approximately $38.9 million, and represented approximately 48.1% of total loans receivable. The Bank sells in the secondary market almost all of the 15 to 30 year fixed-rate mortgage loans it originates. Generally, a commitment to sell such loans, subject to approval, is in place at the time of origination of these loans. The Bank generally holds such loans in its portfolio only for the length of time it takes to receive funding from the purchaser of the loan. In fiscal 1997, the Bank originated approximately $9.2 million of ARM loans versus $13.2 million of fixed rate loans. ARM loans are generally originated for retention in the portfolio. In fiscal 1997, the Bank advanced approximately $13.5 million against approved construction loan lines, which are usually for a term of less than one year and indexed to the prime rate. When long-term rates decline, residential mortgage demand typically favors fixed-rate lending. Should a lower long-term rate environment such as this occur, the Bank would have more difficulty in maintaining the level of its current portfolio of ARM loans because of the potential for increased refinancings.

     Another strategic objective of the Bank's asset and liability management effort has been to originate short-term consumer and commercial business loans. These loans are usually originated with variable interest rates. At December 31, 1997, consumer loans totaled $9.5 million, or approximately 11.9% of total loans, and commercial business loans totaled $4.8 million, or 6.0% of total loans. Consumer and commercial loans are considered to involve greater credit risk than residential loans. See "RISK FACTORS -- Certain Lending Risks" and "BUSINESS OF THE BANK -- Lending Activities."

     The Bank's objective is to increase its retail deposit base by promoting the growth of transaction accounts and by maintaining competitive rates in order to retain and attract longer-term certificates of deposit. During fiscal 1996 the Bank started its "Privilege Plus" campaign designed to attract transaction accounts. As of December 31, 1997, the Bank's total Now, Money Market and noninterest-bearing demand deposit accounts totaled $34.6 million, or 44.7% of total deposits at that date.

     The following table presents the Bank's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at December 31, 1997 based on contractual maturities and repricing.

                                                 0-3        4-12        1-2        3-4        Over 5
                                               Months      Months      Years      Years       Years      Total
                                              --------    --------    -------    --------    -------    -------
                                                                 (Dollars in thousands)
Interest-earning assets:
 Loans(1)..................................   $ 21,248    $ 25,666    $20,660    $  6,143     $7,751    $81,468
 GNMA mortgage-backed securities...........         --       1,405         --          --         --      1,405
 Overnight and other investments...........      2,715          --         --          --        130      2,845
                                              --------    --------    -------    --------    -------    -------
   Total interest-earning assets...........     23,963      27,071     20,660       6,143      7,881     85,718

Interest-bearing liabilities:
 Regular savings...........................      5,176          --         --          --         --      5,176
 NOW and money market accounts.............     27,933          --         --          --         --     27,933
 Certificate accounts......................     11,215      19,165      7,092         206         --     37,678
 FHLB borrowings...........................      4,650          --        400          --         --      5,050
                                              --------    --------    -------    --------    -------    -------
  Total rate sensitive liabilities.........     48,974      19,165      7,492         206         --     75,837
                                              --------    --------    -------    --------    -------    -------

Excess (deficiency) of interest
 sensitive assets over interest
 sensitive liabilities.....................   $(25,011)   $  7,906    $13,168    $  5,937     $7,881    $ 9,881
                                              ========    ========    =======    ========    =======    =======

Cumulative excess (deficiency)
 of interest sensitive assets over
 interest sensitive liabilities............   $(25,011)   $(17,105)   $(3,937)   $  2,000     $9,881
                                              ========    ========    =======    ========    =======

Ratio of interest sensitive assets
 to interest sensitive liabilities.........       48.9%      141.3%     275.8%    2,982.0%       N/A

Cumulative ratio of interest-earning
  assets to interest-bearing liabilities...       48.9%       74.9%      94.8%      102.6%     113.0%
---------------

(1)  Includes loans held-for-sale.

     The following table sets forth certain information relating to the Bank's earning assets and interest-bearing liabilities which are estimated to mature or are scheduled to reprice within one year.

                                                        Year Ended December 31,
                                                       -------------------------
                                                          1997          1996
                                                       -----------   -----------
                                                            (In thousands)
Earning assets maturing or
 repricing within one year..........................     $ 51,034      $ 50,394
Interest-bearing liabilities maturing
 or repricing within one year.......................       68,139        66,161
Deficiency of earning assets over interest-
 bearing liabilities as a percent of total assets...      (18.65)%      (18.48)%
Percent of assets to liabilities maturing
 or repricing within one year.......................        74.90%        76.17%

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS/COST

     The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances for a period have been calculated using average daily balances during such period.


                                                                                      Year Ended December 31,
                                                       At          ------------------------------------------------------------
                                                   December 31,               1997                            1996
                                                       1997        ---------------------------     ----------------------------
                                                   -------------             Interest                        Interest
                                                      Yield/       Average      and      Yield/    Average      and      Yield/
                                                       Cost        Balance   Dividends    Cost     Balance   Dividends    Cost
                                                   -------------   -------   ---------   -------   -------   ---------   -------
                                                                              (Dollars in thousands)

Interest-earning assets:
 Total net loans(1).............................       8.85%       $81,221      $7,282     8.97%   $77,610      $6,634     8.55%
 FHLB overnight investments.....................       6.25          1,815         101     5.56      1,862         108     5.80
 Interest-bearing time deposits
    with other banks............................       4.68            135           7     5.19        199          11     5.53
 Other investments..............................       6.34          2,350         152     6.47      2,539         167     6.58
                                                       ----        -------      ------     ----    -------      ------     ----
    Total interest-earning assets...............       8.69         85,521       7,542     8.82     82,210       6,920     8.42
 Non-interest-earning assets....................                     5,662                           5,534
                                                                   -------                         -------
    Total assets................................                   $91,183                         $87,744
                                                                   =======                         =======

Interest-bearing liabilities:
 NOW and money market accounts..................       2.67        $27,479         818     2.98    $25,462         719     2.82%
 Other savings..................................       2.33          5,479         126     2.30      6,457         152     2.35
 Certificates of deposit........................       5.90         38,847       2,272     5.83     38,879       2,255     5.80
                                                       ----        -------      ------     ----    -------      ------     ----
   Total interest-bearing deposits..............       4.37         71,805       3,216     4.47     70,798       3,126     4.42
 FHLB advances..................................       6.54          3,429         207     6.03      2,650         155     5.85
                                                       ----        -------      ------     ----    -------      ------     ----
   Total interest-bearing liabilities...........       4.51         75,234       3,423     4.55     73,448       3,281     4.47

Non-interest-bearing liabilities:
 Non-interest-bearing deposits..................                     6,441                           6,289
 Other liabilities..............................                     2,065                           1,246
                                                                   -------                         -------
   Total liabilities............................                    83,740                          80,983
Stockholders' equity............................                     7,443                           6,761
                                                                   -------                         -------
   Total liabilities and stockholders' equity...                    91,183                          87,744

Net interest income.............................                                $4,119                          $3,639
                                                                                ======                          ======

Interest rate spread............................       4.18%                               4.27%                           3.95%
                                                       ====                                ====                            ====

Net interest margin.............................                                           4.82%                           4.43%
                                                                                           ====                            ====

Ratio of average interest-earning
 assets to average interest-
 bearing liabilities............................                                          1.14x                           1.12x
                                                                                          =====                           =====
-------------------

(1)  Does not include interest on non-accrual loans.

RATE/VOLUME ANALYSIS

     The following table sets forth the effects of changing rates and volumes on net interest income of the Bank. Information is provided with respect to (i) effects on net interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume) and
(iii) the net change (the sum of the prior columns). The changes attributable to changes in both rate and volume are allocated proportionately to the changes in rate and the changes in volume.

                                              Year Ended December 31, 1997        Year Ended December 31, 1996
                                              Compared to December 31, 1996      Compared to December 31, 1995
                                                   Increase (Decrease)                Increase (Decrease)
                                                        Due to                              Due to
                                            -------------------------------      ------------------------------
                                              Rate        Volume       Net        Rate        Volume       Net
                                              ----        ------       ---        ----        ------       ---
                                                                       (In thousands)

Interest-earning assets:
 Loans receivable(1).....................       $332         $316       $648        $107         $514      $621
 FHLB overnight investments..............         (4)          (3)        (7)        (26)          31         5
 Time deposits in other banks............         (1)          (3)        (4)         (1)          --        (1)
 Investments.............................         (3)         (12)       (15)         16          (17)       (1)
                                                ----         ----       ----        ----         ----      ----
   Total interest income.................        324          298        622          96          528       624

Interest-bearing liabilities:
 Interest-bearing NOW and MMA accounts...         40           59         99          16           61        77
 Other savings...........................         (3)         (23)       (26)        (21)         (55)      (76)
 Certificates of deposit.................         19           (2)        17         (67)         233       166
 Short-term borrowing....................          4           40         44         (12)         (18)      (30)
 Long-term borrowing.....................          2            6          8          --           38        38
                                                ----         ----       ----        ----         ----      ----

  Total interest expense.................         62           80        142         (84)         259       175
                                                ----         ----       ----        ----         ----      ----

Net interest income......................       $262         $218       $480        $180         $269      $449
                                                ====         ====       ====        ====         ====      ====
---------------

(1)  Does not include interest on non-accrual loans.

YIELDS EARNED AND RATES PAID

     The following table sets forth, at the date and for the periods indicated, the weighted average yields earned on the Bank's assets and the weighted average interest rates paid on the Bank's liabilities, together with the net yield on interest-earning assets.


                                                          At          Year Ended December 31,
                                                     December 31,    -------------------------
                                                         1997           1997          1996
                                                     -------------   -----------   -----------

Weighted average yield earned on:

Total net loans...................................        8.85%            8.97%         8.55%
FHLB overnight investments........................        6.25             5.56          5.80
Interest-bearing time deposits with other banks...        4.68             5.19          5.53
Other investments.................................        6.34             6.47          6.58
All interest-earning assets.......................        8.69             8.82          8.42

Weighted average rate paid on:

NOW and money market accounts.....................        2.67             2.98          2.82
Other savings.....................................        2.33             2.30          2.35
Certificates of deposit...........................        5.90             5.83          5.80
FHLB advances.....................................        6.54             6.03          5.85
All interest-bearing liabilities..................        4.51             4.55          4.47

Interest rate spread (spread between
  weighted average rate on all interest-
  earning assets and all interest-
  bearing liabilities)............................        4.18             4.27          3.95

Net interest margin (net interest income
  (expense) as a percentage of average
  interest-earning assets)........................         N/A             4.82          4.43

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND 1996

     Total assets remained unchanged at $91.7 million at December 31, 1997 and 1996. Loans receivable, net, increased 2.6% from $78.1 million at December 31, 1996 to $80.1 million at December 31, 1997. This increase was funded by cash and cash equivalents and proceeds from maturing securities available-for-sale. Cash and cash equivalents decreased from $7.9 million at December 31, 1996 to $6.1 million at December 31, 1997, while securities available-for-sale decreased from $2.5 million at December 31, 1996 to $2.2 million at December 31, 1997. Premises and equipment, net, increased from $1.1 million at December 31, 1996 to $1.3 million at December 31, 1997 as a result of the purchase of computer hardware as part of the Bank's upgrade of network computer equipment and upgrades in data processing systems. Total deposits decreased 1.0% from $78.3 million at December 31, 1996 to $77.5 million at December 31, 1997 primarily as a result of a 4.2% decrease in time deposits from $39.3 million at December 31, 1996 to $37.7 million at December 31, 1997. Management attributes the decrease in time deposits to increased competition for funds, particularly from securities brokerage firms and mutual funds in light of the relatively higher investment return opportunities offered by the stock market. Total stockholders' equity increased 14.3% from $7.0 million at December 31, 1996 to $8.0 million at December 31, 1997 as a result of retained net income.

COMPARISON OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

     NET INCOME. Net income increased 89.0% from $501,000 in 1996 ($0.73 per basic earnings per common share and $0.69 per share on a diluted basis) to $947,000 in 1997 ($1.37 per basic earnings per common share and $1.29 per share on a diluted basis) primarily as a result of a 13.9% increase in net interest income from $3.6 million in 1996 to $4.1 million in 1997.

     NET INTEREST INCOME. Net interest income increased 13.9% from $3.6 million in 1996 to $4.1 million in 1997. The Bank's interest rate spread increased from 3.95% in 1996 to 4.27% in 1997 as the average yield on interest-earning assets increased from 8.42% in 1996 to 8.82% in 1997 while the average rate paid on interest-bearing liabilities only increased from 4.47% in 1996 to 4.55% in 1997.

     Total interest and dividend income increased 8.7% from $6.9 million in 1996 to $7.5 million in 1997. Interest and fees on loans increased from $6.6 million in 1996 to $7.3 million in 1997 because of the combined effect of an increase in the average balance of loans from $77.6 million in 1996 to $81.2 million in 1997 and an increase in the average yield on loans from 8.55% in 1996 to 8.97% in 1997. The growth in interest income on loans was offset by a reduction in both interest on securities available-for-sale and other interest income (FHLB overnight deposits) as the Bank reduced the average balance of these investments to fund loan demand.

     Total interest expense increased 3.0% from $3.3 million in 1996 to $3.4 million in 1997. The average balance of interest-bearing liabilities increased from $73.4 million in 1996 to $75.2 million in 1997 and the average rate paid on interest-bearing liabilities increased from 4.47% in 1996 to 4.55% in 1997.

     PROVISION FOR LOAN LOSSES. Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable known and inherent loan losses based on management's evaluation of the collectibility of the loan portfolio.
In determining the adequacy of the allowance for loan losses, management considers past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Although management uses the best information available, future adjustments to the allowance may be necessary as a result of changes in economic, operating, regulatory and other conditions that may be beyond the Bank's control. While the Bank maintains its allowance for loan losses at a level that management considers as adequate to provide for probable known and inherent losses, there can be no assurance that further additions will not be made to the allowance for loan losses or that actual losses will not exceed the estimated amounts. See "BUSINESS OF THE BANK -- Lending Activities -- Allowance for Loan Losses."

     The provision for loan losses was relatively unchanged and was $162,000 in 1996 and $165,000 in 1997. At December 31, 1997, the Bank's allowance for loan losses to total loans was 0.90%.

     NONINTEREST INCOME. Total noninterest income increased 29.2% from $737,000 in 1996 to $952,000 in 1997 primarily as a result of a higher level of loan related fees attributable to higher loan volume and a higher level of other service charges and fees attributable to larger numbers of transaction deposit accounts.

     NONINTEREST EXPENSES. Total noninterest expenses were $3.4 million in both 1997 and 1996. Insurance expense was $618,000 in 1996 compared to $94,000 in 1997 as a result of the one-time, industry-wide special SAIF assessment paid in 1996, which for the Bank was $475,000. As a result of the SAIF recapitalization, the FDIC substantially reduced deposit insurance premiums. Since January 1, 1997, the Bank has paid deposit insurance premiums at the rate of $0.065 per $100 of deposits as opposed to $0.23 per $100 of deposits before the SAIF recapitalization. Furniture and equipment expense increased from $235,000 in 1996 to $260,000 in 1997 as a result of the write-off of obsolete computer equipment and the depreciation on new equipment. Supplies and printing expense increased from $70,000 in 1996 to $103,000 in 1997 as a result of supplies for the conversion to an in-house data processing system and increased check printing expense. Automated teller machine expense increased from $14,000 in 1996 to $43,000 in 1997 as a result of a full year of expense associated with the Bank's sole automated teller machine in the Bluffton branch office. The increases in the other categories of noninterest expenses are primarily attributable to general inflationary increases.

     PROVISION FOR INCOME TAXES. The Company pays Federal corporate income taxes and South Carolina bank taxes. The provision for income taxes increased from $322,000 in 1996 to $581,000 in 1997 as a result of higher income before income taxes. The effective tax rate was 39.2% in 1996 and 38.0% in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary sources of funds are customer deposits, proceeds from principal and interest payments on loans, proceeds from the sale of loans, proceeds from maturing securities, and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     National banks are not subject to any prescribed regulatory liquidity requirements. However, the Bank must maintain an adequate liquidity to ensure that funds are available to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Bank generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At December 31, 1997, the Bank had cash and cash equivalents of $6.1 million, interest-bearing time deposits with banks of $99,000, and marketable securities available-for-sale of $1.4 million. At December 31, 1997, the Bank also maintained an uncommitted credit facility with the FHLB-Atlanta, which provided for immediately available advances up to an aggregate amount of $11.0 million, of which $5.1 million was outstanding.

     The Bank's primary investing activity is the origination of permanent mortgage loans. During the years ended December 31, 1997 and 1996, the Bank originated $24.5 million and $21.8 million of such loans, respectively. At December 31, 1997, the Bank had loan commitments totalling $3.4 million, unused lines of credit of $10.3 million and standby letters of credit totalling $288,000. The Bank anticipates that it will have sufficient funds available to meet current loan commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 1997 totalled $30.4 million. Historically, the Bank has been able to retain a significant amount of its deposits as they mature.

     OCC regulations require the Bank to maintain specific amounts of regulatory capital. As of December 31, 1997, the Bank complied with all regulatory capital requirements as of that date with a Tier 1 leverage capital ratio of 8.6% of adjusted total assets and a total capital ratio of 13.3% of total risk weighted assets. For a detailed discussion of regulatory capital requirements, see "REGULATION -- Regulation of the Bank -- Capital Requirements."

IMPACT OF ACCOUNTING PRONOUNCEMENTS AND REGULATORY POLICIES

     ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. See Note 5 of Notes to Consolidated Financial Statements for a discussion of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The Company adopted SFAS No. 114 and SFAS No. 118 effective January 1, 1995, and their adoption did not have a material effect on the Bank's financial condition or results of operations.

     DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES. In December 1994 the Accounting Standards Executive Committee issued Statement of Position ("SOP") 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 applies to financial statements prepared in conformity with generally accepted accounting principles ("GAAP") by all nongovernmental entities. The disclosure requirements in SOP 94-6 focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near-term functioning of the reporting entity. The risks and uncertainties discussed in SOP 94-6 stem from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements and from significant concentrations in certain aspects of the entity's operations. SOP 94-6 is effective for financial statements issued for fiscal years ending after December 15, 1995 and did not have a material impact on the financial condition or results of operations of the Company.

     ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting method are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994.

     EARNINGS PER SHARE. SFAS No. 128, "Earnings Per Share," issued in February 1997, establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly-held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and requires the dual presentation of basic and diluted EPS on the face of the income statement. This statement is effective for financial statements issued for periods ending after December 15, 1997 including interim periods; earlier applications not permitted. This statement requires restatement of all prior period EPS data presented. The adoption of the provisions of SFAS No. 128 is not expected to have a material impact on the Company.

     DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. SFAS No. 129, "Disclosure of Information About Capital Structure," establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in Accounting Principles Board ("APB") Opinions Nos. 10, "Omnibus Opinion - 1966," and No. 15, "Earnings Per Share," and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to those standards. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 contains no change in disclosure requirements for entities that were previously subject to the requirements of APB Opinions Nos. 10 and 15 and SFAS No. 47. The adoption of the provisions of SFAS No. 129 is not expected to have a material impact on the Company.

     COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," issued in July 1997, establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

     DISCLOSURE ABOUT SEGMENTS. SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," issued in June 1997, establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 becomes effective for the Company's fiscal year ending December 31, 1998, and requires that comparative information from earlier years be restated to conform to its requirements. The adoption of the provisions of SFAS No. 131 is not expected to have a material impact on the Company.

YEAR 2000 COMPLIANCE

     Because the Company's business depends heavily upon computers, failure of the Company's computer systems, or the computer systems of other entities to which the Company's computers are linked or on which the Company's computer systems depend, to operate properly after December 31, 1999, would have a material adverse effect on the Company. The Company has established a Year 2000 Committee which has prepared a plan for addressing Year 2000 compliance issues based on guidelines and timetables mandated by federal banking regulators. The plan is being finalized for presentation to and the approval of the Board of Directors. The plan includes procedures for addressing all Year 2000 compliance issues, including, but not limited to, the Company's computer systems and other equipment containing embedded chips, the Company's relationship with and responsibility to its customers and community, the preparedness of the Company's suppliers, and any other aspects that may affect the Company's operations. The Company estimates that the additional costs of addressing all Year 2000 compliance issues will be approximately $100,000, to be charged to operations during fiscal years 1998 and 1999. Although the Company believes that its computer systems will be properly modified so as to not experience any significant problems with the changeover to the Year 2000, the Company has not yet completed systems testing for compliance. Furthermore, the Company has not yet received confirmation from all of the other entities with which its systems are linked or upon which its systems depend that such entities do not expect to encounter material compliance problems. In addition, computer problems experienced by the Company's customers and others could cause economic disruptions that would materially and adversely affect the Company. Therefore, there can be no assurance that the Company will not experience Year 2000 compliance problems, or that such problems, if experienced, will not have a material adverse effect on the Company.

EFFECT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                              RECENT DEVELOPMENTS

     The following tables set forth certain information concerning the consolidated financial position and results of operations of the Company and its subsidiary at the dates and for the periods indicated. Information at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited, but, in the opinion of management, contains all adjustments (none of which were other than normal recurring entries) necessary for a fair presentation of the results of operations for such periods. The selected operating data for the three months ended March 31, 1998 are not necessarily indicative of the results of operations for the entire fiscal year. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus.

                                                            At March 31,   At December 31,
                                                               1998              1997
                                                               ----              ----
                                                                 (In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets..........................................       $ 92,073          $ 91,699
Loans receivable, net.................................         78,755            80,064
Loans held-for-sale...................................          1,846               676
Investment securities held-to-maturity................             --                --
Investment securities available-for-sale..............          2,112             2,182
Cash and amounts due from banks.......................          2,789             4,127
Deposits..............................................         81,718            77,462
FHLB borrowings.......................................            850             5,050
Amounts due to depository institutions................            178               305
Stockholders' equity..................................          8,253             7,981
                                                                   Three Months
                                                                  Ended March 31,
                                                              ----------------------
                                                              1998              1997
                                                              ----              ----
                                                      (In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income.......................................       $  1,883          $  1,805
Interest expense......................................            831               828
                                                             --------          --------

Net interest income...................................          1,052               977
Provision for loan losses.............................             45                30
                                                             --------          --------

Net interest income after provision for loan losses...          1,007               947

Noninterest income....................................            250               171
Noninterest expense...................................            861               806
                                                             --------          --------

Income before income taxes............................            396               312
Provision for income taxes............................            156               118
                                                             --------          --------

Net income............................................       $    240          $    194
                                                             ========          ========

Basic earnings per share:
 Weighted average shares outstanding..................        692,155           690,285
 Net income per weighted average number
  of shares outstanding...............................          $0.35             $0.28
Diluted earnings per common share:
 Weighted average shares outstanding..................        736,716           735,507
 Net income per weighted average number
  of shares outstanding...............................          $0.33             $0.26

                                                          At or For the
                                                          Three Months
                                                          Ended March 31,
                                                      -----------------------
                                                          1998         1997
                                                      -------------   -------
KEY FINANCIAL RATIOS:

Performance Ratios(1):

Return on average assets (net income
 divided by average assets)........................           1.06%     0.85%

Return on average equity (net income
 divided by average equity)........................          11.90     10.95

Interest rate spread (difference between yield
 on interest-earning assets and average cost
 of interest-bearing liabilities for the period)...           4.31      4.10

Net interest margin (net interest income as a
 percentage of average interest-earning assets
 for the period)...................................           4.88      4.63

Non-interest expense to quarter-end assets(1)......           3.74      3.52

Non-interest expense to average assets(1)..........           3.80      3.55

Average interest-earning assets to
 interest-bearing liabilities......................         114.48    113.20

Asset Quality Ratios:

Allowance for losses to total loans
 at end of period..................................           0.97      0.90

Net charge-offs to average outstanding
 loans during the period(1)........................             --        --

Ratio of nonaccrual loans to total assets..........           0.58      0.31

Capital Ratios:

Average equity to average assets...................           8.91      7.80
---------------

(1)   Annualized.

NON-PERFORMING ASSETS AND DELINQUENCIES

  At March 31, 1998, the Bank had $537,000 of loans accounted for on a non-accrual basis ($420,000 in residential mortgage loans, $20,000 in installment loans and $97,000 in commercial loans) compared to $429,000 at December 31, 1997. At March 31, 1998, the Bank had $49,000 of accruing loans contractually past due 90 days or more ($25,000 in residential mortgage loans and $24,000 in installment loans) compared to $205,000 at December

31, 1997. At March 31, 1998, the Bank had $185,000 of real estate owned, compared to $127,000 at December 31, 1997. At March 31, 1998 and December 31, 1997, the Bank had no restructured loans.

  The Bank's allowance for loan losses was $772,000 at March 31, 1998. Charge-offs for the three months ended March 31, 1998 were $3,000, compared to $1,000 for the comparative period in 1997. Recoveries for the three months ended March 31, 1998 were $2,000, compared to $1,000 for the three months ended March 31, 1997.

  The following table sets forth the breakdown of the allowance for loan losses by category at March 31, 1998.

                                                As a Percent       Percent of
                                               of Outstanding    Loans in Each
                                                  Loans in        Category to
                                      Amount      Category        Total Loans
                                      ------   ---------------   --------------
                                  (In thousands)

Mortgage loans:
 Permanent mortgage................     $142         0.26%            69.71%
 Construction......................       23         0.25             11.54
Consumer...........................      339         3.50             12.17
Commercial.........................       81         1.55              6.58
Unallocated........................      187           --                --
                                        ----                         ------
 Total allowance for loan losses...     $772         0.97            100.00%
                                        ====                         ======

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1998 AND DECEMBER 31, 1997

     Total assets increased from $91.7 million at December 31, 1997 to $92.1 million at March 31, 1998. Loans receivable, net, decreased from $80.1 million at December 31, 1997 to $78.8 million at March 31, 1998 primarily as a result of mortgage loan repayments. Cash and cash equivalents increased from $6.1 million at December 31, 1997 to $6.6 million at March 31, 1998. Total deposits increased 5.4% from $77.5 million at December 31, 1997 to $81.7 million at March 31, 1998 primarily as a result of increases in NOW accounts of $1.5 million and increases in money market accounts of $2.5 million. FHLB borrowings decreased from $5.1 million at December 31, 1997 to $850,000 at March 31, 1998 as a result of the increase in deposits and loan repayments. Total stockholders' equity increased 3.8% from $8.0 million at December 31, 1997 to $8.3 million at March 31, 1998 as a result of retained net income of $240,000 and proceeds of $26,000 received from the exercise of stock options (2,425 shares at an exercise price of $10.85 per share).

COMPARISON OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     NET INCOME. Net income increased 23.7% from $194,000 for the three months ended March 31, 1997 ($0.28 per basic earnings per common share and $0.26 per share on a diluted basis) to $240,000 for the three months ended March 31, 1998 ($0.35 per basic earnings per common share and $0.33 per share on a diluted basis) primarily as a result of a 46.2% increase in non-interest income and a 7.7% increase in net interest income.

     NET INTEREST INCOME. Net interest income increased from $977,000 for the three months ended March 31, 1997 to $1.1 million for the three months ended March 31, 1998. The Bank's interest rate spread increased from 4.10% for the three months ended March 31, 1997 to 4.31% for the same period in 1998 as the average yield on interest-earning assets increased from 8.56% for the three months ended March 31, 1997 to 8.73% for the comparative period in 1998 while the average rate paid on interest-bearing liabilities decreased from 4.46% for the three months ended March 31, 1997 to 4.42% for the same period in 1998.

     Interest income increased to $1.9 million for the three months ended March 31, 1998 from $1.8 million for the same period in 1997. Interest expense increased slightly from $828,000 for the three months ended March 31, 1997 to $831,000 for the same period in 1998 primarily as a result of relatively stable interest rates.

     PROVISION FOR LOAN LOSSES. Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable known and inherent loan losses based on management's evaluation of the collectibility of the loan portfolio.
In determining the adequacy of the allowance for loan losses, management considers past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Although management uses the best information available, future adjustments to the allowance may be necessary as a result of changes in economic, operating, regulatory and other conditions that may be beyond the Bank's control. While the Bank maintains its allowance for loan losses at a level that management considers as adequate to provide for probable known and inherent losses, there can be no assurance that further additions will not be made to the allowance for loan losses or that actual losses will not exceed the estimated amounts. See "BUSINESS OF THE BANK -- Lending Activities -- Allowance for Loan Losses."

     The provision for loan losses increased from $30,000 for the three months ended March 31, 1997 to $45,000 for the three months ended March 31, 1998. Management deemed the increase necessary because of the increase in nonaccrual loans from $429,000 at December 31, 1997 to $537,000 at March 31, 1998. At
March 31, 1998, the Bank's allowance for loan losses to total loans was 0.97%.

     NONINTEREST INCOME. Noninterest income increased 46.2% from $171,000 for the three months ended March 31, 1997 to $250,000 for the same period in 1998 primarily as a result of a $34,000 increase in service charges attributable to an increased number of deposit accounts, a $20,000 increase in gains on sale of loans held-for-sale, and a $14,000 increase in gain on mortgage servicing rights.

     NONINTEREST EXPENSES. Noninterest expenses increased 6.8% from $806,000 for the three months ended March 31, 1997 to $861,000 for the three months ended March 31, 1998 primarily as a result of a $33,000 increase in compensation expense related to salary expense associated with the New Bank and general salary increases and a $17,000 increase in occupancy expense attributable to rent increases on the Bank's main office lease and expenses related to temporary quarters for the New Bank.

     PROVISION FOR INCOME TAXES. The Company pays Federal corporate income taxes and South Carolina bank taxes. The provision for income taxes increased from $118,000 for the three months ended March 31, 1997 to $156,000 for the three months ended March 31, 1998 as a result of higher income before income taxes.

                            BUSINESS OF THE COMPANY

     The Company is a bank holding company registered under the BHCA and regulated by the Federal Reserve. Currently, the Bank is the Company's only wholly-owned subsidiary and the current business of the Company has consisted primarily of directing the affairs of the Bank. Upon the formation of the New Bank, the New Bank will also be a wholly-owned subsidiary of the Company and the Company's business will then also consist of directing the affairs of the New Bank. In the future, the Company may acquire or organize other operating subsidiaries in addition to the New Bank, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

     The Company uses the premises, furniture and equipment of the Bank to conduct its operations. The Company has entered into a lease for the New Bank's premises in Columbia, South Carolina. See "PROPOSED BUSINESS OF NEW BANK -- Properties."

     To date, the Company has confronted the same competition confronted by the Bank because the Company's primary business has been holding the outstanding capital stock of the Bank. See "BUSINESS OF THE BANK --

Competition." However, the Company will confront additional competition when it becomes the holder of all of the New Bank's outstanding capital stock. See "PROPOSED BUSINESS OF NEW BANK -- Competition."

                              BUSINESS OF THE BANK

GENERAL

     The Bank is a national bank regulated by the OCC. The Bank is the successor to The Savings Bank of Beaufort County, FSB, a federally-chartered stock savings bank that was formed as a de novo institution in 1986 and that converted to a national bank charter on June 5, 1995. The Bank reorganized as a wholly-owned subsidiary of the Company on November 1, 1995.

     The Bank operates, and intends to continue to operate, as a community bank devoted to serving the personal banking needs of residents of its primary market area, as well as the commercial banking needs of small businesses owned and operated by those residents. The Bank's business primarily consists of attracting deposits from the general public and using these funds to originate loans secured by real estate, including construction loans, located in its primary market area. To a lesser extent, the Bank also originates commercial real estate loans and consumer loans. The Bank conducts its business from its main office located in downtown Beaufort, South Carolina, a full service branch office located on Lady's Island in Beaufort, South Carolina, and a full service branch office located in Bluffton, South Carolina. See "-- Properties."

MARKET AREA

     The Bank's primary market area is Beaufort County, South Carolina, excluding Hilton Head Island. The economy of this area depends heavily on services catering to the retirement and tourism industries. The area is noted for its beaches, state park, historical sites and fishing. The U.S. military presence in Beaufort County is significant with the Marine Corps Recruit Depot at Parris Island and the Marine Corps Air Station and the Naval Hospital, both in Beaufort. Currently, these military installations are not expected to be closed as a result of the findings and recommendations of the U.S. Defense Department Base Closure Study; however, future military realignments could have material adverse effect on the local economy.

     Land use in Beaufort County in primarily residential. Beaufort County is experiencing steady population growth, which creates a continued demand for mortgage loan funds. According to the 1990 Census, the population of Beaufort County has increased from approximately 65,000 in 1980 to 86,000 in 1990. In March 1997, the U.S. Census Bureau estimated the 1996 Beaufort County population at 103,000.

     The financial condition and operations of the Bank depend heavily on the state of the economy of Beaufort County. No assurances can be given regarding the future state of the economy. See "RISK FACTORS -- Risks Related to Changes in Economic Conditions."

     The Bank faces strong competition from many financial institutions operating in Beaufort County for deposits and loan originations. See "-- Competition."

LENDING ACTIVITIES

     GENERAL. At December 31, 1997, the Bank's total loans receivable, net, was $80.1 million, or 87.3% of total assets. The Bank has traditionally concentrated its lending activities on the origination of conventional first mortgage loans secured by one- to- four family properties, with such loans amounting to $47.2 million, or 58.9% of the total loans receivable portfolio at December 31, 1997.

     LOAN PORTFOLIO ANALYSIS. The following table sets forth the composition of the Bank's loan portfolio (excluding loans held-for-sale) as of the dates indicated.

                                                At December 31,
                                   -----------------------------------------
                                                1997                  1996
                                              --------              --------
                                    Amount    Percent     Amount    Percent
                                   --------   --------   --------   --------
                                            (Dollars in thousands)
Mortgage loans:
 One- to- four family...........   $47,188       58.9%   $48,680       62.3%
 Lot loans......................     2,686        3.4      2,721        3.5
 Commercial real estate.........    10,649       13.3      9,490       12.1
 Construction...................     5,949        7.4      6,183        7.9
                                   -------      -----    -------      -----
  Total mortgage loans..........    66,472       83.0     67,074       85.8

Other loans:
 Open-ended home equity.........     5,851        7.3      5,059        6.5
 Other installment loans........     3,676        4.6      3,659        4.7
 Commercial loans...............     4,793        6.0      2,988        3.8
                                   -------      -----    -------      -----
  Total other loans.............    14,320       17.9     11,706       15.0
                                   -------      -----    -------      -----

  Total loans...................   $80,792      100.9    $78,780      100.8

Less:
 Allowance for loan losses......   $  (728)      (0.9)   $  (630)      (0.8)
                                   -------      -----    -------      -----
  Total loans receivable, net...   $80,064      100.0%   $78,150      100.0%
                                   =======      =====    =======      =====

     ONE- TO- FOUR FAMILY REAL ESTATE LENDING. Primarily as a result of the Bank being the successor to a thrift institution (The Savings Bank of Beaufort County, FSB) and the demand for real estate loans in its primary market area, the Bank has concentrated its lending activities on the origination of loans secured by first mortgage loans on existing one- to- four family residences located in its primary market area.

     The Bank offers both fixed-rate one- to- four family mortgage loans and ARM loans using documentation approved by the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Fixed-rate loans are offered for a term between 15 and 30 years and are generally sold to the FHLMC or private investors, primarily other financial institutions. See "-- Loan Originations, Sales and Purchases." At December 31, 1997, fixed rate one-to- four family mortgage loans with maturities between seven and 30 years amounted to $6.4 million or 8.1% of the one- to- four family mortgage loan portfolio.

     The Bank offers ARM loans at rates and terms competitive with market conditions. At December 31, 1997, $30.7 million, or 38.3%, of the Bank's total loan portfolio consisted of ARM loans. ARM loans are retained primarily for the Bank's portfolio. Currently, the Bank originates ARM loans with interest rates that adjust annually based on the one-year or three-year U.S. Treasury security constant maturity index after a fixed rate of interest that is charged for the initial three year term. ARM loans are generally subject to an annual interest rate adjustment limit of 2.0% and a lifetime interest rate adjustment limit of 6.0%. ARM loans are typically based on a 30-year amortization schedule. The Bank qualifies the borrowers on its ARM loans based on the current market interest rate. The Bank's ARM loans do not provide for negative amortization.

     Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

     The retention of ARM loans in the Bank's loan portfolio helps reduce the Bank's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased payments required by the borrower. See "RISK FACTORS -- Interest Rate Risk." In addition, although ARM loans allow the Bank to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, the Bank has no assurance that yields on ARM loans will be sufficient to offset increases in the Bank's cost of funds. The Bank believes these risks, which have not had a material adverse effect on the Bank to date, generally are less than the risks associated with holding fixed-rate loans in the portfolio during an increasing interest rate environment.

     Fixed-rate loans and ARM loans customarily include "due on sale" clauses, which give the Bank the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not paid.

     The Bank generally requires title insurance to assure the status of its lien on all loans where real estate is the primary collateral. The Bank also requires that fire and casualty insurance (and, if appropriate, flood, wind, storm and hail insurance) be maintained in an amount at least equal to the outstanding loan balance.

     One- to- four family residential mortgage loans typically do not exceed 80% of the appraised value of the security property. The Bank requires private mortgage insurance on the loan amount in excess of 80% of the appraised value of the security property. Appraisals are generally performed by certified independent appraiser.

     At December 31, 1997, $3.6 million, or 7.6%, of the Bank's one- to- four family mortgage loan portfolio was secured by second residences, generally vacation homes. Lending on second residences is generally considered riskier than lending on primary residences because borrowers are more likely to default on their second residence obligations than their primary residence obligations in the event of financial hardship. See "RISK FACTORS --Certain Lending Risks -
- Second Home Lending Risks."

     RESIDENTIAL LOT LENDING. At December 31, 1997, loans secured by first mortgages on residential building lots amounted to $2.7 million, or 3.4% of total loans. Such loans enable the borrower to purchase real estate on which to build a future home and are generally made with loan-to-value ratios of up to 80%. Residential lot loans are generally made on an amortizing basis with maturities of five years or less or on an interest-only basis for one year or less. The Bank may renew a lot loan under then market interest rate terms subject to the borrowers' continuing creditworthiness and a principal reduction of 5% or more. Residential lot loans frequently become sources of owner construction loans.

     Residential lot lending entails significant additional risks compared to residential property lending. The repayment of such loans can be significantly affected by adverse conditions in the real estate market. Furthermore, in the event of default and the repossession of the land by the Bank, vacant land is generally less marketable than improved land with a finished home. To minimize these risks, the Bank generally limits this type of lending to its market area and to individuals with above average credit histories.

     CONSTRUCTION LENDING. The Bank actively originates two types of residential construction loans secured by properties located in its primary market area: (i) speculative construction loans to home builders and (ii) custom construction loans to either home builders or prospective homeowners. To a substantially lesser extent, the Bank originates commercial construction loans to small businesses in its primary market area. At December 31, 1997, construction loans totaled $5.9 million or 7.4% of total loans.

     At December 31, 1997, speculative construction loans amounted to $2.2 million, or 36.9% of the construction loan portfolio at that date. Speculative construction loans are made to home builders and are termed "speculative" because the home builder does not have, at the time of loan origination, a signed contract with a home buyer who has a commitment for permanent financing with either the Bank or another lender for the finished home. The home buyer may be identified either during or after the construction period. The Bank's risk is that the builder will not be able to service the debt on the speculative construction loan and/or pay real estate taxes and other carrying costs of the completed home for a significant time after the completion of construction until the home buyer is identified. Presently, the Bank lends to approximately 10 local builders with whom the Bank has longstanding business relationships. The Bank generally limits the aggregate amount of loans outstanding to one builder at any one time to approximately $600,000 (usually financing for five homes). Speculative construction loans are originated for a term of nine to 12 months, with interest rates ranging from 0.5% to 2.0% above the prime lending rate, and with a loan-to-value ratio of no more than 80% of the appraised estimated value of the completed property. At December 31, 1997, the largest aggregate speculative construction loan balance to one borrower amounted to $485,000, which was performing according to terms.

     Unlike speculative construction loans, custom construction loans are usually made directly to the home buyer. Custom construction loans are generally originated for a term of 12 months or less at fixed interest rates or variable rates equal to 1% to 2% above the prime rate. Loan-to-value ratios are generally no more than 80% of the appraised estimated value of the completed property or cost, whichever is less. At December 31, 1997, the largest outstanding custom construction loan had an outstanding balance of $336,000 and was performing according to its terms.

     To a substantially lesser extent, the Bank also provides construction financing for commercial properties to small businesses in its primary market area. Commercial construction loans are generally made on the same terms as residential construction loans. At December 31, 1997, commercial construction loans amounted to $633,000, the largest of which was for the development of a mobile home park located in Beaufort, South Carolina, and had an outstanding balance of $299,000. Such loan was performing according to its terms at December 31, 1997.

     Prior to preliminary approval of any construction loan application, an appraiser approved by the Board of Directors inspects the site and reviews the existing or proposed improvements, identifies the market for the proposed project, and analyzes the pro forma data and assumptions on the project. In the case of a speculative or custom construction loan, the Bank reviews the experience and expertise of the builder. After preliminary approval has been given, the application is processed, which includes obtaining credit reports, financial statements and tax returns on the borrowers and guarantors, an independent appraisal of the property, and any other expert reports necessary to evaluate the proposed project. In the event of cost overruns, the Bank requires that the borrower use its own funds to maintain the original amount.

     The Bank's construction loan documents require that construction loan proceeds be disbursed in increments as construction progresses. Disbursements are based on periodic on-site inspections by an appraiser or Bank inspector approved by the Board of Directors. The Bank regularly monitors the construction loan portfolio and the economic conditions and housing inventory. The Bank believes that the internal monitoring system helps reduce many of the risks inherent in its construction lending.

     Construction lending affords the Bank the opportunity to achieve higher interest rates and fees with shorter terms to maturity than does its single-family permanent mortgage lending. Construction lending, however, is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, the Bank may be confronted with a project whose value is insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the payoff for the loan depends on the builder's ability to sell the property prior to the time that the construction loan is due. The Bank has sought to address these risks by adhering to strict underwriting policies, disbursement procedures, and monitoring practices. In addition, because the Bank's construction lending is in its primary market area, changes in the local economy and real estate market could adversely affect the Bank's construction loan portfolio. See "RISK FACTORS -- Certain Lending Risks."

     COMMERCIAL REAL ESTATE LENDING. At December 31, 1997, commercial real estate loans totaled $10.6 million, or 13.3% of total loans. The average size of a commercial real estate loan in the Bank's loan portfolio is approximately $102,000. Commercial real estate loans are secured by professional offices, small retail stores and other commercial properties. Commercial real estate loans are generally structured on an amortization schedule of up to 15 years, with variable rates of interest based on the prime lending rate or the U.S. Treasury Bill rate. Generally, loan-to-value ratios may not exceed 80% of the appraised value of the underlying property as determined by an independent appraiser. The Bank requires annual financial statements from its commercial business borrowers and, if the borrower is a corporation, personal guarantees from the principals. In assessing the value of such guarantees, the Bank reviews the individuals' personal financial statements, credit reports, tax returns and other financial information.

     Commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically depends on the successful operation of the real estate project. These risks can be significantly affected by supply and demand conditions in the market for office and retail space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Bank generally limits this type of lending to its market area and to borrowers with which it has substantial experience or who are otherwise well known to management. See "RISK FACTORS -- Certain Lending Risks."

     COMMERCIAL BUSINESS LENDING. The Bank's commercial business lending activities focuses primarily on small to medium size businesses owned by individuals well known to the Bank and who reside in the Bank's primary market area. At December 31, 1997, commercial business loans amounted to $4.8 million, or 6.0% of total loans.

     Commercial business loans may be unsecured loans, but generally are secured by various types of business collateral other than real estate (i.e., inventory,
                                                                ----
equipment, etc.). Commercial business loans are generally made in amounts up to $250,000 and may be either lines of credit or term loans. Lines of credit are generally renewable and made for a one-year term. Lines of credit are generally variable rate loans indexed to the prime rate. Term loans are generally originated with three to five year maturities on a fully amortizing basis. As with commercial real estate loans, the Bank generally requires annual financial statements from its commercial business borrowers and, if the borrower is a corporation, personal guarantees from the principals.

     At December 31, 1997, the largest commercial business loan had an outstanding balance of $243,000 and was secured by marketable equity securities. Such loan was performing according to its terms at December 31, 1997.

     Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential, commercial and multi-family real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral in the event of a borrower default is often not a sufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

     As part of its commercial business lending activities, the Bank issues standby letters of credit as an accommodation to its borrowers. At December 31, 1997, the Bank had outstanding standby letters of credit of $288,000. See "-- Loan Commitments and Letters of Credit."

     CONSUMER LENDING. At December 31, 1997, consumer loans totaled $9.5 million, or 11.9%, of total loans. Subject to market conditions and other factors, the Bank intends to continue to actively market consumer loans. Consumer loans generally have shorter terms to maturity or repricing and higher interest rates than the long-term, fixed-rate mortgage loans. The Bank's consumer loans consist of loans secured by automobiles, boats and recreational vehicles, second mortgages on residences, and unsecured loans for personal or household purposes.

     The largest component of the Bank's consumer loan portfolio is home equity revolving credit lines secured by a first or second mortgage on the borrower's residence. Home equity lines of credit are made for variable rates of interest tied to the prime lending rate with a loan-to-value ratio of up to 80%, taking into account any outstanding first mortgage loan. At December 31, 1997, home equity lines of credit amounted to $5.9 million, or 7.3%, of total loans and the largest approved home equity line of credit had a credit line of $500,000.

     Consumer loans secured by deposit accounts, automobiles, boats and other personal property are made at fixed rates of interest for terms of five years or less. At December 31, 1997, the largest category of such loans were secured deposit account loans with aggregate outstanding balances of $925,000. The Bank does not engage in indirect consumer lending through automobile or boat dealers.

     At December 31, 1997, unsecured consumer loans amounted to $1.9 million, or 2.4% of total loans. Unsecured loans are made for a maximum of five years at fixed or variable interest rates. Unsecured loans are offered primarily to high net worth individuals with whom the Bank has had a longstanding relationship.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles, particularly used automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loans such as the Bank, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral. At December 31, 1997, $49,000, or less than 0.5% of the Bank's consumer loan portfolio, was 90 days or more past due. See "RISK FACTORS -- Certain Lending Risks."

     LOAN MATURITY. The following table sets forth, as of December 31, 1997, information regarding the dollar amount of loans maturing in the Bank's loan portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income, and allowance for loan losses.

                             Within   After 1 Year
                             1 Year   Through 5 Years  After 5 Years  Total
                             -------  ---------------  -------------  -----
                                             (In thousands)

Commercial.................   $3,664       $1,129            $--      $ 4,793
Real estate/construction...    5,738          180             31        5,949
                              ------       ------            ---      -------
     Total.................   $9,402       $1,309            $31      $10,742
                              ======       ======            ===      =======

     The following table sets forth the dollar amount of all loans due after December 31, 1998, which have fixed interest rates and have floating or adjustable interest rates.

                              Fixed      Floating or
                              Rates    Adjustable Rates
                              ------   ----------------
                                   (In thousands)

Commercial.................   $1,129       $ --
Real estate/construction...       67        144
                              ------       ----
     Total.................   $1,196       $144
                              ======       ====

     LOAN SOLICITATION AND PROCESSING. The Bank solicits loans through advertisements and referrals by officers, directors and employees of the Bank. The Bank also employs full-time loan originators. Applications for one- to-four family mortgage loans are written on documentation meeting FNMA and FHLMC standards, and other loan applications are underwritten and closed based on the Bank's own guidelines. Title insurance is generally obtained to protect the Bank from a possible title risk. All mortgage loans require fire and casualty insurance (and, if appropriate, flood, wind, storm and hail insurance) on appurtenant structures.

     For fixed-rate one- to- four family mortgage loans that are originated for sale, loan approval authority is vested in loan officers of the Bank who follow FHLMC guidelines or with the investor purchasing the loan. For loans that are originated for the Bank's portfolio, loan approval authority is vested in individual officers, a loan committee or the full Board of Directors depending on the dollar amount of the total proposed lending relationship. An individual loan officer may approve a loan if the proposed total lending relationship is under $200,000. The Loan Committee, consisting of designated Board members and senior Bank officers, may approve a loan if the proposed total lending relationship is between $200,000 and $350,000. The full Board of Directors is required to approve any loan if the total proposed lending relationship exceeds $350,000.

     Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. If any real estate is offered as collateral, an appraisal of the real estate is generally undertaken by an independent appraiser approved by the Bank. Applicants are promptly notified of the decision of the Bank. Interest rates are subject to change if the approved loan is not closed within the time of the commitment.

     LOAN ORIGINATIONS, SALES AND PURCHASES. The Bank's primary lending activity has been the origination of one- to- four family residential mortgage loans. The Bank generally originates ARM loans for retention in its portfolio. Fixed-rate one- to- four family mortgage loans are generally sold to the FHLMC and other institutions, primarily other financial institutions. The Bank generally does not assume any "pipeline risk" (i.e., the risk that the value of
                                               ----
the loan will decline during the period between the time the loan is originated and the time of sale because of changes in market interest rates) when it sells loans because it obtains a purchase commitment from the prospective purchaser at the time it commits to fund the loan at a given interest rate. The Bank is not an active purchaser of loans.

     The following table sets forth total loans originated, purchased, sold and repaid during the periods indicated.

                                             Year Ended December 31,
                                            -------------------------
                                               1997          1996
                                            -----------   -----------
                                                 (In thousands)

Total loans and loans held-for-sale
  at beginning of year...................     $ 79,443      $ 72,747
Loans originated:
 Real estate mortgage:
  Permanent..............................       24,491        21,801
  Construction...........................       13,531        13,371
 Other Loans:
  Consumer loans.........................        3,810         3,886
  Commercial loans.......................       11,483        12,077
                                              --------      --------
   Total loans originated................       53,315        51,135

Net decrease in equity lines of credit...          (19)         (572)

Loans purchased..........................           --            --

Loans sold...............................      (14,165)       (7,521)

Transfers to real estate owned,
 charge-offs and increases in
  deferred loan fees.....................          (53)         (314)

Loan principal repayments................      (37,053)      (36,032)
                                              --------      --------

Total loans and loans held-for-sale
  at end of year.........................     $ 81,468      $ 79,443
                                              ========      ========

     LOAN COMMITMENTS AND LETTERS OF CREDIT. The Bank issues, without a fee, commitments to approved residential mortgage loan applicants conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 30 days. At December 31, 1997, the Bank had total such commitments to extend credit of $3.4 million. See Note 15 of Notes to Consolidated Financial Statements.

     As an accommodation to its commercial business borrowers, the Bank issues standby letters of credit in favor of entities for whom the Bank's borrowers are performing work or other services. At December 31, 1997, the Bank had outstanding standby letters of credit of $288,000. See Note 15 of Notes to Consolidated Financial Statements.

     LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans and fees for making loan commitments, the Bank receives loan origination fees or "points" for originating loans. Loan origination fees charged to the borrower for originating a loan are based on a percentage of the principal amount of the mortgage loan.

     Fees vary with the volume and type of loans and commitments made and purchased and the competitive conditions present in mortgage markets, which in turn respond to the demand for and availability of money. The Bank also receives other fees and charges relating to existing loans, such as late charges and fees collected in connection with a change in borrower or other loan modifications. As required by GAAP, loan origination fees and certain origination expenses are amortized over the life of the related loan, and the Bank defers loan origination fees and certain direct loan origination costs. Such costs and fees are recognized as an adjustment to yield over the lives of the related loans utilizing a method of amortization that approximates the level yield method.

     Commitment fees to originate loans are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment.

     NONPERFORMING ASSETS AND DELINQUENCIES. When a borrower fails to make a required payment when due, the Bank institutes collection procedures. The first notice is mailed to the borrower 10 to 15 days after the payment due date. Attempts to contact the borrower by telephone generally begin approximately 25 days after the payment due date. If a satisfactory response is not obtained, continuous follow-up contacts are attempted until the loan has been brought current. In most cases, delinquencies are cured promptly; however, if by the 90th day of delinquency, or sooner if the borrower is chronically delinquent and all reasonable means of obtaining payment on time have been exhausted, foreclosure, according to the terms of the security instrument and applicable law, is initiated. If management determines on the 90th day of delinquency that all remedies to cure the delinquency have been exhausted, the loan generally is placed on nonaccrual status if the collateral status is such that the interest or principal are unlikely to be recouped. All previously recorded accrued interest income is reversed. Consumer loans are charged off when amounts are determined to be uncollectible.

     The Bank's Board of Directors is informed monthly as to the status of all mortgage and consumer loans with outstanding balances in excess of $10,000 that are delinquent 60 days or more and are classified "substandard." The Board of Directors is informed of the status of all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by the Bank.

     The following table sets forth information with respect to the Bank's non-performing assets at the dates indicated.

                                                At December 31,
                                            ------------------------
                                               1997          1996
                                            -----------   ----------
                                             (Dollars in thousands)

Loans accounted for on a
 nonaccrual basis(1):
   Residential...........................        $ 405        $ 308
   Commercial............................            3           46
   Consumer..............................           21           36
                                                 -----        -----
    Total................................          429          390

Accruing loans which are contractually
 past due 90 days or more:
   Residential...........................           27          100
   Commercial............................          150           12
   Consumer..............................           28           --
                                                 -----        -----
    Total................................          205          112

Total of nonaccrual loans and
 90 day past due loans...................          634          502
                                                 -----        -----
Real estate owned........................          127          228
Restructured loans.......................           --           --
                                                 -----        -----
    Total nonperforming assets...........        $ 761        $ 730
                                                 =====        =====

Total loans delinquent 90 days
 or more, accruing and nonaccruing,
 to net loans............................         0.79%        0.64%

Total loans delinquent 90 days
 or more, accruing and nonaccruing,
 to total assets.........................         0.69%        0.55%

    Gross interest income of $38,000 would have been recorded for the year ended December 31, 1997 if nonaccrual loans had been current according to their original terms and had been outstanding throughout the entire year. Interest income of $27,000 on such nonaccrual loans was included in net income for such year.

    FORECLOSED REAL ESTATE. At December 31, 1997, the Bank had foreclosed real estate of $127,000 consisting of a single-family home resulting from the foreclosure of a builder construction loan and two residential building lots. See Note 1 of Notes to Consolidated Financial Statements for a discussion of the Bank's accounting for foreclosed real estate.

    ASSET CLASSIFICATION. Under the Bank's loan classification system, problem assets are classified as "substandard," if certain characteristics exist. The Bank considers a loan for substandard status if it is more than 90 days past due, the borrower has declared bankruptcy, the loan is on nonaccrual status, or if the loan is restructured on more favorable terms than generally available to other borrowers. In addition, a past due loan that has potential for "some loss" will be classified as a substandard loan; however, this category is also used for well secured loans that, because of their past due status, need to be monitored.

    When an institution classifies problem assets as substandard, it establishes specific allowances for loan losses based on estimates of losses for each substandard loan. General allowances are also established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an institution determines a loan to be not recoverable, it considers the loan to be a loss and charges off the loan against its allowance for loan losses. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the institution's regulator, the OCC, who can order the establishment of additional general or specific loss allowances.

    At December 31, 1997 and 1996, the aggregate amounts of the Bank's substandard assets were $634,000 and $502,000, respectively. Substandard assets are monitored monthly by the Bank's Board of Directors.

     ALLOWANCE FOR LOAN LOSSES. The Bank has established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Such evaluations are particularly susceptible to changes in economic, operating or other conditions that may be beyond the Bank's control.

     The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated. When recoveries are recognized from charge-offs to the allowance for loan losses, the allowance for loan losses is credited to the extent of the charge-off. Likewise, any subsequent loss that may occur from the disposition of collateral is charged to current period expense.

                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                         1997               1996
                                                                         ----               ----
                                                                         (Dollars in thousands)

Balance at beginning of period...................................    $ 630                 $   470

Charge-offs:
 Residential.....................................................       19                       7
 Commercial......................................................       21                       4
 Consumer........................................................       32                      19
                                                                     -----                --------
   Total charge-offs.............................................       72                      30

Recoveries:
 Residential.....................................................        2                       1
 Commercial......................................................       --                      12
 Consumer........................................................        3                      15
                                                                     -----                --------
   Total recoveries..............................................        5                      28

Net charge-offs..................................................       67                       2
Provision for possible loan losses...............................      165                     162
                                                                     -----                --------

Balance at end of period.........................................    $ 728                 $   630
                                                                     =====                ========

Ratio of allowance to total loans
 outstanding at end of period....................................     0.90%                   0.80%

Ratio of net charge-offs to average
 loans outstanding during period.................................     0.08%                     --%

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the dates indicated.

                                                                                            At December 31,
                                                                    ---------------------------------------------------------------
                                                                                  1997                             1996
                                                                    ------------------------------    -----------------------------
                                                                              As a %      % of                 As a %      % of
                                                                              of Out-     Loans in             of Out-     Loans in
                                                                              standing    Category             standing    Category
                                                                              Loans in    to Total             Loans in    to Total
                                                                    Amount    Category    Loans       Amount   Category    Loans
                                                                    ------    --------    --------    ------   --------    --------
                                                                                          (Dollars in thousands)

Mortgage loans:
 Permanent mortgage..............................................    $ 146        0.25%      71.60%     $ 90       0.15%      77.20%

 Construction....................................................       21        0.25       10.70        20       0.31        7.90
Consumer.........................................................      318        3.34       11.80       224       2.57       11.10
Commercial.......................................................       39        0.80        5.90        80       2.68        3.80
Unallocated......................................................      204          --          --       217         --          --
                                                                     -----        ----    --------    ------   --------    --------
  Total allowance for loan losses................................    $ 728        0.90%     100.00%     $631       0.80%     100.00%
                                                                     =====        ====    ========    ======   ========    ========

INVESTMENT ACTIVITIES

    At December 31, 1997, the investments of the Company were its equity investment in the Bank and the organizational costs incident to the New Bank.
As a national bank, the Bank is permitted under federal law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Atlanta, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper and corporate debt securities. The Bank is also required to maintain investments in FHLB-Atlanta stock and Federal Reserve Bank of Richmond stock as a condition of membership in each institution. Neither the Company nor the Bank invests in high yielding, non-investment grade securities, or "junk-bonds." See Note 4 of Notes to Consolidated Financial Statements.

    The following table sets forth the composition of the Bank's securities portfolio at the dates indicated. At December 31, 1997 and 1996, the Bank's entire securities portfolio was designated as available-for-sale.

                                                   At December 31,
                                -----------------------------------------------------
                                          1997                        1996
                                ------------------------     ------------------------
                                 Carrying     Percent of     Carrying     Percent of
                                 Value(1)      Portfolio     Value(1)      Portfolio
                                -----------   -----------   -----------   -----------
                                               (Dollars in thousands)

U.S. Government and
 agency obligations..........     $   99             4.5%     $   99             3.9%
Mortgage-backed securities...      1,429            64.8       1,726            69.0
FHLB stock...................        548            24.8         548            21.9
Federal Reserve Bank stock...        130             5.9         130             5.2
                                  ------           -----      ------           -----
  Total......................     $2,206           100.0%     $2,503           100.0%
                                  ======           =====      ======           =====
------------------

(1) The market value of the investment portfolio amounted to $2.2 million and $2.5 million at December 31, 1997 and 1996, respectively.

     The following table sets forth the maturities and weighted average yields of the debt securities in the Bank's investment securities portfolio at December 31, 1997.

                                           Less Than             One to             Five to           Over Ten
                                            One Year           Five Years          Ten Years           Years
                                      ------------------    ----------------    ---------------    --------------
                                      Amount       Yield    Amount     Yield    Amount    Yield    Amount   Yield
                                      ------       -----    ------     -----    -------   ------   ------   -----
                                                                (Dollars in thousands)

U.S. Government and
 agency obligations.............        $99         5.85%       $  --     --%      $  --     --%   $   --      --%
GNMA mortgage-backed
 securities (1).................         --           --           --      --         --      --     1,429    6.60
FHLB stock (2)..................         --           --           --      --         --      --       548    7.25
Federal Reserve Bank stock(2)...         --           --           --      --         --      --       130    5.00
                                   --------                 ---------            -------            ------
  Total.........................        $99         5.85        $  --     --       $  --    --      $2,107    6.73
                                        ===                     =====              =====            ======
-------------------

(1) Mortgage-backed securities have rates that adjust annually to the one year constant maturity treasury index.
(2) FHLB and Federal Reserve Bank stock have no stated maturity and are assumed to be over 10 years.

     At December 31, 1997 and 1996, the Bank held no investment securities (other than U.S. Government and agency securities and mutual funds which invest exclusively in such securities) which had an aggregate book value in excess of 10% of the Bank's retained earnings at those respective dates.

DEPOSITS

     GENERAL. The Bank offers a wide array of deposit accounts as set forth in the following table. Deposits are the primary source of funds for the Bank's lending and investment activities. None of the deposit instruments offered by the Bank have rates subject to regulation. Deposit inflows and outflows vary widely and are influenced by prevailing interest rates and money market conditions. Transaction account balances are influenced considerably by the time of the month and general economic activity. The Bank's ability to attract and retain deposits and the Bank's cost of funds has been, and will continue to be, significantly affected by market conditions.

     Most of the Bank's deposits are obtained from residents of South Carolina, principally from residents in Beaufort County, the Bank's largest deposit market. In addition, the Bank has accepted brokered deposits typically in denominations of $99,000 from out-of-state depositors at rates comparable to rates offered to local depositors. At December 31, 1997, brokered deposits totaled approximately $8.0 million.

     The following table sets forth information concerning the Bank's time deposits and other interest-bearing deposits at December 31, 1997.

Weighted
Average                                                                                     Percentage
Interest              Original                                           Minimum             of Total
Rate                    Term             Checking and Savings Deposits   Amount   Balance    Deposits
-----------   ------------------------   -----------------------------   ------   -------   -----------
                                                                               (In thousands)

2.09%         --                          NOW accounts                    $  500   $16,580        23.42%
3.54          --                          Money market accounts            1,000    11,353        16.04
2.33          --                          Savings accounts                   100     5,176         7.31

                                         Certificates of Deposit
                                         -----------------------

5.52          6 months or less           Fixed-term, fixed-rate             500     9,151        12.93
5.82          Over 6 through 12 months   Fixed-term, fixed-rate             500    11,174        15.78
6.15          Over 1 through 2 years     Fixed-term, fixed-rate             500     9,279        13.11
6.41          Over 2 years               Fixed-term, fixed-rate             500     4,933         6.97
5.84          Various                    Fixed rate IRA/KEOGH               500     3,142         4.44
                                                                                  -------       ------
                                         TOTAL                                    $70,788       100.00%
                                                                                  =======       ======

     The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at December 31, 1997. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period                         Amount
---------------                         ------
                                    (In thousands)

Three months or less.............          $2,389
Over three through six months....           1,924
Over six through twelve months...           3,021
Over twelve months...............           1,496
                                           ------
     Total.......................          $8,830
                                           ======

     The following table sets forth the balances and changes in dollar amounts of savings deposits in the various types of savings accounts offered by the Bank at the dates indicated.

                                                               At December 31,
                                             ----------------------------------------------------
                                                          1997                        1996
                                             ------------------------------    ------------------
                                                       Percent                           Percent
                                                          of       Increase                 of
                                             Amount     Total     (Decrease)   Amount     Total
                                             -------   --------   ----------   -------   --------
                                                            (Dollars in thousands)

Non-interest-bearing......................   $ 6,675       8.6%      $ (494)   $ 7,169       9.2%
NOW and money market checking.............    27,933      36.1        2,061     25,872      33.0
Regular savings accounts..................     5,176       6.7         (794)     5,970       7.6
Certificates of deposit maturing(1)(2):
 Within 1 year............................    30,380      39.1         (690)    31,070      39.7
 After 1 year, but within 3 years.........     7,092       9.2         (344)     7,436       9.5
 After 3 years............................       206       0.3         (577)       783       1.0
                                             -------     -----       ------    -------     -----
     Total................................   $77,462     100.0%      $ (838)   $78,300     100.0%
                                             =======     =====       ======    =======     =====
-------------

(1) At December 31, 1997 and 1996, jumbo certificates amounted to $8.8 million and $10.5 million, respectively.
(2) IRA accounts included in certificate balances are $3.1 million and $3.4 million at December 31, 1997 and 1996, respectively.


TIME DEPOSITS BY RATES

     The following table sets forth the time deposits in the Bank classified by rates at the dates indicated.

                                                         At December 31,
                                                         ---------------
                                                        1997       1996
                                                        ----       ----
                                                          (In thousands)

2.00 - 3.99%.................                       $    41         $   125
4.00 - 5.99%.................                        22,675          28,631
6.00 - 7.99%.................                        14,962          10,533
                                                    -------         -------
Total........................                       $37,678         $39,289
                                                    =======         =======

TIME DEPOSITS BY MATURITIES

The following table sets forth the amount and maturities of time deposits at December 31, 1997.

                                                               Amount Due
                                                               ------------
                                Less           One             Over           Over                                   Percent
                                Than           to              Two to         Three to                               of Total
                                One            Two             Three          Four          After                    Certificate
                                Year           Years           Years          Years         4 Years    Total         Accounts
                                ------------   ------------    ------------   -----------   --------   -----------   --------------
                                                                  (Dollars in thousands)

2.00 - 3.99%.................        $    41        $    --         $    --       $    --        $--       $    41             0.11%

4.00 - 5.99%.................         21,033          1,417             152            64         10        22,676            60.18
6.00 - 7.99%.................          9,306          4,712             811            85         47        14,961            39.71
                                     -------        -------         -------       -------        ---       -------           ------
Total........................        $30,380        $ 6,129         $   963       $   149        $57       $37,678           100.00%
                                     =======        =======         =======       =======        ===       =======           ======

     SAVINGS ACTIVITIES. The following table sets forth the savings activities of the Bank for the periods indicated.

                                            Year Ended December 31,
                                         ----------------------------
                                            1997             1996
                                         ----------       -----------
                                               (In thousands)
Beginning balance............             $78,300           $74,905
Interest credited............               3,127             3,111
Net increase (decrease) in
 savings deposits............              (3,965)              284
                                           -------          -------
Ending balance...............              $77,462          $78,300
                                           =======          =======

BORROWING

     The Bank uses FHLB of Atlanta advances to support additional loan demand and other funding needs. At December 31, 1997, the Bank had a borrowing capacity of $11.0 million at the FHLB-Atlanta, of which $5.1 million was outstanding.

     The following tables set forth certain information regarding the Bank's short-term borrowings at the end of and during the periods indicated.

                                                 At December 31,
                                                ----------------
                                                 1997      1996
                                                -------   ------

Weighted average rate paid on:
  FHLB borrowings - short term...............     6.50%    6.95%

                                                 Year Ended December 31,
                                                ------------------------
                                                  1997          1996
                                                ----------   -----------
                                                  (Dollars in thousands)

Maximum amount of borrowings outstanding
  at any month end:
 FHLB borrowings - short term................   $4,700        $4,650

Approximate average short-term borrowings
  outstanding with respect to:
   FHLB borrowings - short term..............    2,762         2,071

Approximate weighted average rate paid on:
 FHLB borrowings - short term................     5.85%         5.64%

COMPETITION

     The Bank faces intense competition in its primary market area for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for savings deposits has historically come from commercial banks, credit unions, other thrifts operating in its market area, and other financial institutions such as brokerage firms and insurance companies. As of December 31, 1997, there were seven commercial banks (including the Bank), a thrift institution, two credit unions and three securities brokerage firms operating in Beaufort County. Particularly in times of high interest rates, the Bank has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Bank's competition for loans comes from commercial banks, thrift institutions, credit unions and mortgage bankers. Such competition for deposits and the origination of loans may limit the Bank's growth in the future. See "RISK FACTORS -- Competition."

SUBSIDIARY ACTIVITIES

     The Bank has one wholly-owned subsidiary, First Securities Corporation ("First Securities"), that is engaged in discount brokerage activities. At December 31, 1997, the Bank's investment in First Securities was $76,000.

PROPERTIES

     The Bank's main office is a 7,500 square foot building located at 1121 Boundary Street, Beaufort, South Carolina. The office was opened in 1986. The office building is leased from First Patriots Partnership, a South Carolina general partnership among Colden R. Battey, Jr., Richard L. Gray, Russell L. Jeter, Carson R. Rentz and Robert A. Kerr, all of whom are directors of the Company and the Bank. The Bank also leases additional parking space adjacent to the main office from First Patriots Partnership. See "MANAGEMENT OF THE COMPANY AND THE BANK -- Transactions with the Bank."

     The Bank operates a 2,100 square foot branch office located on U.S. Highway 21 on Lady's Island in Beaufort, South Carolina. The office was opened in 1988. The building is leased from Richard L. Gray, a director of the Company and the Bank. See "MANAGEMENT OF THE COMPANY AND THE BANK -- Transactions with the Bank."

     The Bank owns and operates a 8,700 office located at One Burnt Church Road, Bluffton, South Carolina. The Bank occupies approximately 3,850 square feet as a branch office and leases the remaining space. The office was opened in 1993. In September 1996, the Bank established its first ATM at this branch office.

PERSONNEL

     As of December 31, 1997, the Bank had 43 full-time and four part-time employees, none of whom are represented by a collective bargaining unit. The Bank believes its relationship with its employees is good.

LEGAL PROCEEDINGS

     Periodically, there have been various claims and lawsuits involving the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank's business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Bank.

                         PROPOSED BUSINESS OF NEW BANK

GENERAL

     The New Bank will be a national bank regulated by the OCC. The New Bank will be headquartered in Columbia, South Carolina, and its main office will be located in Columbia's downtown business district. The New Bank will be subject to the same regulations as the Bank. See "REGULATION." The New Bank will operate as a wholly-owned subsidiary of the Company.

REASONS FOR CHARTERING THE NEW BANk

     The Company's decision to charter the New Bank and expand its operations beyond Beaufort County was prompted primarily by three factors. The first reason is diversification. The Beaufort County economy in which the Bank operates depends heavily on the housing demands by vacationers and retirees, and the concentration of the Bank's loan portfolio in residential mortgage loans reflects this demand. The Company believes that the demographics of the New Bank's primary market area, with a younger population that participates in the workforce, is conducive to higher demand for consumer and small business loans.

     The second reason for expansion is the opportunity for deposit growth. The Bank's current deposit market share in Beaufort County (excluding Hilton Head Island) is estimated by management at 20%, and management believes that the prospects for future growth are limited given competitive conditions.

     The final reason for expansion into the Columbia market is to take advantage of a perceived void for local community banks created by recent acquisitions of several banks by large multi-bank holding companies. Despite the intense competition that the New Bank will confront, the Company believes that there is a demand in local communities for community banks with local management and local decision making authority.

MARKET AREA

     The New Bank's primary market area will be the Counties of Lexington and Richland in central South Carolina, which comprise the Columbia Metropolitan Area. A broad cross-section of business is located in these counties, including healthcare (Blue Cross/Blue Shield, Palmetto Health Alliance and Lexington Medical Center), financial services (Policy Management Systems Corp.), specialty chemicals (Allied Fibers, Carolina Eastman and Westinghouse Corporation), trucking and shipping (United Parcel Service and Southeastern Freight Lines), meat packaging (Louis Rich), and industrial production (Cooper Power Tools and Pirelli Cable), among others.

     According to recent published statistics, Lexington and Richland Counties have experienced population growth (10.5% between 1980 and 1990, compared to 11.7% for the State of South Carolina) and relatively low unemployment (ranging between 3.8% and 4.6% for the last five years, compared to a range of 4.7% and 6.8% for the State of South Carolina over the same period).

COMPETITION

     Like the Bank, the New Bank will face intense competition for originating loans and attracting deposits. In its market area analysis of the Columbia Metropolitan area, the Company has identified 35 financial institutions of varying size operating a total of 157 offices within the area. See "RISK FACTORS -- Competition."

INITIAL CAPITALIZATION

     The New Bank's charter application to the OCC discloses the New Bank's initial capitalization at $5.0 million. The New Bank's initial capitalization will be funded from the net proceeds of the Offering (up to $3.5 million) and a third party bank loan to be obtained by the Company (up to $2.5 million).

     The Company has received a written commitment from a third party bank for a loan with a principal amount of up to $2.5 million on the following terms and conditions:

     1. The interest rate will be based on the prime lending rate, adjustable annually.

     2. The loan amount will be reduced by the amount by which the net proceeds of the Offering exceed $3.0 million.

     3. The loan will be for a term of up to 10 years with no principal amortization in years one to five and with monthly amortization thereafter.

     4. The Company will pledge the capital stock of the Bank as collateral for the loan.

     5. The Company will not pledge the capital stock of either the Bank or the New Bank for any subsequent borrowing.

PROPOSED BUSINESS ACTIVITIES

     The New Bank proposes to engage in a general commercial and retail banking business, emphasizing the needs of small to medium size businesses, professionals, and individuals residing in its primary market area. Unlike the Bank, the New Bank's business strategy is to operate more like a community bank with a higher percentage of its loan portfolio represented by commercial business loans and consumer loans rather than one- to- four family mortgage loans, an investment securities portfolio that represents a larger percent of total assets, and a higher percentage of deposits represented by transaction accounts rather than certificates of deposit.

     The New Bank intends to engage in the same lending activities as the Bank with an emphasis on commercial business lending and consumer lending, which are inherently riskier than one- to- four family mortgage lending. See "RISK FACTORS -- Certain Lending Risks." The terms and conditions under which the New Bank will originate loans, and the volume of originations, will depend on market conditions and other factors.

     The New Bank intends to maintain a larger investment portfolio than the Bank. Management estimates that the New Bank's investment portfolio would average approximately 25% of total assets. Management considers this larger investment portfolio appropriate since it expects the New Bank's loan portfolio to comprise a larger percentage of short-term consumer and commercial business loans and because it expects to establish a deposit base weighted toward transaction accounts, both of which would require greater liquidity needs. The New Bank intends to invest in securities of the type in which the Bank currently invests. See "BUSINESS OF THE BANK -- Investment Activities."

     The New Bank intends to offer the same type of deposit accounts as the Bank. See "BUSINESS OF THE BANK -- Deposits." Subject to market conditions, the New Bank intends to establish a deposit base that is weighted more toward transaction accounts than certificates of deposit. Unlike most thrift institutions, community banks generally have a larger percentage of deposits represented by transaction accounts, which are generally lower cost accounts than certificates of deposit.

     The successful implementation of the New Bank's business strategy cannot be assured and involves significant risks. For example, adverse economic conditions may limit loan demand or competition may force the New Bank to offer lower loan interest rates to attract loans. Furthermore, the New Bank may be forced to offer higher deposit rates in order to attract operating funds. Accordingly, it is highly likely that the New Bank will incur operating losses in its initial years of operations and no assurances can be given when and if operations will become profitable. See "RISK FACTORS -- No Prior Operating History for the New Bank."

PROPERTIES

     Initially, the New Bank will operate from its main office located at 1900 Assembly Street, Columbia, South Carolina. On February 23, 1998, the Company entered into a 5-year lease with an unaffiliated party for this location.

     The New Bank will use the same data processing system as the Bank. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Year 2000 Compliance."

                     MANAGEMENT OF THE COMPANY AND THE BANK

     The Company's Board of Directors consists of ten directors. The Board is divided into three classes with staggered terms, and each director is elected for a three-year term after their initial election by shareholders. All directors of the Company also serve as directors of the Bank.

                                   Directors

                                                                              Year        Year of
                                                                             Elected     Expiration
Name                               Age(1)             Position             Director(2)    of Term
--------------------------------   ------   ----------------------------   -----------   ----------

Colden R. Battey, Jr.               62      Chairman of the Board of the       1986            2001
                                             Company and the Bank
James A. Shuford, III               46      President, Chief Executive         1993            2000
                                             Officer and Director of the
                                             Company and the Bank
Richard L. Gray                     67      Director                           1986            2000
Robert A. Kerr                      77      Director                           1988            2000
William C. Robinson                 56      Director                           1986            2000
Russell L. Jeter                    56      Director                           1986            2001
James D. Neighbors                  67      Director                           1986            2001
Laurance H. Davis, Jr.              68      Director                           1986            1999
Jerry H. Reeves, III                67      Director                           1993            1999
Carson R. Rentz                     74      Director                           1986            1999

_________________
(1)  At December 31, 1997.
(2) Includes prior service on the Board of Directors of the Bank and its predecessor, The Savings Bank of Beaufort County, FSB.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name                      Age(1)                        Position
----                      ------   --------------------------------------------------------
                                   Company                        Bank
                                   -------                        ----

James L. Pate, III          46     Senior Vice President and      Senior Vice President and
                                   Chief Financial Officer        Chief Financial Officer

Bryan K. Newton             41                            --      Senior Loan Officer
Richard E. Morgan, Jr.      38                            --      Chief Credit Officer
-------------

(1)  At December 31, 1997.

BIOGRAPHICAL INFORMATION

     The principal occupation(s) of each of the above individuals for the past five years, as well as other information, is set forth below. No family relationships exist between or among the individuals.

     Colden R. Battey, Jr. is a Senior Partner of Harvey & Battey Law Firm, Beaufort, South Carolina.

     James A. Shuford, III has been President and Chief Executive Officer of the Company and the Bank since 1993. Prior to that time, he was an officer of First Union National Bank of South Carolina (formerly, South Carolina Federal Savings
Bank).

     Richard L. Gray is President of Grayco, a lumber and home products company.

     Robert A. Kerr is a retired commercial bank executive.

     William C. Robinson is a certified public accountant.

     Russell L. Jeter is President and owner of Jeter Construction Company, Beaufort, South Carolina, a paving contractor.

     James D. Neighbors is retired after serving as President of the Bank from 1986 to 1993.

     Laurance H. Davis, Jr. is Secretary of Bundy Appraisal and Management, Inc., Beaufort South Carolina, since 1992; Former President and Chief Executive Officer of Carolina Management Corporation, Beaufort, South Carolina.

     Jerry H. Reeves, III is President and owner of Resort Services, Inc., Bluffton, South Carolina, a wholesale bed and bath linen supplier.

     Carson R. Rentz is President and owner of Coastal Contractors, Inc., Beaufort, South Carolina, a residential and commercial construction company.

     James L. Pate, III has been Senior Vice President and Chief Financial Officer of the Company and the Bank since 1995. Prior to that time he was an independent real estate appraiser, and an officer of Carolina First Bank and South Carolina Federal Savings Bank.

     Bryan K. Newton has been Senior Vice President and Senior Loan Officer of the Company and the Bank since 1992.

     Richard E. Morgan, Jr. has been Senior Vice President and Chief Credit Officer of the Bank since February 1998. Prior to that time he was a commercial loan officer with First Citizens Bank and Trust Company of North Carolina.

DIRECTORS' COMPENSATION

     The Bank pays all directors' fees. The Chairman of the Board receives a monthly fee of $800. Each director who serves on the Executive Committee receives a monthly fee of $600. Except for James A. Shuford, III, all other directors receive a monthly fee of $500. Total fees paid to directors during the fiscal year ended December 31, 1997 were $61,200.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Boards of Directors of the Company and the Bank conduct their business through meetings and committees of the Boards. During the fiscal year ended December 31, 1997, the Board of Directors of the Company held four meetings and the Board of Directors of the Bank held 13 meetings. No director of the Company or the Bank attended fewer than 75% of the total meetings of the Boards and committees on which such Board member served during this period.

     The Board of Directors has standing Audit, Executive, Personnel and Compensation, and Nominating Committees, among others.

     The Executive Committee, consisting of Messrs. Battey, Gray, Jeter, Kerr, and Shuford, acts with the authority of the Board of Directors when the full Board is not in session. The Executive Committee met 18 times during fiscal year 1997.

     The Audit Committee, consisting of Messrs. Robinson, Davis and Kerr, reports directly to the Board of Directors on all matters concerning the financial operation of the Company and the Bank, including compliance review, annual audits, bank operation, internal auditing procedures and selection of audit personnel. This committee met three times during fiscal year 1997.

     The Personnel and Compensation Committee, consisting of Messrs. Kerr, Gray, Jeter and Neighbors (Messrs. Battey and Shuford are ex-officio members), reviews personnel for promotion to officer positions and establishes guidelines for staff compensation. This committee met twice during fiscal year 1997.

     The full Board of Directors of the Company acts as the Nominating Committee for selecting the nominees for election as directors. The Board of Directors met once in its capacity as the Nominating Committee during fiscal year 1997.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following information is furnished for Mr. Shuford. No other executive officer of the Bank received salary and bonus in excess of $100,000 during the year ended December 31, 1997.

                                       Annual Compensation
                          -------------------------------------------------------
Name and                                                Other Annual     Number of      All Other
Position                   Year    Salary     Bonus     Compensation      Options     Compensation
--------                   ----   --------   -------   ---------------   ---------   ---------------

James A. Shuford, III      1997   $105,923   $15,750         $9,467(1)          --         $2,711(2)
President                  1996     99,781     4,900          9,510             --          1,767
                           1995     91,109    10,260          9,129          2,205          1,454
----------------------------------------------------------------------------------------------------

(1) Includes health and life insurance premium payments ($6,167) and other perquisites ($3,300).
(2)  Matching contribution made by the Bank under the 401(k) Plan.

    EMPLOYMENT AGREEMENT. Effective November 15, 1995, the Company and the Bank entered into an amended and restated employment agreement ("Agreement") with James A. Shuford, III, President and Chief Executive Officer of the Company and the Bank, to reflect the addition of the Company as a party to Mr. Shuford's prior employment agreement dated October 20, 1993. The Agreement provides for an 18-month term which is extended each month for an additional month. Currently, all compensation and benefits provided to Mr. Shuford under the Agreement are provided by the Bank. The Agreement provides for annual salary review by the Board of Directors of the Bank. Mr. Shuford's current base salary is $111,000. In addition, Mr. Shuford is eligible to participate in all benefit or incentive plans which the Bank makes available to similarly situated senior executive officers.

    In the event of Mr. Shuford's termination without cause during the term of the Agreement, the Bank is obligated to continue payment of Mr. Shuford's then current base salary through the expiration of the current term of the Agreement. In the event of Mr. Shuford's involuntary termination following a change in control of the Company or the Bank (as defined in the Agreement), the Bank is obligated to provide Mr. Shuford with a payment equal to 2.999 times the highest base salary payable during any of the five fiscal years preceding his termination. In addition, Mr. Shuford would be eligible to receive continued coverage for a three-year period at the Bank's expense under the Bank's other employee benefit programs. Mr. Shuford would receive similar payments and benefits in the event of his resignation following a change in control upon the occurrence of certain events, including a reduction in the level of his compensation prior to the change in control. In the event that a change of control of the Company or the Bank had occurred on January 1, 1998, based solely on the cash compensation paid to Mr. Shuford during 1997 and excluding the value of any other employee benefits which may be payable, Mr. Shuford would have received a payment of approximately $333,000.

    The Company and the Bank have entered into employment agreements with other senior officers on substantially the same terms as provided for in the employment agreement with Mr. Shuford. In addition, the Company and the Bank have entered into severance agreements with certain senior officers who are not covered by an employment agreement that provide for payments in the event of a change in control of the Company and the Bank. Assuming that a change in control had occurred on January 1, 1998, based solely on the aggregate cash compensation paid to these other senior officers and excluding the value of any other employee benefits which may be payable, such other officers would have received aggregate severance payments of approximately $299,000.

    OPTION GRANTS. No options were granted to Mr. Shuford during the fiscal year ended December 31, 1997.

    OPTION EXERCISE/VALUE TABLE. The following information is presented for Mr. Shuford.

                                                                                            Dollar
                                                       Number of Unexercised         Value of Unexercised
                            Number of               Options at Fiscal Year End       In-the-Money Options
                             Shares       Dollar        Unexercised Options           at Fiscal Year End
                           Acquired on    Value     ---------------------------   ---------------------------
Name                        Exercise     Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------   -----------   --------   -----------   -------------   -----------   -------------

James A. Shuford, III               --         --         2,426          13,341        $7,959         $49,266

TRANSACTIONS WITH THE BANK

    The Bank, as successor to The Savings Bank of Beaufort County, FSB, has entered into noncancelable operating leases for its main office facility and for additional office space and parking with First Patriots Partnership ("Partnership"), a partnership among Directors Battey, Gray, Jeter, Rentz, and Kerr. These leases provide for lease terms of 20 years, expiring in 2013. The lease is subject to rent escalation provisions which are computed every five years during the life of the lease. The Bank paid $74,000 in related lease expense for fiscal year 1997.

    The Bank, as successor to The Savings Bank of Beaufort County, FSB, has also entered into an operating lease with Director Gray for the Bank's Lady's Island Branch Office. The lease term is five years, expiring in 1998, with two additional 5-year renewable options, subject to rent escalations based on the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor. The Bank paid $40,740 in related lease expense for fiscal year 1997.

    Federal law prohibits the Bank from making any loan or extension of credit in any manner to any of its executive officers or directors, or to any person who directly or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of such institution, or to any company controlled by such executive officer, director, or person, or to any political or campaign committee the funds or services of which will benefit such executive officer, director, or person or which is controlled by such executive officer, director, or person, unless such loan or extension of credit is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features. The Bank, therefore, is prohibited from making any new loans or extensions of credit to the Bank's executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect.
The Bank makes loans to its directors, officers, and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as similar loans to unrelated parties. Management believes that such loans do not involve more than normal risk of collectability or present other unfavorable features. All loans to related parties, and any subsequent renewal thereof, are approved by a majority of the Board of Directors of the Bank, with the related party abstaining from the vote. At December 31, 1997, loans to executive officers and directors amounted to approximately $1.2 million, all of which were performing according to their respective terms at that date.

                           MANAGEMENT OF THE NEW BANK

    The New Bank's Board of Directors will consist of eight directors. The Board will be divided into three classes with staggered terms, and each director is elected for a three-year term after their initial election by shareholders.

                                   DIRECTORS

                                                                     Year        Year of
                                                                    Elected     Expiration
Name                        Age(1)            Position            Director(2)    of Term
-------------------------   ------   --------------------------   -----------   ----------

Thomas E. Suggs              49      Chairman of the Board            1998            1999
F. Wayne Lovelace            46      President, Chief Executive
                                     Officer and Director             1998            1999
Colden R. Battey, Jr.        62      Director                         1998            2000
James A. Shuford, III        46      Director                         1998            2000
Henry Vincent Ford           39      Director                         1998            2000
Robert R. Bowers             44      Director                         1998            2001
Karen S. Faber               35      Director                         1998            2001
Charles D. Beaman, Jr.       46      Director                         1998            2001
-----------------

(1)  At December 31, 1997.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name              Age(1)    Position
----              ------    --------

James L. Pate, III 46       Senior Vice President and Chief Financial Officer
_____________
(1)  At December 31, 1997.

BIOGRAPHICAL INFORMATION

     The principal occupation(s) of each of the above individuals for the past five years, as well as other information, is set forth below. No family relationships exist between or among the individuals.

     Thomas E. Suggs has been the owner of Rooney, McArthur and Suggs, a property and casualty insurance agency in Columbia, South Carolina, since 1993. Prior to 1993, he was a Director and served as Executive Vice President of South Carolina Federal Savings Bank, Columbia, South Carolina. Prior to his employment with South Carolina Federal Savings Bank, Mr. Suggs was a senior officer of South Carolina National Bank in Columbia. Mr. Suggs is active in civic and community activities in Columbia. He has twice served as Chairman of the Greater Columbia Chamber of Commerce and currently serves on the Providence Foundation Board of the Providence Hospital in Columbia. Mr. Suggs is also active in the affairs of the University of South Carolina.

     F. Wayne Lovelace is the proposed Chief Executive Officer of the New Bank. From August 1974 until September 1997, Mr. Lovelace held positions with First Citizens Bank in Columbia. Since September 1997, Mr. Lovelace has been an employee of the Company. Mr. Lovelace's position prior to leaving First Citizen's Bank was Vice President of Commercial Lending. He has also served as a Board member and member of the Executive Committee of Junior Achievement of Greater Columbia, Inc. and has been active in the United Way of the Midlands for a number of years. Mr. Lovelace has also served as an Executive Committee member for the South Carolina Bankers Association. Mr. Lovelace served as a Board member for the Columbia Housing Development Corporation. Mr. Lovelace has served as an Executive Committee member and a Board Member of the Greater Columbia Chamber of Commerce.

     Colden R. Battey, Jr. is a Senior Partner of Harvey & Battey Law Firm, Beaufort, South Carolina.

     James A. Shuford, III has been President and Chief Executive Officer of the Company and the Bank since 1993. Prior to that time, he was an officer of First Union National Bank of South Carolina (formerly South Carolina Federal Savings
Bank).

     Henry Vincent Ford is Vice President of Community Development for Richland Memorial Hospital, the largest medical facility in Columbia, South Carolina. He is a native of Columbia and has served as Executive Director of The Boys & Girls Club as well as The Sickle Cell Foundation prior to his tenure with Richland Memorial. Mr. Ford is currently the Chairman of the Board for Richland County School District I. He is active in civic and community affairs in Columbia.

     Robert R. Bowers is a partner in Bowers, Elkins and Associates, an insurance firm specializing in estate planning and pension and profit sharing. Mr. Bowers has been a partner in that firm since 1986. The firm's clientele consists primarily of professionals and other high net worth individuals. Mr. Bowers has resided in Columbia for over 30 years.

     Karen S. Faber currently serves as a Board member of Paradyme, Inc., an employment organization, which is family owned. Prior to her career with Paradyme, she was Executive Vice President with US Personnel for nine years and instrumental in the success of this company and its sale in 1996. Ms. Faber has been active in many community and civic affairs in Columbia and has resided there for over 15 years.

     Charles D. Beaman, Jr. has been President of Palmetto Health Alliance since February 1998. Palmetto Health Alliance was formed through the merger of Baptist Healthcare System of South Carolina and Richland Memorial Hospital, Columbia, South Carolina. Prior to the merger he was President and Chief Executive Officer of Baptist Healthcare System of South Carolina.

     James L. Pate, III has been Senior Vice President and Chief Financial Officer of the Company and the Bank since 1995. Prior to that time he was an independent real estate appraiser, and an officer of Carolina First Bank and South Carolina Federal Savings Bank.

DIRECTORS' COMPENSATION

     The Chairman of the Board will receive a monthly fee of $500. Other members of the Board of Directors will each receive a monthly fee of $350.

COMMITTEES OF THE BOARD OF DIRECTORS

     The New Bank's Board of Directors will conduct their business through meetings and committees of the Boards. Committees of the Board of Directors have not yet been established, but the New Bank expects to establish Loan, Community Reinvestment and Audit Committees.

EXECUTIVE COMPENSATION

     Initially, F. Wayne Lovelace, the proposed President and Chief Executive Officer of the New Bank, will be the only employee of the New Bank who will receive an employment or severance agreement. In the future, the Company and the New Bank may extend employment or severance agreements to other employees of the New Bank.

     Mr. Lovelace has been employed with the Company since September 1997 under the terms of an employment agreement entered into on September 3, 1997. The employment agreement had an initial term of six months and has been extended for an additional six months. The agreement is subject to review at annual intervals at the discretion of the Board of Directors. Mr. Lovelace's base salary is $55,000 per year under the employment agreement. The agreement provides for Mr. Lovelace's salary and performance bonus incentives, and also provides for conditions under which he would be compensated in case of termination.

                                   REGULATION

REGULATION OF THE BANK

     GENERAL. As a federally insured national bank, the Bank is subject to extensive regulation. Lending activities and other investments must comply with various statutory and regulatory requirements, including prescribed minimum capital standards. The Bank is regularly examined by the OCC and the FDIC and files periodic reports concerning its activities and financial condition with those regulatory agencies. The Bank's relationship with depositors and borrowers also is regulated to a great extent by both federal law and the laws of the State of South Carolina, especially in such matters as the ownership of savings accounts and the form and content of mortgage documents.

     The federal banking laws and regulations govern all areas of the operation of the Bank, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. Federal regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments should be deemed to constitute an unsafe and unsound practice. The respective primary federal regulators of the Company and the Bank have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

     DEPOSIT INSURANCE. The FDIC insures deposits at the Bank to the maximum extent permitted by law. The Bank currently pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital --"well capitalized," "adequately capitalized," and "undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system under the Federal Deposit Insurance Act ("FDIA"), as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates that until September 30, 1996 ranged from .23% for well capitalized, financially sound institutions with only a few minor weaknesses to .31% for undercapitalized institutions that pose a substantial risk of loss to the SAIF unless effective corrective action is taken. The FDIC is authorized to raise assessment rates in certain circumstances. The Bank's assessments expensed for the year ended December 31, 1997, equaled $49,000.

     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which could result in termination of the deposit insurance of the Bank.

     PROMPT CORRECTIVE ACTION. Each federal banking agency (including the OCC) is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be: (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, has a Tier I risk-based capital ratio of 4.0% or more, has a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, has a Tier I risk-based capital ratio that is less than 4.0% or has a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, has a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. (The FDIC may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

     An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to various mandatory and discretionary restrictions on its operations.

     At December 31, 1997, the Bank was categorized as "well capitalized" under the OCC prompt corrective action regulations.

     STANDARDS FOR SAFETY AND SOUNDNESS. The federal banking regulatory agencies have prescribed regulatory standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (iv) asset quality; (vii) earnings and (vii) compensation, fees and benefits and adopted Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines"). The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OCC determines that the Bank fails to meet any standard prescribed by the Guidelines, the agency may require the Bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIA. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     CAPITAL REQUIREMENTS. The OCC's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations. A national bank that fails to satisfy the capital requirements established under the OCC's regulations will be subject to such administrative action or sanctions as the OCC deems appropriate.

     The leverage ratio requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for national banks rated Composite 1 under the CAMEL rating system for banks. National banks not rated Composite 1 are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the OCC's leverage requirement, Tier 1 capital generally consists of tangible capital plus certain intangibles. At December 31, 1997, the Bank's Tier 1 leverage ratio was 8.6%.

     The OCC risk-based capital requirement requires national banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital" (as described below), provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital generally consists of certain permanent and maturing capital instruments that do not qualify as core capital and general loan and lease loss allowances up to a maximum of 1.35% of risk weighted assets. Total risk-weighted assets include all assets, including certain off-balance sheet items, multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. At December 31, 1997, the Bank's Tier 1 risked-based capital ratio was 12.1%.

     The OCC has revised its risk-based capital requirements to permit it to require higher level of capital for an institution in light of its interest rate risk. In addition, the OCC has proposed that a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the institution's internal model for measuring such exposure, if such model is determined to be adequate by the institution's examiner. Small institutions that are highly capitalized and have minimal interest rate risk, such as the Bank, would be exempt from the rule unless otherwise determined by the OCC. Management of the Bank has not determined what effect, if any, the OCC's proposed interest rate risk component would have on the Bank's capital if adopted as proposed.

     DIVIDENDS. Dividends from the Bank constitute the major source of funds for dividends which may be paid by the Company. Federal law and OCC regulations provide that all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts.
Federal Law further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund of the retirement of any preferred stock.

     The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, the Bank would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, the Bank would be classified as "undercapitalized" under the OCC's regulations. See "-- Prompt Corrective Action." Moreover, the OCC also has the general authority to limit the dividends paid by national banks if such payments should be deemed to constitute an unsafe and unsound practice.

     LIQUIDITY. National banks are not subject to any prescribed regulatory liquidity requirements. At December 31, 1997, the Bank believed that it maintained sufficient liquid assets to meet its commitments at that date.

     LOANS-TO-ONE-BORROWER. Federal law limits the amount of loans that the Bank can extend to any one borrower and the borrower's related entities. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At December 31, 1997 the Bank's loans-to-one borrower limit was approximately $1.3 million. At December 31, 1997, the Bank was in compliance with this requirement.

     FEDERAL RESERVE SYSTEM. Regulation D promulgated by the Federal Reserve imposes reserve requirements on all depository institutions that maintain transaction accounts or non personal time deposits. These reserves may be in the form of cash or non-interest-bearing deposits with the regional Federal Reserve Bank. NOW accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non-personal time deposits at a bank. Under Regulation D, a bank must establish reserves equal to 0% of the first $4.3 million of net transaction accounts, 3% of the next $43.1 million, and 10% of the remainder. The reserve requirement on non-personal time deposits with original maturities of less than 1-1/2 years is 0%. As of December 31, 1997, the Bank met its reserve requirements.

     AFFILIATE TRANSACTIONS. The Company and the Bank are separate and distinct legal entities. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company (an "affiliate"), generally limiting such transactions with the affiliate to 10% of the Bank's capital and surplus and limiting all such transactions to 20% of the Bank's capital and surplus. Such transactions, including extensions of credit, sales of securities or assets and provision of services, also must be on terms and conditions consistent with safe and sound banking practices, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for transactions with unaffiliated companies.

     Federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their parent holding companies or other affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

     COMMUNITY REINVESTMENT ACT. Banks are also subject to the provisions of the Community Reinvestment Act of 1977 ("CRA"), which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. The bank received a "satisfactory" rating during its latest CRA examination.

REGULATION OF THE COMPANY

     GENERAL. The Company is a bank holding company registered as such with the Federal Reserve and subject to comprehensive regulation by the Federal Reserve under the BHCA and the regulations thereunder. The Company is required to file with the Federal Reserve annual reports and such additional information as the Federal Reserve may require and is subject to regular examinations by the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). Generally, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     Under Federal Reserve policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the Federal Reserve may require, and has required, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

     Under the BHCA, the Company must obtain Federal Reserve approval before:
(i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

     Any direct or indirect acquisition by a bank holding company or its subsidiaries of more than 5% of the voting shares of, or substantially all of the assets of, any bank located outside of the state in which the operations of the bank holding company's banking subsidiaries are principally conducted, may not be approved by the Federal Reserve unless the laws of the state in which the bank to be acquired is located specifically authorize such an acquisition. See "-- Interstate Banking and Branching." Since September 30, 1995, federal law permits well capitalized and well managed bank holding companies to acquire control of an existing bank in any state.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries.
Under the BHCA, the Federal Reserve is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto.
The list of activities determined by regulation to be closely related to banking within the meaning of the BHCA includes, among other things: operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and U.S. Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

     INTERSTATE BANKING AND BRANCHING. The Riegle-Neal Interstate Banking and Branching Act of 1994 ("Riegle-Neal") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, Riegle-Neal allows the Federal Reserve to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve may not approve the acquisition of the bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory laws of the host state. Riegle-Neal also prohibits the FRB from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the Untied States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. Riegle-Neal does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act. Generally, South Carolina law permits any bank holding company to acquire banks or bank holding companies located in South Carolina subject to the requirements that the laws of the state in which the acquiring bank holding company is located permit bank holding companies located in South Carolina to acquire banks or bank holding companies in the acquiror's state and that the South Carolina bank sought to be acquired has been in existence for at least five years.

     Additionally, beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out Riegle-Neal by adopting a law after the date of enactment of Riegle-Neal and prior to June 1, 1997 which applies equally to all out-of-state banks and expressing prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions are also be subject to the nationwide and statewide insured deposit concentration amounts described above.

     Riegle-Neal authorizes the OCC and FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. Riegle-Neal also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

     DIVIDENDS. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized" under the prompt corrective action regulations.

     Generally, bank holding companies are required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption of it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by, or written agreement with, the Federal Reserve. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least at "2" and is not subject to any unresolved supervisory issues.

     CAPITAL REQUIREMENTS. The Federal Reserve has established capital adequacy requirements for bank holding companies that generally parallel the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, like the Company, compliance is measured on a bank-only basis. See "-- Regulation of the Bank -- Capital Requirements" and
Note 17 of Notes to Consolidated Financial Statements.

                        SECURITY OWNERSHIP OF MANAGEMENT

     As of the close of business on the Record Date, the Company had 692,748 shares of Common Stock issued and outstanding. The following table sets forth, as of the close of business on the Record Date, on an historical and on a pro forma basis, giving effect to the sale of a maximum of 220,000 shares in the Offering, certain information as to each director and the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

Name and Address
of Beneficial Owner (1)                     Beneficial Ownership (2)
-----------------------                     ------------------------
                                             Shares          Percent
                                             ------          -------

Colden R. Battey, Jr.                       62,145(3)          8.79%
Russell L. Jeter                            48,659(4)          6.88
James D. Neighbors                          15,397             2.22
Laurance H. Davis, Jr.                       1,100             0.16
Richard L. Gray                             72,472(5)         10.25
Robert A. Kerr                              21,329(6)          3.06
Jerry H. Reeves, III                         6,732(7)          0.97
Carson R. Rentz                             28,746(8)          4.07
William C. Robinson                         25,619(9)          3.62
James A. Shuford, III                        2,815(10)         0.40

All Executive Officers and                 289,011(11)        37.20
Directors as a group (15 persons)

---------------------------
(1) The address of each beneficial owner is c/o FirstBancorporation, Inc., 1121 Boundary Street, Beaufort, South Carolina 29901.
(2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company's Common Stock if he or she has voting and/or investment power with respect to such security or has a right to acquire, through the exercise of outstanding options or otherwise, beneficial ownership at any time within 60 days from the Record Date. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the named persons possess voting and/or investment power.
(3) Includes pro-rata ownership of shares held by the Harvey & Battey Law Firm pension plan, of which Mr. Battey is a senior partner, over which shares Mr. Battey has voting and investment power. Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(4) Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(5) Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(6) Includes 4,459 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(7) Includes 3,032 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(8) Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(9) Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(10) Includes 2,426 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(11) Includes an aggregate of 84,144 shares subject to outstanding stock options exercisable within 60 days of the Record Date.

                 ESTIMATED MANAGEMENT PURCHASES IN THE OFFERING

     The following table sets forth certain information as to the approximate intended purchases of Common Stock by directors and officers of the Bank and the New Bank, including their associates. None of the individuals has entered into a binding agreement with respect to his or her intended purchases. Accordingly, actual purchases could be more or less than indicated. Directors and officers will pay the same $18.00 per share Purchase Price for the Common Stock as all other subscribers.

                                                        As a Percentage of Offering Based On
                                                     ---------------------------------------
                                           Aggregate       Minimum    Midpoint     Maximum
Name and Address(1)             Shares   Purchase Price   Offering    Offering    Offering
-----------------------------   ------   --------------   ---------   ---------   ---------

Colden R. Battey, Jr.            6,871         $123,678       3.94%       3.53%       3.20%
James A. Shuford, III            1,000           18,000       0.57        0.51        0.47
Russell L. Jeter                 4,945           89,010       2.83        2.54        2.31
James D. Neighbors               2,200           39,600       1.26        1.13        1.03
Laurence H. Davis, Jr.             157            2,826       0.09        0.08        0.07
Richard L. Gray                  8,347          150,246       4.78        4.29        3.89
Robert A. Kerr                   2,410           43,380       1.38        1.24        1.12
Jerry H. Reeves, III               529            9,522       0.30        0.27        0.25
Carson R. Rentz                  2,100           37,800       1.20        1.08        0.98
William C. Robinson              1,653           29,754       0.95        0.85        0.77
Thomas E. Suggs                  1,700           30,600       0.97        0.87        0.79
F. Wayne Lovelace                2,000           36,000       1.15        1.03        0.93
Henry Vincent Ford                 100            1,800       0.06        0.05        0.05
Robert R. Bowers                 1,000           18,000       0.57        0.51        0.47
Karen S. Faber                   1,500           27,000       0.86        0.77        0.70
Charles D. Beaman, Jr.           1,000           18,000       0.57        0.51        0.47

Other executive officers
 as a group                      1,000           18,000       0.57        0.51        0.47
                                ------         --------      -----       -----       -----

All officers and directors
 as a group (19 persons)        38,512         $693,216      22.08%      19.81%      17.96%
                                ======         ========      =====       =====       =====




___________________
(1) The address of each listed individual is c/o FirstBancorporation, Inc., 1121 Boundary Street, Beaufort, South Carolina 29901.

                                  THE OFFERING

GENERAL

     The Company is offering for sale a minimum of 180,000 and a maximum of 220,000 shares of its Common Stock at a price of $18.00 per share to raise gross
proceeds of between $3.2 million and $4.0 million for the Company.   Eligible
Company Stockholders will have the non-transferrable right to subscribe for a maximum of one share of Common Stock for every seven shares held as of the close of business on the Record Date. Fractional shares will not be issued. Accordingly, an Eligible Company Stockholder who holds less than seven shares of Common Stock as of the close of business on the Record Date shall not be entitled to subscribe for fractional shares of Common Stock in the Offering.
The remaining shares will be offered for sale to members of the general public who are permanent residents of South Carolina, North Carolina or Georgia with preference given to permanent residents of the Local Community. Subject to the availability of shares after satisfying subscriptions of Eligible Company Stockholders accepted by the Company based on their non-transferrable subscription rights, an Eligible Company Stockholder may submit an additional subscription along with members of the general public subject to the preference given to permanent residents of the Local Community. Persons other than Eligible Company Stockholders may subscribe for up to $100,000 of Common Stock (5,555 shares), but no fewer than 50 shares of

Common Stock. THE COMPANY HAS THE ABSOLUTE RIGHT TO REJECT ANY SUBSCRIPTION ORDER IN WHOLE OR IN PART AT ANYTIME BEFORE THE COMPLETION OF THE OFFERING, AND IF IT DOES SO IN PART THE SUBSCRIBER DOES NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF HIS OR HER SUBSCRIPTION.

     The Offering will terminate at 12 Noon, Eastern Time, on June 22, 1998, unless all of the shares are earlier sold or the Offering is earlier terminated or extended by the Company. See "-- Conditions to the Offering and Release of Funds" below. The Company reserves the right to terminate the Offering at any time or to extend the expiration date for additional periods not to extend beyond August 7, 1998. Written notice of an extension of the offering period shall be given prior to the commencement of each extended offering period to all persons who are already subscribers at the time of the extension but such notice will not alter the binding nature of subscriptions already accepted by the Company. Extension of the Offering may cause an increase in the Company's expenses.

     Following acceptance by the Company, subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company. The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares of Common Stock. In determining which subscriptions to accept, in whole or in part, the Company may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank and/or the New Bank, and the Company's desire to have a broad distribution of stock ownership, and other considerations. If allocations are necessary in the event of an oversubscription for shares of Common Stock in the Offering, the Company, in its sole discretion, may give preference to officers, directors and employees of the Company and its affiliates who have subscribed for shares and/or reject previously accepted subscriptions submitted by Eligible Company Stockholders in order to accept subscriptions submitted by members of the general public who are not Eligible Company Stockholders.

     In the event the Company rejects all, or accepts less than all, of any subscription, the Company will refund promptly without interest the amount remitted that corresponds to $18.00 multiplied by the number of shares as to which the subscription is not accepted. If the Company accepts a subscription but in its sole discretion subsequently elects at any time (whether or not the time period of the Offering is extended) to cancel all or part of such subscription because of the factors described in the immediately preceding paragraph, the Company will refund promptly without interest the amount remitted which corresponds to $18.00 multiplied by the number of shares as to which the subscription is canceled.

     Stock certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the Offering conditions are satisfied, including the receipt of all applicable regulatory approvals.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

     Subscription proceeds accepted by the Company will be promptly deposited in a separately insured, noninterest-bearing deposit account at the Bank until the completion or termination of the Offering. See "-- How to Subscribe." Consummation of the Offering is subject to the receipt of final regulatory approval for the New Bank to commence business. If the New Bank does not receive such final regulatory approval, the Offering will be terminated. If the Offering is terminated, accepted subscription agreements will be of no further force or effect and the full amount of subscription funds will be returned promptly to subscribers without interest and without deduction of any fees, commissions, or expenses. In such event, organizational, offering, and pre-opening costs and expenses of the New Bank will be paid by the New Bank's organizers.

HOW TO SUBSCRIBE

     The Offering will terminate at 12 Noon, Eastern time, on June 22, 1998, unless all of the shares are earlier sold or the Offering is earlier terminated or extended by the Company. All subscription forms, together with full payment for all shares subscribed for, must be physically received by the Bank by that time or else they will be null and void. Subscription forms may be hand delivered to the Bank or sent to the Bank by U.S. mail or by private delivery service. If sent by U.S. mail or private delivery service, the subscriber assumes the risk of untimely delivery. Subscriptions for Common Stock accepted by the Company may not be revoked without the consent of the Company. Payment for Common Stock may be made in cash (only if delivered in person to the Bank) or by check or money order made payable to "FirstBancorporation, Inc." All funds received from subscribers will be held in a separately insured, noninterest-bearing deposit account at the Bank until the completion or termination of the Offering.

PERSONS IN NON-QUALIFIED STATES

     As permitted under South Carolina corporate law, the Company's Articles of Incorporation specifically eliminate shareholder preemptive rights to acquire additional shares of capital stock that the Company may issue. In view of the significant cost and expense that would be involved in registering or otherwise qualifying the shares of Common Stock to be issued in the Offering under the securities laws and regulations of the various states and foreign jurisdictions in which stockholders of the Company reside, the Company has determined to register or otherwise qualify the shares of Common Stock for issuance and sale only in South Carolina, North Carolina and Georgia. The address of an Eligible Company Stockholder appearing on the records of the Company as of the close of business on the Record Date will be conclusive evidence of residency. Other prospective subscribers will be required to prove permanent residency in South Carolina, North Carolina or Georgia to the satisfaction of the Company. The Company will reject all subscriptions for Common Stock that may be submitted by persons residing in any other jurisdictions.

SELLING ARRANGEMENTS

     The Company will sell the Common Stock directly without the assistance of a marketing firm or underwriter. Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors and executive officers of the Company to participate in the sale of Common Stock. No director, officer, or employee of the Company will be compensated in connection with his/her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

     Certain provisions in the Company's Articles of Incorporation and Bylaws and in its management remuneration together with provisions of South Carolina corporate law, may have anti-takeover effects.

RESTRICTIONS IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     A number of provisions of the Company's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of the Articles of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board of Directors, but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Articles of Incorporation and

Bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

     BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Articles of Incorporation and Bylaws provide that the size of the Board shall be determined by a two-thirds vote of directors then in office. The Articles of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office whether or not a quorum. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Articles of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of at least two-thirds of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice. The provisions can only be amended by the shareholders with the affirmative vote of holders of at least two-thirds of the shares of common stock entitled to vote.

     CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Articles of Incorporation do not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company, the chairman of the Board of Directors, the President, or as otherwise required by law. The Articles of Incorporation also provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     AUTHORIZED SHARES. The Articles of Incorporation authorizes the issuance of 2,000,000 shares of Common Stock and 1,000,000 shares of serial preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Offering to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares.

     CERTAIN BYLAW PROVISIONS. The Articles of Incorporation and Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give not less than 30 nor more than 90 days notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by members of its Board of Directors.

The provisions of the employment and severance agreements with senior officers of the Company and the Bank may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "MANAGEMENT OF THE COMPANY AND THE BANK -- Executive Compensation -- Employment Agreement."

     The Company's Board of Directors believes that the provisions of the Articles of Incorporation, Bylaws and the employment and severance agreement are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

SOUTH CAROLINA ANTI-TAKEOVER STATUTES

     South Carolina has enacted two statutes which provide the Company with protection against takeover attempts. The "Business Combination Act" provides that an "interested shareholder" (generally defined as a person owning more than 10% of a South Carolina corporation's outstanding voting stock) may not engage in a business combination with such corporation for a period of two years following the date he became an interested shareholder unless the transaction is approved in advance by the corporation's board of directors or certain exemptions apply. Following the expiration of this two-year period, any business combination with an interested shareholder must be approved by a majority vote of the disinterested stockholders or meet certain fair price and other procedural requirements.

     The "Control Share Acquisition Act" generally precludes a person who acquires voting shares of a South Carolina corporation in excess of specified thresholds of the voting power in the corporation from voting the shares held in excess of the applicable threshold unless voting rights for such shares are approved by a majority vote of the corporation's disinterested stockholders. These thresholds are (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power, and
(iii) a majority or more of all voting power. The protection of the Control Share Acquisition Act apply to a corporation unless the corporation's articles of incorporation or bylaws provide that the provisions of the "Control Share Acquisition Act" do not apply. Neither the Company's Articles of Incorporation nor Bylaws contain such a provision.

                          DESCRIPTION OF COMMON STOCK

COMMON STOCk

     The Company is authorized to issue 3,000,000 shares of stock, of which 2,000,000 shares are designated Common Stock and 1,000,000 shares are designated serial preferred stock. As of the close of business on the Record Date there were 692,748 shares of Common Stock issued and outstanding, and no shares of serial preferred stock are issued or outstanding. The Company expects to issue a minimum of 180,000 and a maximum of 220,000 shares of Common Stock and no shares of serial preferred stock in connection with the Offering.

     VOTING RIGHTS. The holders of Company Common Stock possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock.

     DIVIDENDS. Subject to such preferences as may be applicable to any shares of preferred stock which may be issued in the future, the holders of Common Stock are entitled to such dividends as the Board of Directors may declare from time to time out of funds legally available therefore and are entitled to share pro rata in liquidating and other distributions to shareholders. South Carolina generally prohibits the Company from paying dividends if, after giving effect to a proposed dividend,
(i) the Company would be unable to pay its debts as they become due in the normal course of business or (ii) the Company's total assets would be less than its total liabilities, plus the sum that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company. See "REGULATION -- Regulation of the Bank -- Dividends" for a discussion of the ability of the Bank to pay dividends. As a newly formed bank, the New Bank will be restricted from paying any dividends for its initial three years of operation.

     OTHER CHARACTERISTICS. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering it to existing stockholders. The Common Stock is not subject to call for redemption and the outstanding shares of Common Stock when issued and upon receipt by the Company of the offering price will be fully paid and non-assessable.

SERIAL PREFERRED STOCK

    None of the 1,000,000 authorized shares of serial preferred stock of the Company will be issued in the Offering. The Board of Directors of the Company is authorized, without stockholder approval, to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights which could adversely affect the voting power of holders of Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company's Articles of Incorporation authorizes the issuance of 2,000,000 shares of Common Stock. Upon completion of the Offering, there will be outstanding a minimum of 872,748 and a maximum of 912,748 shares of Common Stock.

     All shares of Common Stock issued in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act of 1933, as amended ("Securities Act"), except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company) or shares exchanged by affiliates in the Reorganization, which shares will be subject to the resale limitations of Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of restricted shares as to which at least two years have elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company in an amount that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (8,727 and 9,127 shares based upon 872,748 and 912,748 shares to be outstanding at the minimum and the maximum immediately after the Offering), or
(ii) if the Common Stock is quoted on the National Market System of the Nasdaq Stock Market or a stock exchange, the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares as to which at least three years has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                         TRANSFER AGENT AND REGISTRAR

     Registrar and Transfer Company, Cranford, New Jersey acts as the transfer agent and registrar for the Common Stock.

                                 LEGAL OPINIONS

     The legality of the Common Stock will be passed upon for the Company by Breyer & Aguggia, Washington, D.C. Breyer & Aguggia has consented to the reference herein to its opinion, which is filed as exhibit to the Registration Statement. See "ADDITIONAL INFORMATION."

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 are included herein in reliance upon the report of J.W. Hunt and Company, LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the periodic reporting requirements of the Exchange Act. Accordingly, the Company files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"), which are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or may be obtained through the Commission's Internet address at http://www.sec.gov.

     The Company will furnish to its shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim consolidated financial information.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form SB-2 (No. 333-48625) (including all amendments and exhibits thereto, the "Registration Statement") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted according to the rules and regulations of the Commission. The Registration Statement, including exhibits and any amendments, is available for inspection and copying as set forth above under "ADDITIONAL INFORMATION." Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                    FIRSTBANCORPORATION, INC. AND SUBSIDIARY


                   Index To Consolidated Financial Statements


Pages

     Independent Auditors' Report...........................................................   F-1

     Consolidated Balance Sheets at December 31, 1997 and 1996..............................   F-2

     Consolidated Statements of Income for the Years Ended December 31, 1997 and 1996.......     9

     Consolidated Statements of Changes in Stockholders' Equity for the
     Years Ended December 31, 1997 and 1996.................................................   F-3

     Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and 1996...   F-4

     Notes to Consolidated Financial Statements.............................................   F-6

     All schedules are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.

            [LETTERHEAD OF J.W. HUNT AND COMPANY, LLP APPEARS HERE]



                         INDEPENDENT AUDITORS' REPORT
                         ============================

To the Stockholders and the Board of Directors
FirstBancorporation, Inc.
Beaufort, South Carolina


We have audited the accompanying consolidated balance sheets of FirstBancorporation, Inc., and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstBancorporation, Inc. and Subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ J.W. Hunt and Company, LLP


Columbia, South Carolina
January 30, 1998

                    FIRSTBANCORPORATION, INC. AND SUBSIDIARY
                    ----------------------------------------

             CONSOLIDATED BALANCE SHEETS, DECEMBER 31, 1997 AND 1996
----------------------------------------------------------------------------------------------------------------------------

                                                                                              1997               1996
                                                                                              ----               ----
                                                              ASSETS
                                                              ------
Cash and amounts due from banks                                                          $       4,126,603  $     4,721,174
Interest-bearing deposits with banks                                                             1,968,995        3,149,854
                                                                                       -------------------------------------
            Total cash and cash equivalents                                                      6,095,598        7,871,028
Interest-bearing time deposits with banks                                                           99,000          199,177
Securities available-for-sale                                                                    2,182,412        2,485,075
Real estate loans held-for-sale                                                                    676,279          663,316
Loans receivable - net of loans in process                                                      80,792,015       78,780,166
   Less, allowance for loan losses                                                                (728,043)        (630,557)
                                                                                       -------------------------------------
                                                                                                80,063,972       78,149,609
                                                                                       -------------------------------------
Accrued interest receivable                                                                        555,537          502,412
Premises and equipment, net                                                                      1,288,233        1,147,127
Foreclosed real estate                                                                             126,500          227,510
Deferred organization costs                                                                        123,233          135,547
Deferred tax asset                                                                                 263,987          185,172
Prepaid expenses and other assets                                                                  224,064          167,176
                                                                                       -------------------------------------

            Total assets                                                                 $      91,698,815  $    91,733,149
                                                                                       =====================================
                                               LIABILITIES AND STOCKHOLDERS' EQUITY
                                               ------------------------------------
LIABILITIES:
   Demand deposits                                                                       $      34,608,201  $    33,041,216
   Savings deposits                                                                              5,176,093        5,969,522
   Time deposits                                                                                37,677,994       39,289,281
                                                                                       -------------------------------------
            Total deposits                                                                      77,462,288       78,300,019
   Federal Home Loan Bank advances                                                               5,050,000        5,600,000
   Amounts due to depository institutions (non-interest bearing)                                   305,315          200,117
   Advance payments by borrowers for taxes and insurance                                            54,630           76,473
   Accrued liabilities:
      Interest payable                                                                             208,410          119,059
      Expenses payable                                                                             173,025          213,569
      Other                                                                                        464,146          179,233
                                                                                       -------------------------------------
            Total liabilities                                                                   83,717,814       84,688,470
                                                                                       -------------------------------------

STOCKHOLDERS' EQUITY:
   Preferred stock - $0.01par value, shares authorized - 1,000,000, issued and outstanding - none
   Common stock - $0.01 par value, shares authorized - 2,000,000, issued
      and outstanding - 690,323 - 1997; issued and outstanding - 627,587 - 1996                      6,903            6,276
   Additional paid-in capital                                                                    6,248,777        5,441,306
   Unrealized loss on securities available-for-sale, net of applicable
      deferred income taxes                                                                        (14,497)         (10,931)
   Retained earnings                                                                             1,739,818        1,608,028
                                                                                       -------------------------------------
            Total stockholders' equity                                                           7,981,001        7,044,679
                                                                                       -------------------------------------

            Total liabilities and stockholders' equity                                   $      91,698,815  $    91,733,149
                                                                                       =====================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
-------------------------------------------------------------------------
STATEMENTS
----------

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARY
                   ----------------------------------------

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY,
                    YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                                   UNREALIZED
                                                                                    LOSS ON
                                                                                   SECURITIES
                                                                               AVAILABLE-FOR-SALE,
                                                                                     NET OF
                                  COMMON STOCK         ADDITIONAL                  APPLICABLE        TOTAL
                              NUMBER                     PAID-IN      RETAINED      DEFERRED     STOCKHOLDERS'
                             OF SHARES      AMOUNT       CAPITAL      EARNINGS    INCOME TAXES      EQUITY
                             ---------      ------       -------      --------    ------------      ------
   Balance,
      January 1, 1996            595,848       $ 5,958  $ 5,037,021  $ 1,493,810    $ (19,325)      $ 6,517,464

   Issuance of 29,738
      shares of stock for
      5% stock dividend           29,738           298      386,295     (386,593)           -                 -

   Stock options exercised         2,001            20       17,990            -            -            18,010

   Net income                          -             -            -      500,811            -           500,811

   Change in unrealized
      loss on securities
      available-for-sale, net
      of applicable deferred
      income taxes of
      $5,144                           -             -            -            -        8,394             8,394
                           -------------------------------------------------------------------------------------
Balance,
   December 31, 1996             627,587         6,276    5,441,306    1,608,028      (10,931)        7,044,679

    Issuance of 62,736 shares
      of stock for 10% stock
      dividend                    62,736           627      814,941     (815,568)           -                 -

    Net income                         -             -            -      947,358            -           947,358

    Stock issuance cost                -             -       (7,470)           -            -            (7,470)

   Change in unrealized
      loss on securities
      available-for-sale, net
      of applicable deferred
      income taxes of
      $2,185                           -             -            -            -       (3,566)           (3,566)
                           -------------------------------------------------------------------------------------

   Balance,
      December 31, 1997          690,323       $ 6,903  $ 6,248,777  $ 1,739,818    $ (14,497)      $ 7,981,001
                           =====================================================================================





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
-------------------------------------------------------------------------
STATEMENTS
----------

                    FIRSTBANCORPORATION, INC. AND SUBSIDIARY
                    ----------------------------------------
 CONSOLIDATED STATEMENTS OF CASH FLOWS, YEARS ENDED DECEMBER 31, 1997 AND 1996
------------------------------------------------------------------------------

                                                                                            1997             1996
                                                                                            ----             ----
Cash flows from operating activities:
   Net income                                                                            $ 947,358         $ 500,811
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Amortization of deferred loan fees and discounts                                        (27,018)           (3,654)
   Provision for loan losses                                                               165,000           162,000
   Depreciation and amortization                                                           266,762           202,949
   Deferred income taxes                                                                   (78,815)          (43,992)
   Gain on sale of foreclosed real estate                                                   (4,573)          (50,393)
   Increase in interest receivable                                                         (53,125)           (5,967)
   Increase in prepaid expenses and other  assets                                          (56,888)          (65,965)
   Originations of loans sold to investors                                             (14,164,921)       (7,521,386)
   Proceeds from sales of loans to investors                                            14,164,921         7,521,386
   Disbursements on loans serviced for others                                           (1,611,484)       (1,227,215)
   Receipts on loans serviced for others                                                 1,710,947         1,226,719
   Increase  in real estate loans held for sale                                            (12,963)         (411,966)
   Increase in accrued interest payable                                                     89,351            14,398
   Increase (decrease) in accrued expenses                                                 (40,543)          162,695
   Increase in other liabilities                                                           284,913            56,585
                                                                                  -----------------------------------
             Net cash provided by operating activities                                   1,578,922           517,005
                                                                                  -----------------------------------

Cash flows from investing activities:
   Purchase of securities available-for-sale                                               (98,602)          (97,315)
   Maturities of interest-bearing time deposits with banks                                 100,177                 -
   Principal repayments of securities available-for-sale                                   387,060           350,613
   Purchase of Federal Home Loan Bank stock and
      dividends received                                                                         -          (103,800)
   Loans originated, net                                                                (2,193,574)       (6,546,392)
   Proceeds from sales of foreclosed real estate                                           149,534           530,500
   Capital expenditures                                                                   (387,101)         (293,894)
                                                                                  -----------------------------------
             Net cash used by investing activities                                      (2,042,506)       (6,160,288)
                                                                                   -----------------------------------

Cash flows from financing activities:
   Net increase in demand deposit accounts                                               1,566,985         3,631,534
   Net decrease in savings deposit accounts                                               (793,429)       (1,329,939)
   Net increase (decrease) in time deposits                                             (1,611,287)        1,093,499
   Proceeds from Federal Home Loan Bank advances                                        16,450,000        15,150,000
   Repayment of Federal Home Loan Bank advances                                        (17,000,000)      (10,550,000)
   Increase (decrease) in amounts due to depository
      institutions                                                                         105,198           (37,973)
   Decrease in advance payments by borrowers
      for taxes and insurance                                                              (21,843)           (7,188)
   Stock issuance costs                                                                     (7,470)                -
   Proceeds from stock options exercised                                                         -            18,010
                                                                                  -----------------------------------
             Net cash provided (used) by financing activities                           (1,311,846)        7,967,943
                                                                                  -----------------------------------

                                                                (Continued) - 1.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS,
YEARS ENDED DECEMBER 31, 1997 AND 1996
------------------------------------------------------------------------------

                                                                                           1997             1996
                                                                                           ----             ----
Net increase (decrease) in cash and cash equivalents                                  $ (1,775,430)      $ 2,324,660

Cash and cash equivalents at beginning of year                                           7,871,028         5,546,368
                                                                                  -----------------------------------

Cash and cash equivalents at end of year                                              $  6,095,598       $ 7,871,028
                                                                                  ===================================

Supplemental disclosure of cash flow information:

Cash paid for:
   Interest on deposits and borrowings                                                $  3,333,334       $ 3,110,789
                                                                                  ===================================

   Income taxes                                                                       $    637,505       $   400,160
                                                                                  ===================================
Supplemental disclosures of noncash investing activities:

Non-cash transfers during the year for transfer
   of loans receivable to foreclosed real estate                                      $     43,951       $   264,752
                                                                                  ===================================
Change in unrealized loss on securities
   available-for-sale, net of applicable deferred
   income taxes                                                                       $     (3,566)      $     8,394
                                                                                  ===================================

                                                                (Concluded) - 2.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
-------------------------------------------------------------------------
STATEMENTS
----------

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARY
                   ========================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION:

FirstBancorporation, Inc. (the Company) was organized under the laws of the State of South Carolina on February 28, 1995, for the purpose of becoming a bank holding company for FirstBank, N.A. (formerly known as The Savings Bank of Beaufort County, F.S.B.). Pursuant to the provisions of the Bank Holding Company Act, application was filed during April 1995, with the Board of Governors of the Federal Reserve System for the Company to become a bank holding company by acquiring the Bank and approval was granted on June 15, 1995.

In accordance with the terms of the Plan of Reorganization, FirstBank, N.A. (FirstBank) became a wholly-owned subsidiary of FirstBancorporation, Inc. on November 1, 1995. The Company issued 595,848 shares of common stock in exchange for the outstanding common stock of FirstBank on a one-for-one basis. Acquisition of FirstBank was recorded at historical cost in a manner similar to the pooling of interest method and the issuance of $5,042,979 of common stock was recorded by the Company.

On June 5, 1995, a plan of conversion was completed whereby The Savings Bank of Beaufort County, F.S.B., a federal stock savings bank chartered on March 18, 1986 by the Federal Home Loan Bank Board, predecessor of the Office of Thrift Supervision (OTS), became a national bank and changed its name to "FirstBank, N.A." Upon completion of the conversion, FirstBank became subject to the provisions of the National Bank Act, as amended, and the regulations and rules issued thereunder by the Office of the Comptroller of the Currency (OCC). FirstBank is no longer subject to the regulatory jurisdiction of the OTS.

The aggregate number of shares of all classes of capital stock which the Company has authority to issue is three million (3,000,000), of which two million (2,000,000) shall be common stock, par value $.01 per share, amounting in the aggregate to $20,000, and of which one million (1,000,000) shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to $10,000.

In 1996, First Securities Corporation (FSC) was incorporated in South Carolina. FSC was organized to provide alternative investment services in FirstBank's service area. At December 31, 1996, FSC was inactive and none of its authorized common stock had been issued. FSC began operations in the second quarter of 1997 and is a wholly-owned subsidiary of FirstBank.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1  ORGANIZATION (CONTINUED):

The Company has filed an application for a new bank charter with the OCC and the Federal Deposit Insurance Corporation (FDIC) for approval of its acquisition of all of the stock of FirstBank of the Midlands (in organization). FirstBank of the Midlands (FBM) in organization is being sponsored by the Company.
Management anticipates preliminary approval for issuance of the Bank's charter and Federal Deposit Insurance will be granted to FBM's organizers by the OCC and the FDIC. This newly formed bank will be a wholly-owned subsidiary of the Company and is expected to begin operations in the latter half of 1998.

FirstBank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals in the area encompassing the northern two-thirds of Beaufort County, South Carolina.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of the Company, FirstBank and FSC conform with generally accepted accounting principles and with the prevailing practices within the banking industry.

     PRINCIPLES OF CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, FirstBank. All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS:

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as amounts included in the balance sheets under the captions "Cash and amounts due from banks" and "Interest-bearing deposits with banks".

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     SECURITIES AVAILABLE-FOR-SALE:

Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases, net of deferred income taxes, in stockholders' equity until realized. Gains and losses on the sale of securities available-for-sale are recognized using the specific identification method. Federal Home Loan Bank
(FHLB) and Federal Reserve Bank (FRB) stock are carried at cost.

Premiums and discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

     LOANS HELD FOR SALE:

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

FirstBank originates loans for sale in the secondary market generally without recourse under commitments or other arrangements in place prior to loan origination. Sales are completed at or near the loan origination date. All fees and other income from these activities are recognized in income when loan sales are completed.

     LOANS RECEIVABLE:

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal payments due.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     LOANS RECEIVABLE (CONTINUED):

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on FirstBank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     FORECLOSED REAL ESTATE:

Real estate properties acquired through foreclosure or in full or partial satisfaction of the related loan are to be sold and are initially recorded at the lower of carrying amount or fair value, less estimated disposal costs, at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operations are included in other expenses.

     PREMISES AND EQUIPMENT:

Land is stated at cost. Office equipment, furnishings, and buildings are stated at cost less accumulated depreciation and amortization computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 31-1/2 years for buildings and three to five years for furniture and equipment.

     MARKETING EXPENSES:

The costs of marketing is expensed as incurred.

     DEFERRED ORGANIZATION COSTS, PREOPENING COSTS AND STOCK
     OFFERING COSTS:

Organization costs are amortized using the straight-line method over a period of five years from the commencement of operations.

Costs associated with the conversion to a national bank are amortized using the straight-line method over a period of twenty-five years.

Preopening costs associated with the organization of FBM have been expensed as incurred. Stock issuance costs, incurred to date, have been charged to additional paid-in capital.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     AMOUNTS DUE TO DEPOSITORY INSTITUTIONS:

FirstBank invests excess funds on deposit at other depository institutions (including amounts intended for payment of issued and outstanding checks) on a daily basis in overnight interest-bearing accounts. Accordingly, issued and outstanding checks are recorded as a liability.

     INCOME TAXES:

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The provision for income taxes of each entity is recorded as if the entity filed a separate return.

     RETIREMENT PLAN:

FirstBank has a contributory 401(k) plan covering substantially all employees. Contributions to the plan are made on a matching basis of 75% up to a maximum of 6% of employees' plan contributions. Total contributions to the plan were $31,441 and $17,992 for 1997 and 1996, respectively.

     LEASE COMMITMENTS:

FirstBank has entered into operating lease agreements for land, buildings, and equipment used in operations. The agreements expire over various terms with the longest such term extending to the year 2013. Certain of the leases are subject to rent escalation provisions. In addition, FirstBank pays maintenance, property taxes and insurance on the leased properties.

     EARNINGS PER SHARE:

Basic earnings per common share are calculated on the basis of the weighted average number of shares outstanding during the year. Diluted earnings per common share includes stock options which have been granted but not exercised. All common share and per share amounts have been restated to reflect the 1997 stock dividend.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     EARNINGS PER SHARE (CONTINUED):

The computation of basic and diluted earnings per common share is shown as follows:

                                                      YEAR ENDED
                                                      DECEMBER 31,
                                                    1997       1996
                                                  --------    --------
BASIC EARNINGS PER COMMON SHARE:

     Net income applicable to common stock        $947,358    $500,811

     Weighted average shares outstanding           690,285     686,042

     Basic earnings per common share              $   1.37    $   0.73

DILUTED EARNINGS PER COMMON SHARE:

     Net income applicable to common stock        $947,358    $500,811

     Weighted average shares outstanding           690,285     686,042

     Common stock equivalents - stock options     45,222(a)     39,771
                                                  --------    --------

        Total                                      735,507     725,813

     Basic earnings per common share              $   1.29    $   0.69

(a) Options to purchase 3,500 shares of common stock were not included in the computation of diluted earnings per common share because the options' exercise prices were greater than the average market price of the common shares for 1997.


     OFF-BALANCE-SHEET INSTRUMENTS:

In the ordinary course of business, FirstBank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and stand-by letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     LOAN SERVICING:

The cost of mortgage servicing rights is amortized in proportion to, and over, the period of estimated net servicing revenues. Impairment of mortgage servicing rights is assessed at each reporting date based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. Mortgage servicing rights were not impaired at December 31, 1997 and 1996.

     FAIR VALUES OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

     Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

     Securities available-for-sale. Fair values for securities are based on quoted market prices.

     Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Federal Home Loan Bank advances. Fair value of the advances are estimated using discounted cash flow analyses based on FirstBank's current incremental borrowing rate for similar types of borrowing arrangements.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED):

     Accrued interest and amounts due to depository institutions. The carrying amounts approximate their fair values.

     Off-balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

     OTHER:

Certain amounts previously reported have been restated in order to conform with current year presentation. Such reclassifications had no effect on net income.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS:

As a member of the Federal Reserve System, FirstBank is required by regulation to maintain an average cash reserve balance with the FRB or in vault cash. The average daily reserve balance requirement for December 31, 1997 and 1996, was met by vault cash held by FirstBank.

At December 31, 1997, FirstBank had due from bank balances in excess of federally insured limits of approximately $375,000. Management believes the risk associated with exceeding these limits is balanced by the stability of the depository institutions involved.

NOTE 4 - SECURITIES AVAILABLE-FOR-SALE:

Securities available-for-sale consist of the following:



                                            ............................... 1997 ..............................

                                                                     GROSS               GROSS
                                               AMORTIZED           UNREALIZED          UNREALIZED          FAIR
                                                 COST                GAINS               LOSSES            VALUE
                                                 ----                -----               ------            -----
Mortgage-backed securities                   $ 1,428,793   $              -            $ (23,383)       $ 1,405,410
U.S. Government securities                        98,602                  -                    -             98,602
Federal Home Loan Bank
   stock                                         548,100                  -                    -            548,100
Federal Reserve Bank stock                       130,300                  -                    -            130,300
                                            -----------------------------------------------------------------------
          Total                              $ 2,205,795   $              -            $ (23,383)       $ 2,182,412
                                            =======================================================================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4 - SECURITIES AVAILABLE-FOR-SALE (CONTINUED):

                                            ............................... 1996 ..............................
                                                                 GROSS               GROSS
                                            AMORTIZED          UNREALIZED          UNREALIZED            FAIR
                                              COST               GAINS               LOSSES              VALUE
                                              ----               -----               ------              -----
Mortgage-backed securities                    $1,725,460   $              -             $(17,631)        $1,707,829
U.S. Government securities                        98,846                  -                    -             98,846
Federal Home Loan Bank
   stock                                         548,100                  -                    -            548,100
Federal Reserve Bank stock                       130,300                  -                    -            130,300
                                            -----------------------------------------------------------------------
          Total                               $2,502,706   $              -             $(17,631)        $2,485,075
                                            =======================================================================

The mortgage-backed securities held at December 31, 1997 and 1996, consist solely of GNMA Adjustable Rate Mortgage Securities and mature generally between 24 and 29 years. The actual lives of these securities may be shorter as a result of prepayments. The U.S. Government securities mature in 1998. Other securities consist of the required capital stock of the FHLB and the FRB and have no contractual maturity.

There were no realized gains or losses on sales of investment securities during the two-year period ending December 31, 1997.

At December 31, 1997 and 1996, the FHLB stock was pledged as collateral on the FHLB advances and securities with carrying values of approximately $1,154,000 and $1,807,000, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

NOTE 5 - LOANS RECEIVABLE:

Loans receivable at December 31, 1997 and 1996, consisted of the following:

                                                1997                  1996
                                                ----                  ----
Mortgage loans:
   Permanent                                 $60,522,713           $60,891,924
   Construction                                5,949,087             6,182,712
                                       -----------------------------------------
               Total mortgage loans           66,471,800            67,074,636
                                       -----------------------------------------
Other loans:
   Consumer loans                              9,527,554             8,717,516
   Commercial loans                            4,792,661             2,988,014
                                       -----------------------------------------
               Total other loans              14,320,215            11,705,530
                                       -----------------------------------------

               Loans receivable              $80,792,015           $78,780,166

                                       =========================================

Loans receivable above are net of approximately $97,000 and $61,000, representing deferred loan origination fees net of related costs at December 31, 1997 and 1996, respectively. These deferred fees are primarily attributable to permanent mortgage loans.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5 - LOANS RECEIVABLE (CONTINUED):

FirstBank's loan portfolio consists principally of adjustable rate residential first mortgage loans to individuals for single family homes in the northern two-thirds of Beaufort County. At December 31, 1997, FirstBank's total loan portfolio included adjustable rate loans totaling approximately $18.1 million, having interest rate adjustments indexed to prime, and approximately $34.8 million of adjustable rate loans, having interest rate adjustments indexed to the one or three year U.S. Treasury bill adjusted to a constant maturity. Future market factors may, in certain instances, affect the correlation of the interest rate adjustment with the rates FirstBank pays on the short-term deposits and FHLB advances that have been primarily utilized to fund these loans.

Transactions in the allowance for loan losses are summarized as follows:

                                                 1997                1996
                                                 ----                ----

Beginning balance                             $ 630,557           $ 470,198
Provision (charged to income)                   165,000             162,000
Recoveries of charge-offs                         5,000              26,993
Charge-offs                                     (72,514)            (28,634)
                                      ---------------------------------------

Ending balance                                $ 728,043           $ 630,557
                                      =======================================

Real estate mortgage loans include investments of $663,232 and $1,709,611 in participating interests on loans originated and serviced by other financial institutions as of December 31, 1997 and 1996, respectively.

Real estate mortgage loans exclude loans serviced for others of $9,871,666 and $4,392,204 as of December 31, 1997 and 1996, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts and disbursing payments to investors. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

Impairment of loans having recorded investments of $286,743 and $389,663 at December 31, 1997 and 1996, have been recognized in conformity with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. The average recorded investment in impaired loans during 1997 and 1996, was $392,316 and $261,613. The total allowance for loan losses related to these loans was $55,970 and $48,340 at December 31, 1997 and 1996, respectively. Interest income on impaired loans of $32,359 and $26,263 was recognized for cash payments received in 1997 and 1996, respectively.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31, 1997 and 1996, consists of the following:

                                                          1997           1996
                                                          ----           ----
Cost:
   Land                                               $  251,000    $   251,000
   Buildings and leasehold improvements                  461,576        457,405
   Equipment and furnishings                           1,820,046      1,446,655
                                                    ---------------------------
               Total cost                              2,532,622      2,155,060
   Less, accumulated depreciation and amortization    (1,244,389)    (1,007,933)
                                                    ---------------------------

               Premises and equipment - net           $1,288,233    $ 1,147,127
                                                    ===========================

Depreciation expense charged to operations was $245,995 and $182,662 in 1997 and 1996, respectively.

NOTE 7 - LEASES:

FirstBank has entered into noncancelable operating leases for a main office facility and for additional office space and parking with a partnership in which certain of FirstBank's directors are partners. FirstBank has also entered into a lease with a director of FirstBank for a branch facility on Lady's Island, South Carolina. The leases require FirstBank to pay for all utilities, property taxes and hazard insurance related to the leased properties.

The main office facility lease provides for a lease term of 20 years, expiring in 2013. The lease is subject to rent escalation provisions which are computed every five years during the life of the lease.

The Lady's Island branch facility lease provides for a five-year lease expiring in 1998. FirstBank has two remaining five year options to renew this lease. The renewal options include certain rent escalations.

Aggregate future minimum lease payments (exclusive of approximately $46,000 per year for the five years beginning 1999, representing estimated lease payments on the Lady's Island branch facility under the renewal option) under all operating leases are as follows:

       Year ending December 31:
              1998                                     $   156,803
              1999                                         125,223
              2000                                         125,223
              2001                                         125,223
              2002                                         125,223
              Thereafter                                 1,262,765
                                                   -------------------

                        Total minimum payments         $ 1,920,460
                                                   ===================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7 - LEASES (CONTINUED):

Total rental expense for the years ended December 31, 1997 and 1996, was approximately $161,000 for each of the two years.

NOTE 8 - DEPOSITS:

Certificates of deposits, each with a minimum denomination of $100,000, were approximately $8.8 million and $10.5 million at December 31, 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows (in thousands of dollars):

                1998                                $30,380
                1999                                  6,129
                2000                                    963
                2001                                    149
                2002                                     57
                                         -------------------

                          Total                     $37,678
                                         ===================

As a former federal savings bank, FirstBank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the FDIC. To recapitalize the reserves of SAIF, a special assessment on institutions with SAIF-insured deposits was approved by the U.S. Congress. FirstBank expensed approximately $445,000 for the special assessment during 1996.

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES:

FirstBank has an $11 million line-of-credit with the FHLB of Atlanta. At December 31, 1997 and 1996, advances from the FHLB of Atlanta were $5.05 million and $5.6 million, respectively. At December 31, 1997, the maturity dates and interest rates on the advances were as follows (in thousands of dollars):

                                                                    ADVANCE
        MATURITY DATE           INTEREST RATE AND TYPE              AMOUNT
        -------------           ----------------------              ------

    Repayment at any time             6.50% variable                $4,200
          June 1998                   6.65% fixed                      500
          June 2001                   6.92% fixed                      350
                                                               -----------------

                                                                    $5,050
                                                               =================

As security for advances, FirstBank, under a blanket floating lien, is required to maintain qualifying mortgages with unpaid principal balances, when discounted at 75% of the unpaid principal balances, at least equal to 100% of its outstanding advances. All stock in the FHLB is also pledged to secure these advances. Advance agreements contain penalty provisions for early repayment if current advance rates are lower than the interest rates on the advances being repaid.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES (CONTINUED):

Such advances during 1997 and 1996 are summarized as follows:

                                                         1997           1996
                                                         ----           ----

Maximum amount of advances at any month end           $6,300,000     $5,600,000
                                                ================================
Average borrowings during the year                    $3,428,355     $2,649,727
                                                ================================
Weighted average interest rate during the year             6.03%          5.85%
                                                ================================

NOTE 10 - INCOME TAXES:

The Company files consolidated federal income tax returns on a calendar-year basis.

The provision for income taxes for the two years ended December 31, 1997 consists of the following:

                                              1997             1996
                                              ----             ----
   Currently payable:
      Federal                               $589,579         $336,524
      State                                   67,690           29,967
                                  --------------------------------------
             Total                           657,269          366,491
                                  --------------------------------------
   Deferred tax benefit:
      Federal                                (70,061)         (40,046)
      State                                   (6,569)          (3,947)
                                  --------------------------------------
             Total                           (76,630)         (43,993)
                                  --------------------------------------

             Total income taxes             $580,639         $322,498
                                  =======================================

             Effective tax rate                38.0%            39.2%
                                  ======================================

The provision for income taxes for 1997 and 1996 differed from amounts computed by applying the statutory federal rate to income before income taxes as follows:


                                                       1997            1996
                                                       ----            ----
Income taxes at statutory rate on
   pre-tax income                                    $519,519        $279,925
   State income taxes, net of federal
      tax benefit                                      40,339          17,173
   Other, net                                          20,781          25,400
                                           -------------------------------------

          Total  provision                           $580,639        $322,498
                                           =====================================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES (CONTINUED):

The sources of deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                               1997     1996
                                                               ----     ----

Gross deferred assets:
   Allowance for loan losses                                $254,739   $222,233
   Deferred loan fees                                         34,896          -
   Unrealized losses on securities available-for-sale          8,885      6,700
   Other                                                       9,018          -
                                                         -----------------------

          Total                                              307,538    228,933
                                                         -----------------------

Gross deferred liabilities:
   Federal Home Loan Bank stock dividends                    (43,551)   (43,551)
   Other                                                           -       (210)
                                                         -----------------------

          Total                                              (43,551)   (43,761)
                                                         -----------------------

          Net deferred tax asset                            $263,987   $185,172
                                                         =======================

NOTE 11 - STOCK OPTIONS:

Options to purchase shares of the Company's common stock have been granted to its directors and officers. Under the 1996 Stock Option Plan up to 17,325 shares of common stock were authorized to be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options. A committee of the Board of Directors determines the dates options shall be granted and exercised, the period of vesting schedule and the term of the exercise period (not to exceed 10 years). Under the 1987 Non-Qualified Stock Option Plan, 112,386 shares of common stock were authorized and granted to outside directors of the Bank. These options expire in 2006. Upon the acquisition of FirstBank by the Company, all options granted under this stock option plan of FirstBank remain in effect with no change in the terms. Information concerning stock option activity the options outstanding is summarized as follows (all amounts have been retroactively restated for stock dividends):

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11 - STOCK OPTIONS (CONTINUED):

                                Shares subject      Average
Stock option activity              to option     exercise price
------------------------------  ---------------  --------------
Balance at December 31, 1995            97,315           $ 7.76
Granted                               10,571(a)            9.60
Exercised                               (2,001)            8.18
------------------------------         -------           ------
Balance at December 31, 1996           105,885             7.85
Granted                                5,700(a)           13.61
Exercised                               (3,121)           10.44
------------------------------         -------           ------
Balance at December 31, 1997           108,464           $ 8.06
------------------------------         -------           ------

(a) Using the Black-Scholes option pricing model, the weighted-average fair value of options granted in 1997 and 1996, was estimated at $5.56 and $5.19 per share, respectively.

The following table summarizes the characteristics of stock options outstanding at December 31, 1997:

Stock options outstanding at December 31, 1997:

                                    Outstanding      Exercisable (b)
                                 ------------------  ----------------
                                           Average           Average
                                 Average   exercise          exercise
Exercise price range    Shares   life (a)   price    Shares   price
----------------------  -------  --------  --------  ------  --------
$6.41 - $9.07            77,641      6.7     $ 6.64  77,641    $ 6.64
$10.31 - $14.00          30,823      7.1      11.63   8,098     10.98
----------------------  -------      ---     ------  ------    ------
                        108,464      6.8       8.06  85,739      7.05
                        -------      ---     ------  ------    ------

(a)  Average contractual life remaining in years.

(b) At December 31, 1997, 76,893 options were exercisable at an average exercise price of $6.68.

The Company accounts for its stock-based compensation plans using the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company elected to continue using the intrinsic value method prescribed in APB 25 for financial statement purposes.

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of the Company's stock options. The fair value of each stock option granted was estimated on the date of the grant using the following weighted-average assumptions for grants in 1997 and 1996: (1) expected dividend yields of 0.00%;
(2) risk-free interest rates of approximately 6%; (3) expected volatility of 20%; and (4) expected lives of options ranged from six to seven years.

Had the compensation cost for the Company's stock-based compensation plans been determined in accordance with the fair-value accounting provisions of SFAS No. 123, net income applicable to common stock, basic net income per common share and diluted net income per common share for the years ended December 31, 1997 and 1996, would have been as follows:

                                            1997       1996
                                          ---------  ---------
Net income applicable to common stock:
     As reported                           $947,358   $500,811
     Pro forma                             $912,968   $476,352
Basic earnings per common share:
     As reported                           $   1.37   $   0.73
     Pro forma                             $   1.32   $   0.69
Diluted earnings per common share:
     As reported                           $   1.29   $   0.69
     Pro forma                             $   1.24   $   0.66

NOTE 12 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES:

The Bank, as a national bank, is subject to certain restrictions regarding the transfer of funds to the Company in the form of cash dividends, loans, or advances. The approval of the OCC is required to pay dividends in excess of FirstBank's net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1997, $1,867,913 of FirstBank's retained earnings are available for distribution to the Company as dividends without prior regulatory approval.

Under FRB regulations, FirstBank also is limited as to the amount it may loan to the Company unless such loans are collateralized by specified obligations. The maximum amount available for transfer from FirstBank to the Company in the form of loans or advances approximated $1,572,851 at December 3l, 1997.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13 - RELATED PARTY TRANSACTIONS:

During 1997 and 1996, FirstBank had loan relationships with certain related parties; principally, directors and executive officers, their immediate families and their business interests. All of these relationships were in the ordinary course of business. Total loans outstanding to this group (including immediate families and business interests) amounted to $1,203,791 at December 31, 1997, and $1,416,864 at December 31, 1996. During 1997, $488,103 of new loans were originated to this group. Repayments of $701,175 were made during 1997.

Related party deposits totaled approximately $2,451,000 and $2,450,000 at December 31, 1997 and 1996, respectively.

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES:

FirstBank is involved at times in various litigation arising out of the normal course of business. In the opinion of FirstBank's legal counsel, there is no pending or threatened litigation of any material consequence at this time.

FirstBank is negotiating the purchase of real property in Ridgeland, South Carolina. If the negotiation is successful, FirstBank intends to hold the property for a potential branch office at this location.

The Company has entered into contracts that provide certain officers salary continuation plans for up to three years in the event of a change in control of the Company.

         YEAR 2000 CONSIDERATIONS

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many applications could fail or create erroneous results by or at the year 2000. The year 2000 issue affects virtually all organizations.

The Corporation uses the services of outside software vendors for certain of its data processing applications. Based on discussions with software vendors, management does not expect the cost of addressing any year 2000 issue will be a material event or uncertainty that would cause its reported financial information not to be necessarily indicative of future operating results or future financial condition, or that the costs or consequences of incomplete or untimely resolution of any year 2000 issue represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15 - FINANCIAL INSTRUMENTS:

FirstBank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit, interest-rate, or liquidity risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement FirstBank has in particular classes of financial instruments.

FirstBank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. FirstBank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         COMMITMENTS TO EXTEND CREDIT:

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments to extend credit at fixed rates exposes FirstBank to some degree of interest-rate risk. FirstBank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by FirstBank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include real property, equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by FirstBank guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All standby letters of credit outstanding at December 31, 1997, expire in 1998. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained if deemed necessary by FirstBank is based on management's credit evaluation of the customer. FirstBank has not been required to perform on any financial guarantees during the past three years and has not incurred any losses on its commitments during the past three years.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15 - FINANCIAL INSTRUMENTS (CONTINUED):

The estimated fair value of FirstBank's financial instruments at December 31, 1997 and 1996, are as follows:

                                                             1997                               1996
                                                             ----                               ----
                                                  CARRYING             FAIR           CARRYING            FAIR
                                                   AMOUNT             VALUE            AMOUNT             VALUE
                                                   ------             -----            ------             -----
Financial assets:
   Cash and cash equivalents                      $ 6,095,598      $ 6,095,598        $7,871,028        $7,871,028
   Time deposits with banks                            99,000           99,000           199,177           199,177
   Securities available-for-sale                    2,182,412        2,182,412         2,485,075         2,485,075
   Loans receivable - net                          80,063,972       80,250,247        78,149,609        79,079,805
   Accrued interest receivable                        555,537          555,537           502,412           502,412

Financial liabilities:
   Deposits                                        77,462,288       77,529,026        78,300,019        78,426,021
   Federal Home Loan Bank advances                  5,050,000        5,059,257         5,600,000         5,601,896
   Amounts due to depository
      institutions                                    305,315          305,315           200,117           200,117

Unrecognized financial instruments:
   Commitments to extend credit                     3,371,000        3,371,000         3,163,000         3,163,000
   Lines-of-credit                                 10,327,000       10,327,000         8,212,000         8,212,000
   Standby letters of credit                          288,000          288,000           194,000           194,000

NOTE 16 - FIRST BANK OF THE MIDLANDS, IN ORGANIZATION:

On August 20, 1997, the Company's Board of Directors approved the sponsorship of a new national bank, FirstBank of the Midlands (FBM), to be located in Columbia, South Carolina, subject to regulatory approval. FBM will offer general banking services in the Columbia area.

Upon the organization of FBM, the Company proposes to acquire all of the common stock of FBM for $5.0 million. The acquisition of FBM's common stock is expected to be primarily funded with the sale of up to $3.5 million of additional common stock of the Company at a price that will be determined by the Company's Board of Directors.

The Company expects to obtain up to $2.5 million in debt from a third party financial institution to provide the remaining initial capital for FBM.

FBM will operate in office space leased under a noncancellable operating lease with an initial term of 5 years beginning on April 1, 1998. The lease terms provide for three, three-year renewal options. The landlord will be responsible for improvements and property taxes on the leased property up to the amount paid for 1997 taxes. FBM will be required to pay any property tax increases over 1997 taxes. Annual base rent in lease years one through five is $90,750. Subsequent lease renewals will increase lease payments by the greater of 12.5% or the increase in the Consumer Price Index.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 17 - REGULATORY MATTERS:

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which the Company is subject.

As of September 22, 1997, the most recent notification from the OCC categorized FirstBank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's categories.

The Company's and FirstBank's actual capital amounts and ratios are also presented in the table as follows (in thousands of dollars):

                                                                                            MINIMUM REQUIRED
                                                             MINIMUM REQUIRED            TO BE WELL CAPITALIZED
                                                               FOR CAPITAL               UNDER PROMPT CORRECTIVE
                                  ACTUAL                    ADEQUACY PURPOSES               ACTION PROVISIONS
                                  ------                    -----------------               -----------------
                          AMOUNT          RATIO           AMOUNT          RATIO          AMOUNT          RATIO
                          ------          -----           ------          -----          ------          -----
At December 31, 1997:

Tier I Capital (to
   Average Assets):
      Consolidated        $ 7,854            8.7%         $ 3,608            4.0%         $ 4,509           5.0%
      FirstBank             7,737            8.6%           3,607            4.0%           4,508           5.0%

Tier I Capital (to
   Risk Weighted
   Assets):
      Consolidated          7,854           12.1%           2,587            4.0%           3,880           6.0%
      FirstBank             7,737           12.0%           2,587            4.0%           3,880           6.0%

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 17 - REGULATORY MATTERS (CONTINUED):

                                                                                            MINIMUM REQUIRED
                                                             MINIMUM REQUIRED            TO BE WELL CAPITALIZED
                                                               FOR CAPITAL               UNDER PROMPT CORRECTIVE
                                  ACTUAL                    ADEQUACY PURPOSES               ACTION PROVISIONS
                                  ------                    -----------------               -----------------
                          AMOUNT          RATIO           AMOUNT          RATIO          AMOUNT          RATIO
                          ------          -----           ------          -----          ------          -----
Total Capital (to
   Risk Weighted
   Assets):
      Consolidated        $ 8,582           13.3%         $ 5,173            8.0%         $ 6,470          10.0%
      FirstBank             8,465           13.1%           5,173            8.0%           6,467          10.0%

At December 31, 1996:

Tier I Capital (to
   Average Assets):
      Consolidated          6,948            7.8%           3,578            4.0%           4,473           5.0%
      FirstBank             6,889            7.7%           3,578            4.0%           4,472           5.0%

Tier I Capital (to
   Risk Weighted
   Assets):
      Consolidated          6,948           11.0%           2,528            4.0%           3,793           6.0%
      FirstBank             6,889           10.9%           2,527            4.0%           3,790           6.0%

Total Capital (to
   Risk Weighted
   Assets):
      Consolidated          7,579           12.0%           5,057            8.0%           6,321          10.0%
      FirstBank             7,520           11.9%           5,054            8.0%           6,319          10.0%

NOTE 18 - CONCENTRATION OF CREDIT RISK:

Although FirstBank has a diversified loan portfolio, a substantial portion of its borrowers' ability to honor their contracts depends upon the economy of Beaufort County, South Carolina, and the surrounding area.

The contractual amounts of credit-related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

NOTE 19 - FIRST SECURITIES CORPORATION:

FSC completed its first year of operations with assets of approximately $73,000 at December 31, 1997, gross commission income of $40,400 and a net loss of $24,350 for the year ended December 31, 1997.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 20 - CONDENSED FINANCIAL STATEMENTS:

Presented below are the condensed financial statements for FirstBancorporation, Inc. (parent company only):

                                                                             DECEMBER 31,           DECEMBER 31,
                                                                                 1997                   1996
                                                                                 ----                   ----
Balance Sheet:
   Assets:
      Cash                                                                    $    15,586            $    19,394
      Investment in banking subsidiary                                          7,864,255              6,985,696
      Other assets                                                                109,847                 39,589
                                                                       ---------------------------------------------

               Total assets                                                   $ 7,989,688            $ 7,044,679
                                                                       =============================================

   Liabilities:
      Amounts due to banking subsidiary                                       $     7,241            $         -
      Other liabilities                                                             1,446                      -
      Stockholders' equity                                                      7,981,001              7,044,679
                                                                       ---------------------------------------------

               Total liabilities and stockholders' equity                     $ 7,989,688            $ 7,044,679
                                                                       =============================================

Statement of Income:
   Dividends from banking subsidiary                                          $   100,000            $    61,125
                                                                       ---------------------------------------------

Expenses:
   Compensation                                                                    16,915                      -
   Amortization                                                                     7,887                  7,887
   Other                                                                           31,275                 20,304
                                                                       ---------------------------------------------

Income before equity in undistributed earnings of subsidiary                       43,923                 32,934
Applicable income tax benefit                                                      21,310                  8,907
Equity in undistributed earnings of subsidiary                                    882,125                458,970
                                                                       ---------------------------------------------

              Net income                                                      $   947,358            $   500,811
                                                                       =============================================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 20 - CONDENSED FINANCIAL STATEMENTS (CONTINUED):

                                                                             DECEMBER 31,           DECEMBER 31,
                                                                                1997                   1996
                                                                                ----                   ----
Statement of Cash Flows:
   Cash flows from operating activities:
      Net income                                                            $     947,358            $   500,811
      Adjustments to reconcile net income to net cash
            provided by operating activities:
               Amortization expense                                                 7,887                  7,887
               Increase in other assets                                           (78,145)                (8,907)
               Increase (decrease) in other liabilities                             8,687                (39,537)
               Undistributed earnings of subsidiary                              (882,125)              (458,970)
                                                                       ---------------------- ----------------------
                Net cash provided by operating activities                           3,662                  1,284
   Cash flows from financing activities:
      Common stock issued                                                               -                 18,010
      Stock issuance cost                                                          (7,470)                     -
                                                                       ---------------------- ----------------------
   Net increase (decrease) in cash and cash equivalents                            (3,808)                19,294
   Cash at beginning of year                                                       19,394                    100
                                                                       ---------------------- ----------------------

   Cash at end of year                                                      $      15,586            $    19,394
                                                                       ====================== ======================

THESE NOTES ARE INTEGRAL PART OF THE ACCOMPANYING CONSOLIDATED FINANCIAL
------------------------------------------------------------------------
STATEMENTS
----------

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 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BANK AND THE NEW BANK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY, THE BANK OR THE NEW BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................  (i)
Selected Consolidated Financial Information.............................. (iv)
Risk Factors.............................................................    1
Use of Proceeds..........................................................    5
Market for Common Stock..................................................    5
Dividends................................................................    6
Capitalization...........................................................    6
Dilution.................................................................    7
Capital Compliance.......................................................    8
FirstBancorporation, Inc. Consolidated Statements of Income..............    9
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   10
Recent Developments......................................................   20
Business of the Company..................................................   23
Business of the Bank.....................................................   24
Proposed Business of New Bank............................................   41
Management of the Company and the Bank...................................   43
Management of the New Bank...............................................   47
Regulation...............................................................   49
Security Ownership of Management.........................................   55
Estimated Management Purchases in the Offering...........................   55
The Offering.............................................................   56
Restrictions on Acquisition of the Company...............................   58
Description of Common Stock..............................................   60
Shares Eligible for Future Sale..........................................   61
Transfer Agent and Registrar.............................................   62
Legal Opinions...........................................................   62
Experts..................................................................   62
Available Information....................................................   62
Additional Information...................................................   62
Index to Consolidated Financial Statements...............................   63

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                           FIRSTBANCORPORATION, INC.

     (Holding Company for FirstBank, N.A. and Proposed Holding Company for
                       FirstBank of the Midlands, N.A.)

                           180,000 TO 220,000 SHARES
                                      OF
                                 COMMON STOCK

                                  -----------

                                  PROSPECTUS

                                  -----------


                                 MAY 14, 1998

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